Exhibit 99.1

AMALGAMATION

involving

FURA GEMS INC.

and

LORD OF SEVEN HILLS HOLDINGS FZE and 2771063 ONTARIO INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

to be held on October 6, 2020

and

MANAGEMENT INFORMATION CIRCULAR

September 4, 2020

These materials are important and require your immediate attention. They require Shareholders to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal, tax or other professional advisors. The Board of Directors unanimously recommends that Shareholders vote FOR the special resolution in respect of the Amalgamation. If you have any questions or require more information, please contact D.F. King Canada, by telephone in North America at (800) 926-6756, or outside of North America at 416-682-3825 or by email to inquiries@dfking.com

LETTER TO SHAREHOLDERS

September 4, 2020

Dear Shareholders:

Fura Gems Inc. (the “Corporation”) intends to hold an annual and special meeting (the “Meeting”) of the shareholders of the Corporation (the “Shareholders”). The Meeting will be held at 333 Bay Street, Suite 2400, Toronto, Ontario, M5H 2T6, commencing at 10:00 a.m. (Toronto time) on October 6, 2020. However, in view of the current and rapidly evolving COVID-19 outbreak, the Corporation asks that, in considering whether to attend the Meeting in person, Shareholders follow the instructions of the Public Health Agency of Canada (PHAC) (www.canada.ca/en/public-health.html) and the Ontario Ministry of Health (www.ontario.ca/page/ministry-health).

Access to the Meeting will, subject to the Corporation’s by-laws, be limited to essential personnel and registered Shareholders and proxyholders entitled to attend and vote at the Meeting. Shareholders attending in person must complete a health questionnaire the day before the Meeting using the following link: https://na1se.voxco.com/SE/?st=imZLd8veiGgaU%2F8gI%2FTzROzul4ki7L98BRgb288jWY0%3D.

The Corporation encourages Shareholders not to attend the Meeting in person, particularly if they are experiencing any of the described COVID-19 symptoms of fever, cough or difficulty breathing. As always, the Corporation encourages Shareholders to vote their shares prior to the Meeting following the instructions set out in the form of proxy or voting instruction form received by such Shareholders.

The purpose of the Meeting is to:

1.             receive and consider the audited financial statements as at and for the fiscal year ended December 31, 2019, together with the report of the auditors thereon;

2.             elect the directors for the ensuing year;

3.             consider, and if thought advisable, appoint McGovern Hurley LLP as auditor of the Corporation and to authorize the directors of the Corporation to fix the auditor’s remuneration;

4.             consider, and if thought advisable, re-approve the Corporation’s rolling stock option plan;

5.             consider and, if thought advisable, pass, with or without variation, an ordinary resolution confirming the repeal of the old by-laws of the Corporation and confirming the new by-law no. 1 of the Corporation; and

6.             consider and, if thought advisable, pass, with or without variation, a special resolution approving the amalgamation (the “Amalgamation”) of the Corporation and 2771063 Ontario Inc. (“Acquiror”), substantially upon the terms and conditions set forth in the acquisition agreement among the Corporation, Lord of Seven Hills Holdings FZE (“Seven Hills”) and Acquiror (the “Acquisition Agreement”), and the amalgamation agreement between the Corporation and Acquiror (the “Amalgamation Agreement”).

THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD”) AFTER CAREFUL CONSIDERATION AND FOLLOWING THE RECEIPT OF THE OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (AS DEFINED IN THE ACCOMPANYING MANAGEMENT INFORMATION CIRCULAR (THE “CIRCULAR”)), HAS UNANIMOUSLY (WITH MESSRS. GUPTA AND KUAN ABSTAINING SINCE THEY HAVE A MATERIAL INTEREST IN THE AMALGAMATION) APPROVED THE AMALGAMATION AND DETERMINED THAT THE AMALGAMATION IS IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS AND IS FAIR TO ALL SHAREHOLDERS (OTHER THAN SEVEN HILLS, ACQUIROR AND THEIR AFFILIATES OR ASSOCIATES)), AND RECOMMENDS THAT YOU VOTE IN FAVOUR OF THE RESOLUTION APPROVING THE AMALGAMATION.

Further details on how the Board made this determination, including details of the fairness opinion provided to the Special Committee, are set out in the attached Circular.

Pursuant to the Amalgamation Agreement: (a) each issued and outstanding common share in the capital of the Corporation (the “Common Shares”), other than those held by Dissenting Shareholders (as defined in the Circular), Seven Hills and Acquiror, will be exchanged for one fully paid and non-assessable Amalco Redeemable Preferred Share (as defined in the Circular); (b) all issued and outstanding Common Shares that are held by Acquiror will be cancelled, without any repayment of capital in respect thereof, and such shares will not be converted into shares of Amalco (as defined in the Circular); (c) each issued and outstanding common share of Acquiror will be exchanged for one fully paid and non-assessable common share of Amalco; and (d) each issued and outstanding Common Share held by each Dissenting Shareholder, if any, will be cancelled and become an entitlement to be paid the fair value of such Common Share in accordance with section 185 of the Business Corporations Act (Ontario) (the “OBCA”).

Each Amalco Redeemable Preferred Share issued to Shareholders upon exchange of each Common Share pursuant to the Amalgamation will be immediately automatically redeemed for cash consideration of $0.15 per Amalco Redeemable Preferred Share.

A Shareholder has the right to dissent with respect to the Amalgamation and, provided the Amalgamation becomes effective, to be paid the fair value for its Common Shares by Amalco. The dissent right procedures must be strictly followed. It is recommended that any Shareholder wishing to exercise its dissent rights seek legal advice, as failure to comply strictly with the procedures of the OBCA will result in the loss of the dissent rights.

The attached Notice of Annual and Special Meeting and Circular describe in detail the proposed Amalgamation and the procedures to be followed at the Meeting. Please review the Circular carefully, as it has been prepared to help you make an informed decision. If you require assistance, consult your financial, legal or other professional advisors.

It is important that your Common Shares be voted at the Meeting. Regardless of the number of Common Shares you hold, we encourage all Shareholders to vote. In order to protect the health and safety of Shareholders and the broader community, we strongly encourage Shareholders to vote by proxy in advance of the Meeting and to not attend the Meeting in person. If you are a registered holder of the Common Shares, whether or not you are able to attend the Meeting, we urge you to complete the enclosed form of proxy for the Common Shares that you hold and return it in the envelope provided to the Corporation’s registrar and transfer agent, TSX Trust Company, either: (i) by mail in the enclosed envelope or to TSX Trust Company at 301-100 Adelaide, Street West, Toronto, Ontario, M5H 4H1, (ii) by fax to 416-595- 9593 or (iii) by email to tsxtrustproxyvoting@tmx.com, at any time up to and including 10:00 a.m. on October 5, 2020, the last business day preceding the date of the Meeting or 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment(s) or postponement(s) thereof. If you received a machine readable voting instruction form, please follow the voting instructions specified in the voting instruction form.

This letter is accompanied by a Letter of Transmittal for Shareholders. The Letter of Transmittal contains instructions on how to deliver your Common Shares in exchange for the consideration being paid pursuant to the Amalgamation. You will not receive any consideration under the Amalgamation unless and until the Amalgamation is completed and you have returned the properly completed documents, including the Letter of Transmittal, to TSX Trust Company as follows:

By Mail or by Courier:

TSX Trust Company

301-100 Adelaide, Street West
Toronto, Ontario, M5H 4H1
Attention: Corporate Actions

Shareholders are cautioned that the use of the mail to transmit proxies is at each Shareholder’s risk.

Subject to the satisfaction of the closing conditions of the Amalgamation, it is anticipated that the Amalgamation will be completed on or about October 14, 2020.

If you have any questions or need assistance in your consideration of the Amalgamation or with the completion and delivery of your proxy, please contact the Corporation’s proxy solicitation agent, D.F. King Canada, toll free at (800) 926-6756 (for Shareholders in Canada and in the United States) or 416-682-3825 (call collect for Shareholders outside of North America) or by email at inquiries@dfking.com. If you have any questions about submitting your Common Shares to the depositary including with respect to completing the Letter of Transmittal, please contact TSX

Trust Company, who will act as depositary under the Amalgamation, by telephone at 416-342-1091 or toll-free within North America at 1-866-600-5869.

Yours very truly,

“Devidas Shetty”

President and Chief Executive Officer

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

You are invited to our 2020 annual and special meeting (the “Meeting”) of shareholders of Fura Gems Inc. (the “Corporation”).

When:  Tuesday, October 6, 2020 at 10:00 a.m. (Toronto time)

Where: 333 Bay Street, Suite 2400, Toronto, Ontario, M5H 2T6

In light of the ongoing concerns regarding the spread of the novel coronavirus (also known as “COVID-19”), one of our primary considerations is to protect the health of our employees, shareholders and the communities in which we operate, and to ensure compliance with local laws and orders restricting the size of public gatherings in response to COVID- 19. Accordingly, the Corporation strongly encourages Shareholders to vote by proxy in advance of the Meeting and to not attend the Meeting in person.

The purpose of the Meeting is as follows:

1.             Financial Statements. Receive and consider the audited financial statements as at and for the fiscal year ended December 31, 2019, together with the report of the auditors thereon;

2.             Elect Directors. Consider and elect the directors for the ensuing year;

3.             Auditor Appointment. Consider and if thought advisable appoint McGovern Hurley LLP as auditor of the Corporation and to authorize the directors of the Corporation to fix the auditor’s remuneration;

4.             Stock Option Plan. Consider and if thought advisable re-approve the Corporation’s rolling stock option plan;

5.             By-law No. 1. Consider and, if thought advisable, pass, with or without variation, an ordinary resolution, the full text of which is set forth in the accompanying management information circular (the “Circular”), confirming the repeal of the old by-laws of the Corporation and confirming the new by-law no. 1 of the Corporation, the full text of which is set forth in Schedule “C” to the Circular;

6.             Amalgamation. Consider and, if thought advisable, pass, with or without variation, a special resolution, the full text of which is set forth in Schedule “D” to the Circular, approving the amalgamation (the “Amalgamation”) of the Corporation and 2771063 Ontario Inc. (“Acquiror”), substantially upon the terms and conditions set forth in the acquisition agreement among the Corporation, Lord of Seven Hills Holdings FZE and Acquiror, and the amalgamation agreement between the Corporation and Acquiror, copies of which are attached as Schedule “E” to the Circular; and

7.             Other Business. Consider other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Pursuant to section 185 of the Business Corporations Act (Ontario) (the “OBCA”), a registered holder of common shares in the capital of the Corporation (“Common Shares”) may dissent in respect of the special resolution approving the Amalgamation described in the accompanying Circular. If the Amalgamation is completed, dissenting shareholders who have complied with the procedures set forth in the OBCA will be entitled to be paid the fair value of their Common Shares. This right is summarized in Schedule “F” to the Circular and the text of section 185 of the OBCA is set forth in Schedule “G” to the Circular. Failure to adhere strictly with the requirements set forth in section 185 of the OBCA may result in the loss or unavailability of any right to dissent.

This notice is accompanied by a form of proxy, the Circular, and, in certain instances, the audited consolidated financial statements of the Corporation as at and for the fiscal year ended December 31, 2019 and related management’s discussion and analysis of financial condition.

You may vote your Common Shares by proxy if you are unable to attend the Meeting. Please review the enclosed Circular and date, sign and return the enclosed form of proxy to the Corporation’s transfer agent by 10:00 a.m. (Toronto time) on October 5, 2020, the last business day before the Meeting.

The directors of the Corporation have fixed the close of business on September 1, 2020 as the record date, being the date for the determination of the registered holders entitled to notice and to vote at the Meeting and any adjournments(s) thereof.

DATED at Toronto, Ontario as of the 4th day of September, 2020

BY ORDER OF THE BOARD OF DIRECTORS

“Devidas Shetty”

President and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE AMALGAMATION	9
NOTICE TO SHAREHOLDERS IN THE UNITED STATES	12
FORWARD-LOOKING STATEMENTS	13
INFORMATION REGARDING CONDUCT OF MEETING	13
Solicitation of Proxies	13
Appointment and Revocation of Proxies	14
Voting of Proxies	14
Non-Registered Holders	14
Voting Securities and Principal Holder Thereof	15
Interest of Persons in Matters to be Acted Upon	15
FINANCIAL STATEMENTS	15
ELECTION OF DIRECTORS	16
Nominees for Directors	16
Cease Trade Orders or Bankruptcies	17
APPOINTMENT OF AUDITORS	18
APPROVAL OF STOCK OPTION PLAN	18
Summary of Stock Option Plan	18
Option Plan Resolution	19
CONFIRMATION OF BY-LAWS	20
THE AMALGAMATION	20
Description of Amalgamation	20
Background to the Amalgamation	21
Recommendation of the Special Committee	24
Reasons for the Recommendation of the Special Committee	24
Resolution Approving the Amalgamation	27
Board Approval and Recommendation	27
Fairness Opinion	27
Securities Law Matters	28
Prior Valuations / Prior Offers	29
Amalgamation Procedure	29
ACQUISITION AGREEMENT	31
AMALGAMATION AGREEMENT	37
VOTING SUPPORT AGREEMENTS	38
ADDITIONAL DISCLOSURE	39
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	39
RIGHT TO DISSENT	44
INTERESTS OF DIRECTORS AND OFFICERS IN THE AMALGAMATION	44
RISK FACTORS	44

DIRECTOR AND EXECUTIVE COMPENSATION	45
Oversight and Description of Director and Named Executive Officer Compensation	45
Summary Compensation Table	47
Stock Options and Other Compensation Securities	48
Exercise of Stock Options	48
Stock Option Plans and Other Incentive Plans	48
Employment, Consulting and Management Agreements	48
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	51
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	51
DIRECTORS’ AND OFFICERS’ INSURANCE AND INDEMNIFICATION	51
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	52
CORPORATE GOVERNANCE POLICIES	52
Board of Directors	52
Other Public Corporation Directorships	52
Ethical Business Conduct	53
Orientation and Continuing Education	53
Nomination of Directors	53
Board Assessments	53
AUDIT COMMITTEE	53
Composition of the Audit Committee	53
Relevant Education and Experience	54
Audit Committee Oversight	54
Reliance on Certain Exemptions	54
Pre-Approval Policies and Procedures	54
External Auditor Service Fees	54
ADDITIONAL INFORMATION	54
Schedule “A” Form 52-110F2 Audit Committee Disclosure	A-1
Schedule “B” Additional Disclosure	B-1
Schedule “C” New By-Law No. 1	C-1
Schedule “D” Amalgamation Resolution	D-1
Schedule “E” Acquisition Agreement	E-1
Schedule “F” Dissent Rights	F-1
Schedule “G” Section 185 of the Business Corporations Act (Ontario)	G-1
Schedule “H” Fairness Opinion	H-1

FURA GEMS INC.

MANAGEMENT INFORMATION CIRCULAR

SEPTEMBER 4, 2020

FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 6, 2020

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE AMALGAMATION

The following questions and answers are intended to assist Shareholders in making a decision on how to vote at the Meeting. A more detailed description of these matters follows these questions and answers. Capitalized terms used and not otherwise defined in the following questions and answers have the meanings assigned to such terms in this Circular.

1.          When and where is the Meeting?

The Meeting will take place at 10:00 a.m. (Toronto time) on October 6, 2020, at 333 Bay Street, Suite 2400, Toronto, Ontario M5H 2T6.

Registered Shareholders may participate in the Meeting either by attending the Meeting in person or by completing and returning the enclosed form of proxy. In view of current and potential guidance regarding social distancing and further restrictions on large gatherings, in order to ensure that as many Common Shares as possible are represented at the Meeting, Shareholders are strongly encouraged to vote by proxy as soon as possible.

Non-Registered Holders who hold their Common Shares through an Intermediary may provide voting instructions to their Intermediary by following the instructions provided by their Intermediary on how to do this. See “Information Regarding Conduct of Meeting - Non-Registered Holders”.

2.          How many votes does each Shareholder have?

At the Meeting, Shareholders will have one vote for each Common Share held on each matter to be dealt with at the Meeting.

3.          Who is entitled to vote?

Shareholders of record as of the close of business on September 1, 2020 are entitled to vote on the matters to be addressed at the Meeting.

4.          How do I vote?

If you are a registered Shareholder, there are two ways you can vote:

(a)                                 you may vote in person at the Meeting; or

(b)                                 you may complete, sign and date the form of proxy enclosed with this Circular, to appoint a proxyholder to attend the Meeting and vote for you.

You must deposit the enclosed proxy with TSX Trust Company as described under “Information Regarding Conduct of Meeting - Appointment and Revocation of Proxies” by no later than 10:00 a.m. (Toronto time) on October 5, 2020, or 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment(s) or postponement(s) of the Meeting.

If you are a Non-Registered Holder you will not generally receive the form of proxy in respect of your Common Shares. If you hold your Common Shares through an Intermediary such as a broker or dealer, you should have received from your Intermediary either a form of proxy or a Voting Instruction Form in respect of the number of Common Shares you beneficially own. To ensure that your Common Shares are voted, you should carefully follow the instructions contained in the form of proxy or Voting Instruction Form from your Intermediary. If you do not provide instructions to your Intermediary, you may lose your right to vote at the Meeting. See “Information Regarding Conduct of Meeting - Non-Registered Holders”.

5.          What do I need to do now?

You should carefully read and consider the information contained in this Circular. If you are a registered Shareholder, whether or not you intend to attend the Meeting in person, you should complete, sign and date the enclosed proxy and return it in the enclosed return envelope, as soon as possible so that your Common Shares may be represented at the Meeting. For more information, see “Information Regarding Conduct of Meeting - Voting of Proxies”. If you are a Non-Registered Holder, see “Information Regarding Conduct of Meeting - Non-Registered Holders” for information on how to vote your Common Shares.

6.          What is the Amalgamation?

The Amalgamation involves the amalgamation of Fura Gems Inc. (the “Corporation” or “Fura”) and 2771063 Ontario Inc. (“Acquiror”), substantially upon the terms and conditions set forth in the Acquisition Agreement and the Amalgamation Agreement. See “The Amalgamation - Description of Amalgamation”.

7.          How much will I receive for my Common Shares pursuant to the Amalgamation?

Shareholders, other than Acquiror and those who have validly exercised their Dissent Rights, will receive a cash payment of $0.15 for each Common Share held. See “The Amalgamation - Background to the Amalgamation - Amalgamation Discussions”.

8.          What is the recommendation of the Board regarding the Amalgamation?

The Board established a special committee of directors independent of the Amalgamation (the “Special Committee”) to receive details of, consider and evaluate the Amalgamation. After careful consideration, and based on the recommendation of the Special Committee, the Board has unanimously resolved (with Messrs. Gupta and Kuan abstaining since they have a material interest in the Amalgamation) that the Amalgamation is fair to the Shareholders (other than Seven Hills, Acquiror and their affiliates or associates) and is in the best interests of the Corporation. Accordingly, the Board recommends that Shareholders vote FOR the Amalgamation Resolution. See “The Amalgamation - Board Approval and Recommendation”.

9.          What votes are necessary to pass the Amalgamation Resolution?

In order to be passed, the Amalgamation Resolution must be approved: (i) by 66 2/3% of the votes cast by Shareholders, either present in person or represented by proxy, at the Meeting, and (ii) by a simple majority of the votes cast by holders of Common Shares excluding 140,048,752 Common Shares held by Seven Hills. See “The Amalgamation - Amalgamation Procedure - Shareholder Approval of the Amalgamation”.

10.        How do I participate in the Amalgamation?

If the Amalgamation Resolution is approved at the Meeting, and if you are a registered Shareholder, you should send your certificate(s) representing your Common Shares, together with your completed and signed Letter of Transmittal by courier to TSX Trust Company at 301-100 Adelaide, Street West, Toronto, Ontario, M5H 4H1.

If you have lost your certificate(s) or if it has been destroyed or stolen, you should complete the Letter of Transmittal as fully as possible and forward it to TSX Trust Company to inquire about receiving replacement certificate(s).

If the Amalgamation Resolution is approved at the Meeting, and if you hold your Common Shares through an Intermediary such as a broker or dealer, you do not need to physically deliver any share certificate(s). To deliver your Common Shares upon completion of the Amalgamation, you should follow the instructions of such Intermediary, which you can expect to receive closer to the effective time of the Amalgamation. See “The Amalgamation - Amalgamation Procedure - Deposit of Share Certificates and Redemption of Amalco Redeemable Preferred Shares”.

11.        If I do not want to participate in the Amalgamation, can I dissent?

In accordance with the OBCA, registered Shareholders may exercise Dissent Rights in respect of the Amalgamation Resolution, pursuant to and in the manner set forth in section 185 of the OBCA. Shareholders who duly exercise Dissent Rights are entitled to be paid fair value for their Common Shares, which fair value, notwithstanding anything to the contrary contained in the OBCA, shall be determined as at the close of business on the day before the Amalgamation Resolution is adopted. In no circumstances will the Corporation or any other person be required to recognize a person exercising Dissent Rights unless such person is a registered Shareholder of those Common Shares in respect of which such rights are sought to be exercised. Non-Registered Holders who wish to exercise Dissent Rights should contact the Intermediaries with whom they deal in respect of their Common Shares. In addition to any other restrictions under section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of Stock Options to acquire Common Shares unless outstanding stock options are exercised prior to the effective time of the Amalgamation and (b) Shareholders who vote, or are deemed to have instructed a proxyholder to vote, FOR the Amalgamation Resolution. For a summary of certain Canadian federal income tax considerations relevant to a Dissenting Shareholder, see “Certain Canadian Federal Income Tax Considerations”.

A registered Shareholder who wishes to dissent must provide a written objection to the Amalgamation Resolution referred to in section 185(6) of the OBCA to the Corporation, which must be received at or before the Meeting.

The full text of section 185 of the OBCA is attached as Schedule “G” to this Circular. It is recommended that any registered Shareholder wishing to avail itself of its Dissent Rights under those provisions seek legal advice, as failure to comply strictly with the provisions of the OBCA may result in the loss of its Dissent Rights. See “Right to Dissent”.

12.        When will the Amalgamation be completed?

The Corporation and Acquiror are endeavouring to complete the Amalgamation as soon as is reasonably practicable. Subject to the approval of Shareholders, and other customary conditions, the Corporation and Acquiror currently anticipate that the Amalgamation will be completed on or around October 14, 2020. However, there can be no assurance that the Amalgamation will be completed by that time or at all.

13.        When will I receive the cash payment for my Shares?

Unless you are a Dissenting Shareholder, you will receive any amount of cash due to you under the Amalgamation after the Amalgamation becomes effective and the Letter of Transmittal and certificate(s) representing your Common Shares are received by TSX Trust Company. See “The Amalgamation - Deposit of Share Certificates and Redemption of Amalco Redeemable Preferred Shares”.

14.                               Will the Common Shares continue to be traded on the TSX-V after the Amalgamation?

No. The Common Shares will be delisted from the TSX-V on or shortly after the Effective Date.

15.                               In addition to approval by Shareholders, are there any other approvals required for the Amalgamation?

The Board and the board of directors of Acquiror must approve the Amalgamation. After careful consideration, and based on the recommendation of the Special Committee, the Board has unanimously resolved (with Messrs. Gupta and Kuan abstaining since they have a material interest in the Amalgamation) that the Amalgamation is fair to the Shareholders (other than Seven Hills, Acquiror and their affiliates or associates) and is in the best interests of the Corporation. See “The Amalgamation - Board Approval and Recommendation”. There may also be certain regulatory approvals and authorizations required to be obtained in connection with the consummation of the Amalgamation and the other transactions contemplated under the Acquisition Agreement, including acceptance by the TSX Venture Exchange.

16.        What will happen if the Amalgamation is not approved at the Meeting or is not completed?

If the Amalgamation Resolution is not approved at the Meeting, the Amalgamation will not occur and Shareholders will not be entitled to receive a cash payment for their Common Shares.

If the Amalgamation does not occur, the Corporation may consider other strategic alternatives, but there is no assurance that the Corporation will be able to enter into any other strategic transaction or that any such alternatives would be available to the Corporation on commercially acceptable terms or at all.

17.        Who can I contact if I have questions?

Shareholders who would like additional copies of this Circular, the form of proxy or the Letter of Transmittal or who have any questions about the procedures for voting or completing the Letter of Transmittal should contact the Secretary of the Corporation by email at dlopez@fmresources.ca. An electronic copy of the Circular and Letter of Transmittal will also be available under the Corporation’s profile at www.sedar.com. Shareholders who have questions about deciding how to vote should contact D.F. King Canada, the Corporation’s proxy solicitation agent.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Amalgamation involves, among other things, the issuance of redeemable preferred shares in the capital of Amalco (the “Amalco Redeemable Preferred Shares”) in exchange for Common Shares prior to their redemption for all cash consideration. The Amalco Redeemable Preferred Shares that will be issued to Shareholders have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and are being issued in reliance on the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) set forth in Rule 802 thereunder. A Form CB with this Circular will be furnished to the United States Securities and Exchange Commission. Shareholders will be able to obtain the document free of charge at the SEC’s website, www.sec.gov.

The enforcement by Shareholders of civil liabilities under United States federal and state securities laws may be affected adversely by the fact that the Corporation and Acquiror are not incorporated and organized under the laws of the United States, that some or all of their respective officers and directors are residents of countries other than the United States, that the experts named in this Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of the Corporation and Acquiror may be located outside of the United States. As a result, it may be difficult or impossible for Shareholders in the United States to effect service of process within the United States upon the Corporation or Acquiror, their respective directors or officers, or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, Shareholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

This Amalgamation involves the securities of a Canadian company. The solicitation of proxies made in connection with this Circular is not subject to the requirements of section 14(a) of the U.S. Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, this Circular has been prepared in accordance with disclosure requirements applicable in Canada and in accordance with Canadian corporate and securities laws. Shareholders in the United States should be aware that such disclosure requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act, and to proxy statements under the U.S. Exchange Act.

Shareholders who are resident in, or citizens of, the United States should be aware that the disposition of Common Shares pursuant to the Amalgamation described in this Circular might have tax consequences both in Canada and in the United States that are not described fully herein. See “Certain Canadian Federal Income Tax Considerations”. Shareholders who are resident in, or citizens of, the United States should consult their own tax advisors for advice on this Amalgamation.

THE AMALGAMATION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THE AMALGAMATION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FORWARD-LOOKING STATEMENTS

This management information circular (this “Circular”) contains certain “forward-looking statements” including the Amalgamation (as hereinafter defined), compliance with covenants of the Corporation, Lord of Seven Hills Holdings FZE (“Seven Hills”) and Acquiror pursuant to the Acquisition Agreement (as hereinafter defined), regulatory approvals, Shareholder approval, and anticipated timing of the completion of the Amalgamation.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from any future results expressed or implied by the forward-looking statements. Such factors include, among others: the failure to satisfy the conditions precedent to the closing of the Amalgamation; failure to obtain regulatory approval, the closing of the Amalgamation may take longer than anticipated; significant transaction costs or unknown liabilities, general economic conditions and other risks and uncertainties identified under the heading “Risk Factors”. These factors are not intended to represent a complete list of the factors that could affect the Amalgamation and the Corporation. Accordingly, undue reliance should not be placed on forward-looking statements. Any forward-looking statement contained herein speaks only as of the date of this Circular and, except as may be required by applicable securities laws, the Corporation disclaims any intent or obligation to update any forward-looking statement, whether as a result of new information, future events or results or otherwise.

INFORMATION REGARDING CONDUCT OF MEETING

Solicitation of Proxies

This Circular is furnished in connection with the solicitation by the management of the Corporation of proxies to be used at the annual and special meeting (the “Meeting”) of holders of common shares of the Corporation (the “Common Shares”) to be held at 333 Bay Street, Suite 2400, Toronto, Ontario at 10:00 a.m. (Toronto time) on Tuesday, October 6 2020, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying notice of meeting (“Notice of Meeting”). References in this Circular to the “Meeting” include references to any adjournment(s) or postponement(s) thereof. It is expected that the solicitation will be primarily by mail but proxies may also be solicited through other means by employees, consultants and agents of the Corporation. The Corporation has retained D.F. King Canada, a division of AST Investor Services Inc. (Canada) (“D.F. King”) to act as proxy solicitation agent. In connection with these services, D.F. King will receive approximately $22,500 for its assistance and will be reimbursed for its reasonable out-of-pocket expenses. In addition, the Corporation has agreed to indemnify D.F. King and certain related persons against certain liabilities relating to or arising out of D.F. King’s engagement. The cost of solicitation by management will be borne by the Corporation.

The board of directors of the Corporation (the “Board”) has by resolution fixed the close of business on September 1, 2020 as the record date for the Meeting (the “Record Date”) being the date for the determination of the registered holders of Common Shares entitled to notice of and to vote at the Meeting and any adjournment(s) or postponement(s) thereof (the “Shareholders”). The Board has by resolution fixed 10:00 a.m. (Toronto time) on October 5, 2020, or 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment(s) or postponement(s) of the Meeting, as the time by which proxies to be used or acted upon at the Meeting or any adjournment(s) thereof shall be deposited with the Corporation’s transfer agent. The proxy cut-off time may be waived or extended by the Board or a person authorized by the Board in its sole discretion without notice.

These securityholder materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered owner, and the Corporation, or its agent, has sent these materials directly to you, your name and address and information about your holdings of Common Shares, have been obtained in accordance with applicable securities regulatory requirements from the Intermediary (as defined below) holding your Common Shares on your behalf. By choosing to send these materials to you directly, the Corporation (and not the Intermediary holding your Common Shares on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

The Corporation shall make a list of all persons who are registered Shareholders on the Record Date and the number of Common Shares registered in the name of each person on that date. Each Shareholder is entitled to one vote on each matter to be acted on at the Meeting for each Common Share registered in his, her or its name as it appears on the list.

Unless otherwise stated, the information contained in this Circular is as of the date hereof. All dollar amount references in this Circular, unless otherwise indicated, are expressed in Canadian dollars.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers and/or directors of the Corporation. A Shareholder desiring to appoint some other person to represent him, her or it at the Meeting may do so by inserting such person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy and, in either case, depositing the completed proxy at the office of the transfer agent of the Corporation indicated on the enclosed envelope not later than the times set out above.

In addition to revocation in any other manner permitted by law, a Shareholder may revoke a proxy given pursuant to this solicitation by depositing an instrument in writing (including another proxy bearing a later date) executed by the Shareholder, or by an attorney authorized in writing, at 65 Queen Street West, Suite 815, Toronto, Ontario, M5H 2M5 at any time up to and including the last business day preceding the day of the Meeting.

For registered Shareholders who do not receive physical delivery of the form of proxy by mail due to a postal disruption as a result of a Canada Post labour disruption or any other cause, the form of proxy for use by registered Shareholders is also available under the Corporation’s profile at www.sedar.com. In the event of a postal disruption, registered Shareholders are encouraged to complete the form of proxy and return it by courier to TSX Trust Company, 301-100 Adelaide Street West, Toronto, Ontario, M5H 4H1, by facsimile at (416) 595-9593, or by email to tsxtrustproxyvoting@tmx.com not less than 24 hours (excluding Saturdays, Sundays and statutory holidays in Ontario) before the time set for the Meeting.

Voting of Proxies

Common Shares represented by properly executed proxies in favour of persons designated in the printed portion of the enclosed form of proxy will be voted for each of the matters to be voted on by Shareholders as described in this Circular or withheld from voting or voted against if so indicated on the form of proxy and in accordance with the instructions of the Shareholder on any ballot that may be called for. In the absence of such election, the proxy will confer discretionary authority to be voted in favour of each matter set out in the form of proxy for which no choice has been specified. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting or other matters which may properly come before the Meeting. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters that are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Non-Registered Holders

Only registered Shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, Common Shares beneficially owned by a holder who is not a registered Shareholder (a “Non-Registered Holder”) are registered either: (i) in the name of an intermediary with whom the Non- Registered Holder deals in respect of the Common Shares such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans (an “Intermediary”); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited of which the Intermediary is a participant). In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators (“NI 54-101”), the Corporation will distribute copies of the Notice of Meeting, form of proxy and this Circular to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. The

Corporation does not intend to pay for intermediaries to forward such materials to objecting beneficial owners under NI 54-101. Objecting beneficial owners will therefore not receive the meeting materials unless their Intermediary assumes the cost of delivery.

Intermediaries are then required to forward the materials to the appropriate Non-Registered Holders. Non-Registered Holders will be given, in substitution for the proxy otherwise contained in proxy-related materials, a request for voting instructions (the “Voting Instruction Form”) which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary, will constitute voting instructions which the Intermediary must follow.

The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Common Shares they beneficially own. Should a Non-Registered Holder who receives the Voting Instruction Form wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should so indicate in the place provided for that purpose in the Voting Instruction Form and a form of legal proxy will be sent to the Non-Registered Holder. In any event, Non-Registered Holders should carefully follow the instructions of their Intermediary set out in the Voting Instruction Form.

Non-Registered Holders who do not receive physical delivery of their Voting Instruction Form and control number by mail due to a postal disruption as a result of a Canada Post labour disruption or other cause may obtain their control number and online or telephonic voting instructions by contacting their Intermediary that holds their Common Shares.

We encourage Non-Registered Holders to review such instructions carefully and contact their Intermediary promptly to obtain their required control number or provide instructions to vote on their behalf and thereby ensure their vote is recorded through the internet and telephone system.

Voting Securities and Principal Holder Thereof

The authorized capital of the Corporation consists of an unlimited number of Common Shares each of which entitles the holder thereof to one vote. As of the Record Date, the Corporation had 272,035,485 Common Shares issued and outstanding.

To the knowledge of the directors and officers of the Corporation, after reasonably inquiry, as at the Record Date, no person beneficially owns, directly or indirectly, or exercises control or direction over securities carrying 10% or more of the voting rights attached to the Common Shares, other than Seven Hills who owns 140,048,752 Common Shares or approximately 51.48% of the issued and outstanding Common Shares.

Gaurav Gupta, a director of the Corporation and a Nominee (as defined herein), has signing authority for Seven Hills and manages its daily affairs. Sesa Global Impex FZE (“Sesa”), the sole shareholder of Seven Hills and Seven Hills are collectively referred to in this Circular as the “Seven Hills Parties”.

Interest of Persons in Matters to be Acted Upon

No director or executive officer of the Corporation, nor any person who had held such a position since the beginning of the last completed financial year end of the Corporation, no nominee director nor any respective associates or affiliates of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise in any matter to be acted upon at the Meeting other than the election of directors, as possible recipients of stock options under the Corporation’s stock option plan (the “Stock Option Plan”) and with respect to the Amalgamation. See below under “Interests of Directors and Officers in the Amalgamation” for more information.

FINANCIAL STATEMENTS

The financial statements for the fiscal year ended December 31, 2019, together with the auditor’s report thereon will be presented to Shareholders for review at the Meeting and were mailed to Shareholders with the Notice of Meeting and this Circular. No vote by the Shareholders is required with respect to this matter.

ELECTION OF DIRECTORS

Nominees for Directors

The Board currently consists of four directors, each of which has been nominated by the Corporation (the “Nominees”) for election as directors at the Meeting. At the Meeting, Shareholders will be asked to elect each individual Nominee as a director each of whom will serve until they resign or their replacement is elected at the next annual meeting of Shareholders.

The following table provides the names of the Nominees and information concerning such Nominees. The persons named in the enclosed form of proxy intend to vote for the election of the Nominees.

Information in the table below regarding the number of Common Shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by the Nominees is based upon information furnished by the respective Nominee and is as at the Record Date.

Name and Province/State and Country of Residence	Principal Occupation in the Past Five Years	Director Since	Number of Common Shares Beneficially Owned, Controlled or Directed (directly or indirectly)(1)
Devidas Shetty(2) Dubai, UAE	President and CEO of the Corporation	January 23, 2017	15,591,192
Gaurav Gupta Dubai, UAE	Executive Director of Sesa Global Impex FZE	December 10, 2018	NIL
Stan Bharti(2) Ontario, Canada	Executive Chairman of Forbes & Manhattan, Inc.	August 2, 2019	NIL
Michael Kuan(2) Shanghai, China	Chairman of Kuan Capital	August 2, 2019	NIL

Notes:

(1)          The Corporation has relied exclusively on the respective Nominee for this information.

(2)          Member of the Audit Committee.

Biographical information for each of the Nominees is set out below:

Devidas Shetty

Devidas Shetty is a qualified chartered accountant from India with 18 years of diverse experience in the mining, private equity and manufacturing sectors which has included extensive experience with mergers and acquisitions, business start-ups, business turnarounds, operational management, strategic planning and treasury, tax and financial reporting. Prior to joining the Corporation, Mr. Shetty was the Group Chief Operating Officer and Executive Director of Gemfields plc (“Gemfields”), the world’s leading supplier of responsibly sourced coloured gemstones. Mr. Shetty played a significant role in the turnaround of Gemfields, improving the cost structure and tax profile, implementing key strategic and operational decisions and for developing Gemfields’ mine and market strategy. During his tenure at Gemfields, Mr. Shetty played a vital role in developing the world’s largest producing emerald mine in Zambia and the Greenfield ruby project in Mozambique, which is believed to be the largest ruby deposit in the world. Mr. Shetty was also responsible for initiating Gemfields’ entry into the Colombian and Ethiopian emerald markets and has also overseen the marketing, sales and finance division for Gemfields.

Gaurav Gupta

Gaurav Gupta is an entrepreneur with over 20 of experience in international trade in industrial goods, manganese ore and gold. Gaurav Gupta holds a Bachelor of Commerce degree from the University of Delhi, India and is a Chartered Accountant. Gaurav Gupta has signing authority for Seven Hills and manages its daily affairs.

Stan Bharti

Stan Bharti has over 30 years of experience in operations, public markets and finance. Over the past 15 years, Mr. Bharti has been involved in acquiring, restructuring and financing resource companies. He is a Professional Mining Engineer and holds a Masters’ Degree in Engineering from Moscow, Russia and the University of London, England. During the past five years, Mr. Bharti’s principal occupation has been as the Executive Chairman of Forbes & Manhattan, Inc. In addition, Mr. Bharti is a director of several public and private companies.

Michael Kuan

Michael Kuan is the founder and chairman of Kuan Capital, an international investment and asset management firm based in Shanghai, China. Born in China and educated in the United States, Mr. Kuan’s investment career spans over 30 years – starting in 1986 as a venture capitalist in Silicon Valley. He returned to China in 1992 to become one of the pioneering investors in the following industries in China: technology, media, and telecommunications, internet, education, energy and biotech. Mr. Kuan has invested and played key roles in some of China’s most successful ventures, which include Quantech Electronics, China.com, Sina.com, Liming Networks, China Cable Networks, Grandhope Biotech and Hippo Animation. Kuan Capital is also an investor in Anchor Pacific Capital, RedBird Capital, Bold Capital and Singularity University in the United States. Mr. Kuan has served as a board member of a number of private and publicly traded companies in the US, China and Hong Kong.

Management does not anticipate that any of the Nominees will be unable to serve as a director. If prior to the Meeting any of such Nominees is unable to or unwilling to serve, the persons named in the accompanying form of proxy will vote for another nominee or nominees in their discretion if additional nominations are made at the Meeting. Each Nominee elected will hold office until his successor is elected at the next annual meeting of the Corporation, or any adjournment(s) or postponement(s) thereof, or until he resigns or his successor is elected or appointed.

No proposed director is to be elected under any arrangement or understanding between the proposed director and any other person or corporation, except the directors and executive officers of the Corporation acting solely in such capacity.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS VOTES ARE TO BE WITHHELD IN RESPECT OF SUCH ELECTION.

Cease Trade Orders or Bankruptcies

No director or executive officer of the Corporation is, or within ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company (including the Corporation) that, (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

No director or executive officer of the Corporation is or has been, within the ten years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

No director or executive officer has, within the ten years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

No proposed director has been subject to (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

APPOINTMENT OF AUDITORS

Unless authority to do so is withheld, the persons named in the accompanying proxy intend to vote FOR the appointment of McGovern Hurley LLP as auditors of the Corporation until the close of the next annual meeting of Shareholders and to authorize the directors to fix their remuneration.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE APPROVAL OF THE APPOINTMENT OF MCGOVERN HURLEY LLP AS THE CORPORATION’S AUDITORS AND AUTHORIZING THE BOARD TO FIX THEIR REMUNERATION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS VOTES ARE TO BE WITHHELD IN RESPECT OF SUCH RESOLUTION.

APPROVAL OF STOCK OPTION PLAN

The Corporation is engaged in the development and exploration of mineral projects in foreign jurisdictions. The ability of the Corporation to develop and explore mineral projects is dependent upon its ability to recruit and retain skilled management and operators. The Corporation believes that weighting compensation to options better aligns the interests of management with the interests of shareholders and is consistent with the Corporation’s growth strategy.

The Corporation’s Stock Option Plan is a “rolling” stock option plan under the policies of the TSX Venture Exchange (“TSX-V”), as under the Stock Option Plan the Corporation is authorized to grant stock options of up to 10% of its issued and outstanding Common Shares at the time of the stock option grant, from time to time, with no vesting provisions.

Summary of Stock Option Plan

The following is a summary of the terms of the Stock Option Plan, which is qualified in its entirety by the provisions of the Stock Option Plan.

Under Policy 4.4 of the TSX-V, “rolling” stock option plans must receive approval of the shareholders on a yearly basis. Accordingly, Shareholders will be asked to pass an ordinary resolution approving the Stock Option Plan, details of which are set forth below.

Pursuant to the Stock Option Plan, the Corporation may grant up to that number of stock options that equals 10% of the number of issued and outstanding Common Shares at the time of the stock option grant, from time to time. This percentage is consistent with the historically approved stock option plans of the Corporation and the Corporation believes that it is competitive with industry peers. As of the Record Date, there were 9,070,881 stock options outstanding under the Stock Option Plan (9,395,881 issued and outstanding as of December 31, 2019). The Stock Option Plan provides that the Corporation cannot grant stock options to any one person representing more than 5% of the outstanding Common Shares in any 12-month period; the number of Common Shares reserved for issuance on exercise of options to any consultant shall not exceed 2% of the outstanding Common Shares in any 12-month period; and the aggregate number of Common Shares reserved for issuance pursuant to options to employees and those individuals conducting investor relations activities shall not exceed 2% of the issued and outstanding Common Shares in any 12-month period.

Under the Stock Option Plan, stock options may be granted to directors, officers, employees, and certain consultants of the Corporation and designated affiliates. The Stock Option Plan is designed to advance the interests of the Corporation by encouraging directors, officers, employees, and eligible consultants to have equity participation in the Corporation through the acquisition of Common Shares. In determining the terms of each grant of stock options, consideration is given to the participant’s present and potential contribution to the success of the Corporation.

The terms and conditions of each option granted under the Stock Option Plan will be determined by the Board. Options will be priced in the context of the market and in compliance with applicable securities laws and TSX-V guidelines. Consequently, the exercise price for any stock option shall not be lower than the market price of the underlying Common Shares at the time of grant. Vesting terms will be determined at the discretion of the Board. The Board shall also determine the term of stock options granted under the Stock Option Plan, provided that no stock option shall be outstanding for a period greater than five years.

The Stock Option Plan provides for amendment procedures that specify the kind of amendments to the Stock Option Plan that will require Shareholder approval. The Board believes that except for certain material changes to the Stock Option Plan, it is important that the Board has the flexibility to make changes to the Stock Option Plan without Shareholder approval. Such amendments could include making appropriate adjustments to outstanding options in the event of certain corporate transactions, the addition of provisions requiring forfeiture of options in certain circumstances, specifying practices with respect to applicable tax withholdings and changes to enhance clarity or correct ambiguous provisions.

The Stock Option Plan does not provide for the transformation of stock options granted under the Stock Option Plan into stock appreciation rights involving the issuance of securities from the treasury of the Corporation.

If the Corporation amalgamates, merges or enters into a plan of arrangement with or into another corporation, including without limitation any statutory procedure following a take-over bid, any Common Shares receivable on the exercise of an option shall be converted into the securities, property or cash which the optionee would have received upon such amalgamation, merger or arrangement if the optionee had exercised the option immediately prior to the record date applicable to such amalgamation, merger or arrangement, and the exercise price shall be adjusted proportionately by the Board and such adjustment shall be binding for all purposes of the Stock Option Plan.

Upon a change in control of the Corporation, all options shall become immediately exercisable, notwithstanding any contingent vesting provisions to which such options may have otherwise been subject.

Upon the termination of an optionholder’s engagement with the Corporation, the cancellation or early vesting of any stock option shall be in the discretion of the Board. In general, the Corporation expects that stock options will be cancelled 90 days following an optionholder’s termination from the Corporation. Stock options granted under the Stock Option Plan shall not be assignable.

The Corporation will not provide financial assistance to any optionholder to facilitate the exercise of options under the Stock Option Plan.

Option Plan Resolution

The Corporation is required to obtain the approval of its Shareholders to any stock option plan that is a “rolling” plan yearly at the Corporation’s annual meeting of Shareholders. Accordingly, at the Meeting, Shareholders will be asked to approve the following ordinary resolution approving the Stock Option Plan (the “Stock Option Plan Resolution”):

“BE IT RESOLVED THAT:

1.                                      the Stock Option Plan of the Corporation, as described in the management information circular of the Corporation dated September 4, 2020, is hereby approved; and

2.                                      any director or officer of the Corporation is hereby authorized to execute (whether under the corporate seal of the Corporation or otherwise) and deliver all such documents and to do all such other acts and things as such director or officer may determine to be necessary or advisable to give effect to the true intent of these resolutions.”

In order to pass the Stock Option Plan Resolution, at least a majority of the votes cast by the Shareholders present at the Meeting in person or by proxy must be voted in favour of the Stock Option Plan Resolution. If the Stock Option

Plan Resolution does not receive the requisite shareholder approval, the Stock Option Plan will not be implemented. The Board recommends that Shareholders vote in favour of the Stock Option Plan Resolution to approve the implementation of the Stock Option Plan as set out above.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE APPROVAL OF THE STOCK OPTION PLAN, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS VOTES ARE TO BE VOTED AGAINST SUCH RESOLUTION.

CONFIRMATION OF BY-LAWS

The Corporation undertook a review of its advance notice by-laws (the “Old By-Laws”), particularly in light of evolving corporate governance best practices, and determined that it would be in the best interests of the Corporation to implement a new general by-law no. 1 (the “New By-Law No. 1”) in order to incorporate such best practices and implement certain other desirable changes and to replace the Old By-Laws.

The New By-Law No. 1 governs all aspects of the business and affairs of the Corporation, such as the establishment of a quorum for meetings of directors and shareholders, the conduct of such meeting, signing authorities, the appointment of officers, the description of the officers’ duties, the establishment of committees of the board of directors, the authority of persons to contract on behalf of the Corporation, advance notice of director nominees and similar matters.

A copy of the New By-Law No. 1 is attached hereto as Schedule “C” to this Circular. On October 9, 2019 the Board approved and made New By-Law No. 1 and repealed all other by-laws of the Corporation and therefore By-Law No. 1 became effective on October 9, 2019 and will remain effective until it is confirmed, confirmed as amended or rejected by Shareholders. If confirmed by the Shareholders the New By-Law No. 1 will continue in effect.

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, pass, with or without variation, the following resolution confirming the repeal of the Old By-Laws and confirming the making of New By-Law No. 1 (the “By-Law No. 1 Resolution”):

“BE IT RESOLVED THAT:

1.                                      the repeal of any existing by-laws of the Corporation be confirmed and by-law no. 1, being a general by-law in the form attached as Schedule “C” to the management information circular of the Corporation dated September 4, 2020, be and is hereby confirmed as a by-law of the Corporation; and

2.                                      any director or officer of the Corporation is hereby authorized to execute (whether under the corporate seal of the Corporation or otherwise) and deliver all such documents and to do all such other acts and things as such director or officer may determine to be necessary or advisable to give effect to the true intent of these resolutions.”

In order to pass the By-Law No. 1 Resolution, at least a majority of the votes cast by the Shareholders present at the Meeting in person or by proxy must be voted in favour of the By-Law No. 1 Resolution. If the By-Law No. 1 Resolution does not receive the requisite shareholder approval, the Old By-Laws will not be confirmed repealed and will be in effect and the New By-Law No. 1 will no longer be effective. The Board recommends that Shareholders vote in favour of the By- Law No. 1 Resolution to confirm the repeal of the Old By-Laws and making of the New By-Laws No. 1 as set out above.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE BY-LAW NO. 1 RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS VOTES ARE TO BE VOTED AGAINST SUCH RESOLUTION.

THE AMALGAMATION

Description of Amalgamation

If the Amalgamation Resolution (as hereinafter defined) is approved, the amalgamation of the Corporation and Acquiror (the “Amalgamation”) will be effected substantially in accordance with the terms and conditions of the

Acquisition Agreement and the Amalgamation Agreement, which terms and conditions are set out in more detail under the headings “Acquisition Agreement” and “Amalgamation Agreement”, respectively.

Certain Canadian federal income tax implications of the Amalgamation are discussed in greater detail in this Circular under the heading “Certain Canadian Federal Income Tax Considerations”.

If the Amalgamation Agreement is adopted by the Corporation and Acquiror as required by the OBCA, the Corporation and Acquiror agree that they will jointly and together file with the director under the OBCA the articles of amalgamation together with all related documents required and set out in the OBCA. The Amalgamation will become effective on the effective date of the Amalgamation, being the date on which the director under the OBCA issues the certificate of amalgamation pursuant to the OBCA.

Background to the Amalgamation

Due to the challenging financial and operational circumstances affecting the Corporation and the difficult market conditions affecting junior mining companies generally, raising capital has been a significant challenge for the Corporation. The events of 2020 have seen unprecedented disruption to the entire supply chain of gemstones with auctions being cancelled and/or postponed by suppliers. The Corporation is a pre-revenue gemstone developer which requires capital to progress its asset portfolio towards production. The COVID-19 pandemic has resulted in the Corporation being significantly restricted in its ability to hold any auctions and thereby generate the revenues needed to be reinvested back into the project portfolio compounding the Corporation’s financing challenges.

The Amalgamation represents an opportunity for Shareholders to monetize 100% of their investments in the Corporation at a cash price that represents a significant premium to the trading price of the Common Shares.

Equity and Loan Financings from Seven Hills

Seven Hills has been a shareholder of the Corporation since September 2018. Mr. Gupta became a director of the Corporation in December 2018. Given Mr. Gupta’s role as a director of the Corporation and given the Seven Hills Parties’ large investments in the Corporation, it has been part of the regular course of conduct between the Corporation and the Seven Hills Parties to discuss the business and affairs of the Corporation, including matters relating to financing initiatives as Fura progresses its asset base towards first revenue generation.

Throughout 2018, the Corporation actively pursued various potential sources of financing, including mandating natural resource specialist banks in Toronto and London, but was ultimately unsuccessful in achieving its financing objectives. The Corporation, via its Board and management contacts in the industry, was, however, successful in raising approximately $21.88 million in 2018 through the issuance of equity securities of the Corporation.

By the end of 2018, and into the beginning of 2019, it was clear that the Corporation would require a significant injection of capital in order to continue to advance its projects and execute its strategy of building a portfolio of high quality gemstone assets through acquisitions, and to continue operations generally. At various times beginning in early 2019, the Corporation and the Seven Hills Parties discussed generally a significant financing transaction and the potential structures and terms for such a financing transaction. These discussions were generally preliminary and exploratory in nature.

In early April 2019, the Corporation and the Seven Hills Parties began discussing terms associated with a proposed significant investment in the Corporation and in mid-April 2019, the Corporation presented a financing proposal to the Seven Hills Parties that reflected these discussions. The proposal contemplated that one or more of the Seven Hills Parties would subscribe for Common Shares for aggregate gross proceeds to the Corporation of $27 million. The proposal included terms with respect to pricing, use of proceeds and timing. The initial expectation was to close on some or all of this financing by the end of May 2019. Mr. Shetty was principally responsible for negotiating on behalf of the Corporation with Seven Hills in respect of the terms and conditions of the proposal, which ultimately culminated in the successful completion of a private placement of Common Shares (the “Private Placement”), which was initially announced on May 15, 2019 and completed on May 27, 2020. Pursuant to the Private Placement, the Corporation issued a total of 123,660,000 Common Shares to Seven Hills at a price of $0.25 per Common Share in two tranches, with the first tranche of 94,904,408 Common Shares issued to Seven Hills on October 10, 2019 and the second tranche of 28,755,592 Common Shares issued to Seven Hills on May 27, 2020 (the “Second Tranche”),

resulting in Seven Hills owning approximately 51.48% of the Common Shares issued and outstanding at such time and as of the date of this Circular. The closing of the Second Tranche was delayed as a result of instructions from the TSX-V prohibiting the Corporation from closing the Second Tranche until the Corporation was in a position to close a transaction in Mozambique, which was first announced on November 29, 2018, and which closed on June 23, 2020.

By early 2020, it became clear that the Corporation would again require a significant injection of capital in order to continue to advance its projects and proposed acquisitions, and to continue operations generally. In mid-January 2020, the Corporation entered into discussions with Seven Hills for a second significant financing transaction, which ultimately culminated in the Corporation entering into a US$5.5 million loan agreement, announced on February 10, 2020, and then a larger longer term loan in an aggregate amount of up to US$28.60 million announced on March 10, 2020 (the “Loan”) . On August 14, 2020, the Loan was amended to incorporate an additional bridge loan of US$ 8.75 million. As of the date of this Circular, the Corporation has drawn the full US$37.35 million under the Loan. The funds advanced by Seven Hills are currently unsecured, bear interest at a rate of ten percent per annum and have a maturity date of August 31, 2021. The principal amount of the Loan as well as accrued interest is payable on the maturity date. Under the terms of the Loan, the Corporation is required to grant a security interest to Seven Hills in all of its present and future property (the “Security Interest”) if any amounts remain payable by the Corporation on September 10, 2020. However, rather than grant the Security Interest, the Corporation has the option to extend the date by which the Security Interest must be granted to March 10, 2021 by the payment of a US$800,000 fee, payable on the maturity date. To further postpone the grant of a Security Interest, this date in turn can be further extended until August 31, 2021, the maturity date, by an additional fee of US$800,000, also payable on the maturity date. Certain amendments were made to the Loan as a result of the bridge loan including the following events of default: the earlier of: (i) the Amalgamation not having been completed by October 31, 2020 or such later Outside Date (as defined in the Acquisition Agreement); (ii) the termination of the Acquisition Agreement; (iii) the Board makes a Change in Recommendation (as such term is defined in the Acquisition Agreement) or fails to reaffirm its recommendation of the Amalgamation in the circumstances set out in section 7.3(d) of the Acquisition Agreement; (iv) the Corporation materially breaches section 7.1 of the Acquisition Agreement, and (v) the entering into by the Corporation of a definitive agreement with respect to a Superior Proposal (as such term is defined in the Acquisition Agreement). In such event, Seven Hills may, by written notice to the Corporation, declare all obligations outstanding under the Loan to be immediately due and payable.

Amalgamation Discussions

Despite significant marketing, the Corporation suffers from poor liquidity and access to capital which is a reflection of the investor appetite in part due to the lack of understanding for the sector as demonstrated by the limited number of coloured gemstone groups listed on the TSX-V both at present and in the past. As a result, on February 12, 2020, the Board held a meeting and discussed potential structures for going private transactions generally, the fiduciary duties of the Board, the role of a special committee of the Board and the process required in the context of related-party transactions.

Seven Hills has taken a long-term view on both the Corporation and the coloured gemstones sector and has confidence in Fura and its management team and as a result, discussions with Seven Hills on a potential privatization transaction began in earnest in late February 2020.

On February 24, 2020, the Board held a meeting at which it considered the challenges that the Corporation had been facing since 2017 in raising capital, and considered and approved a proposal to pursue additional financing by way of loan from Seven Hills.

On March 4, 2020, the Board held a meeting at which it was resolved to form the Special Committee composed of the only two members of the Board that were independent from Seven Hills, Messrs. Bharti and Shetty, the chairman of the Board and the chief executive officer of the Corporation, respectively. The other two members of the Board, Mr. Kuan and Mr. Gupta, were noted by the Board at the meeting to be closely connected with Seven Hills: Mr. Kuan was appointed to the Board as Seven Hills’ nominee director and is a close business associate of Seven Hills, and Mr. Gupta has signing authority for Seven Hills and manages Seven Hills’ daily affairs. The Board believed it was important to establish a special committee independent from Seven Hills to consider any proposal from Seven Hills. At the meeting, the Special Committee was granted a broad mandate to (i) consider the merits and the terms and conditions of any potential privatization transaction from Seven Hills or any other person and consider and advise the Board as to whether such transaction is in the best interests of the Corporation and whether such transaction should be pursued by the Corporation, (ii) direct and supervise the process to be carried out by the Corporation and professional advisors, (iii) negotiate the terms of any potential privatization transaction and (iv) determine whether or not to make a recommendation to the Board. In addition, the Special Committee’s mandate included authorization to retain independent legal, financial and accounting advisors and to supervise the preparation of a fairness opinion. The Special Committee retained Fasken Martineau DuMoulin LLP (“Fasken”) to provide legal advice with respect to its duties in this regard.

On April 18, 2020, an initial draft of a non-binding letter of intent was received by the Corporation from Seven Hills. However, shortly thereafter the full impact of the global COVID-19 outbreak began to be felt around the world, particularly by the Corporation, and Seven Hills notified the Special Committee that it would be halting discussions until the pandemic had subsided. At this time, it appeared to the Special Committee that Seven Hills might no longer be interested in pursuing a potential transaction.

Dialog between Seven Hills and the Special Committee resumed in early June 2020, and, on June 22, 2020, following various negotiations, including multiple discussions on the acquisition price for the Corporation, a non-binding term sheet setting out a price of $0.15 per Common Share was signed by Seven Hills and the Corporation (the “Proposal”).

On June 26, 2020, the Special Committee retained Eight Capital as its financial advisor with the responsibility to prepare and deliver to the Special Committee a written fairness opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the consideration offered to Shareholders (other than Seven Hills, Acquiror and their affiliates or associates) under the Proposal. In retaining Eight Capital, the Special Committee, based in part on certain representations made to it by Eight Capital, concluded that Eight Capital was independent of the Corporation and qualified to provide the Fairness Opinion with respect to the Proposal.

To ensure that Eight Capital received all of the information necessary to prepare the Fairness Opinion, the Special Committee requested that the Corporation grant Eight Capital full access to management and all necessary information concerning the Corporation’s business, operations, assets, financial condition, production, expansion plans, operating results, mining projects and prospects. To this end, the Corporation assembled this information for Eight Capital and several meetings were held between members of the management and Eight Capital’s representatives. As a result of Mr. Shetty’s membership on the Special Committee, the Special Committee was fully apprised of all discussions and developments throughout the process. Eight Capital also provided regular updates to the Special Committee with respect to the progress being made on the Fairness Opinion.

On July 2, 2020, a draft acquisition agreement was delivered by Seven Hills through its counsel Wildeboer Dellelce LLP. This draft acquisition agreement represented the Proposal.

During the time that Eight Capital was collecting information from management and preparing the Fairness Opinion, the Special Committee held various discussions to consider, among other matters, the treatment of the Corporation’s employees and consultants if a going-private transaction were to be consummated and the impact of the Proposal on Shareholders.

On July 24, 2020, the Special Committee held a meeting and received a presentation regarding the Fairness Opinion from Eight Capital. At this meeting, the Special Committee reviewed the various revisions that had been negotiated and adopted into the draft acquisition agreement so far at the request of the Special Committee and the Corporation.

On August 12, 2020, the Board met and received the recommendation of the Special Committee. The Board also discussed the material interests of Mr. Kuan and Mr. Gupta in the Amalgamation and confirmed that they would abstain from voting on approval of the Amalgamation. The Board (with Mr. Kuan and Mr. Gupta abstaining) resolved to enter into the Acquisition Agreement and recommend that the Shareholders approve the Amalgamation Resolution.

Following the resolution of certain points which were under negotiation and subject to final approval by Mr. Shetty, the Acquisition Agreement was executed on August 14, 2020 and the Amalgamation was announced in a news release.

Recommendation of the Special Committee

In evaluating the Amalgamation, the Special Committee considered a number of factors, including those set out below under the heading “The Amalgamation - Reasons for the Recommendation of the Special Committee”.

Having undertaken a thorough review of, and carefully considering the Amalgamation, the Special Committee unanimously recommended that the Board (i) approve the entering into of the Acquisition Agreement and the Amalgamation Agreement and (ii) recommend that the Shareholders vote FOR the Amalgamation Resolution.

Reasons for the Recommendation of the Special Committee

In the course of their evaluation of the Proposal, the Special Committee consulted with legal counsel, Eight Capital and considered a number of factors including among others, the following:

Attractive Premium

The Consideration (as hereinafter defined) to be received by Shareholders (other than Acquiror and Dissenting Shareholders) under the Amalgamation represents a premium of 42% to the 20-day volume weighted average price of $0.11457 for the Common Shares on the TSX-V and of 36% to the closing price of $0.11 for the Common Shares on the TSX-V on August 13, 2020, the last day on which the Common Shares traded prior to the announcement of the Amalgamation. The Amalgamation represents an opportunity for Shareholders to monetize 100% of their investments in the Corporation at a cash price that represents a significant premium to the trading price of the Common Shares.

All-Cash Consideration and Immediate Liquidity

After lengthy negotiations with Seven Hills, which were interrupted by the COVID-19 pandemic and risked being terminated, it was determined by the parties that the Amalco Redeemable Preferred Shares to be received by Shareholders (other than Acquiror and Dissenting Shareholders), upon exchange of their Common Shares pursuant to the Amalgamation, will be immediately and automatically redeemed for an all-cash consideration of $0.15 per Amalco Redeemable Preferred Share (the “Consideration”), which will permit Shareholders to realize promptly a fair value for their Common Shares without being subject to risks inherent in the Corporation’s business plan or market risks inherent in non-cash offers. See “The Amalgamation - Background to the Amalgamation”.

Fairness Opinion

Eight Capital provided the Special Committee with a written opinion to the effect that, as of July 24, 2020 and based upon and subject to the limitations, assumptions and qualifications contained therein, the consideration to be received by the Shareholders, other than Seven Hills, Acquiror and their affiliates or associates, pursuant to the Acquisition Agreement is fair, from a financial point of view, to such Shareholders. See “The Amalgamation - Fairness Opinion”.

Arm’s Length Negotiations

The terms and conditions of the Acquisition Agreement resulted from arm’s length negotiations between the Special Committee and Seven Hills. See “The Amalgamation - Background to the Amalgamation”.

No Financing Condition to Closing

The completion of the Amalgamation is not subject to any financing condition, which provides additional certainty to Shareholders that the Amalgamation will be completed.

Shareholder Approval

In order to be effective, the Amalgamation Resolution must be approved by at least two-thirds of the votes cast by all Shareholders and, pursuant to MI 61-101 (defined below), by a simple majority of the votes cast by minority Shareholders which excludes votes of any “interested party” (as such term is defined in MI 61-101). See “Resolution Approving the Amalgamation”.

Dissent Right

Shareholders who do not vote in favour of the Amalgamation Resolution will have a right to require a judicial appraisal of their Common Shares and obtain “fair value” pursuant to the right of dissent provided for under the OBCA. See “Right to Dissent”.

Financial Situation of the Corporation

As of the date of this Circular, the Corporation has total current liabilities of approximately $64.2 million, all of which will become due in the next 12 months, no cash flow expectations in the short or medium term as a result of the travel restrictions from the COVID-19 pandemic and few, if any, financing options available.

The COVID-19 crisis has made market conditions particularly challenging for the gemstone industry with the ability to generate revenue particularly impacted by the lack of permitted international travel and the halting of global coloured gemstone auctions. The Board has noted the announcements made by the major diamond and gemstone producers in which auctions have been postponed and or cancelled altogether. The ability to hold any auctions in the near future remains uncertain which has compounded the financing challenges that the Corporation has faced.

If the Corporation is unable to repay its liabilities when they become due, its ability to operate as a going concern may be compromised and the market price of the Common Shares would likely be significantly less than $0.15 per Common Share. In the interim, the Corporation does not have sufficient cash flow to fund its operations, major development projects or acquisitions, such that the opportunities to create shareholder value in the short to medium term are unlikely to be realized.

Inability to Raise Financing

The Corporation has been unsuccessful in its attempts to raise financing through investment banks, private equity firms or Shareholders (other than Seven Hills). Potential investors did not believe that the potential returns were sufficient considering the perceived level of risk. The approval of the Amalgamation followed an exhaustive search and evaluation of potential sources of capital undertaken by management and the Board over a number of months. It has also become clear that limited coloured gemstone groups listed on the TSX-V both at present and in the past has created a market that does not fully understand the sector, which has caused headwinds in the past for the Corporation looking to raise funds on the open market.

It had become clear to the Board that with its status as a reporting issuer and given the very material costs of maintaining such status, and with the market price of the Common Shares having steadily fallen over the past several years, it was unlikely that Shareholders (including Seven Hills) would be willing to invest additional equity capital into the Corporation. Any material financing would have resulted in significant dilution to Shareholders.

No Other Strategic Alternative

While the Corporation has not engaged in a comprehensive sales process, the Corporation has not, during the prior 24 months, received any other offers to acquire the Common Shares or significant assets of the Corporation. The Board believes that the Corporation has pursued all reasonable alternatives to raise capital or to realize value for the Shareholders pursuant to a sale of the Corporation. The Board does not believe that the Corporation would be able to find another potential investor or acquirer within a reasonable timeframe and even if it could, Seven Hills, as the holder of a majority of the Common Shares, has stated its intention to reject any other proposal, subject to such proposal representing a significant premium to the cost basis of the Common Shares held by Seven Hills, which the Special Committee perceives as unlikely to transpire. Accordingly, the Board believes that no other strategic alternative is currently available to the Corporation.

In December 2018, the Corporation and another gemstone company were negotiating a potential merger of their ruby portfolios; however, the transaction was abandoned by the counterparty.

Costs Associated with Being a Public Company

Attempts to raise money through investment banking firms in London (which have some knowledge of the coloured gemstone market) have been challenging as investors preferred either a London Stock Exchange listing or a TSX listing. The Corporation had considered listing on the AIM market of the London Stock Exchange but felt the market capitalization of the Corporation was too small and the additional time and resources that would be required by the Corporation were too onerous.

The Corporation began to analyze the costs associated with the Corporation being a public company and recognized that the Corporation’s scope of activities and financial wherewithal makes it no longer sufficient to warrant bearing such costs, especially given the low liquidity of the Common Shares, the majority shareholdings of the Seven Hills Parties and the limited access to capital.

Marketability of a Coloured Gemstone Business

A key issue for the Corporation has been the marketability of the coloured gemstone business in North America and lack of investment demand from Canadian institutional and retail investors. Since 2017 management of the Corporation has spent significant time marketing the gemstone business including at the annual PDAC conference in Toronto, the annual Indaba conference in Cape Town, events in London and Hong Kong, a conference in Florida and other investor roadshows, all with limited success.

In February 2019 the Corporation held a series of meetings with various investment banks in Toronto, Calgary and Vancouver and while the Corporation received initial interest from two investment banking firms, ultimately they both withdrew. Management made several efforts to reach out to at least five other Canadian-based investment banking firms in the first half of 2019 but most were not willing to be engaged due to insufficient knowledge in the coloured gemstone market. Management of the Corporation also initiated talks with a large Chinese private bank with knowledge in the sector but was unable to make progress.

Funding Sources

Funding received from Seven Hills to date has allowed the Corporation to meet its payroll obligations and such funding is not expected to continue absent completion of the Amalgamation.

Ability to Respond to Superior Proposals

Notwithstanding Seven Hills’s expressed intention to reject any other proposal (subject to such proposal representing a significant premium to the cost basis of the Common Shares held by Seven Hills, which the Special Committee perceives as unlikely to transpire), under the Acquisition Agreement, the Board maintains the ability to consider and respond, in certain circumstances and in accordance with its fiduciary duties, to any proposal or offer to acquire shares or assets of the Corporation or with respect to any business combination or other material transaction involving the Corporation that would reasonably be expected to be more favourable to Shareholders from a financial point of view than the Amalgamation. In such event, a reasonable termination fee of US$500,000 is payable to Seven Hills. No such proposals or offers have been received by the Corporation to date.

Decrease of Trading Prices on the TSX-V

If the Amalgamation Resolution is not approved and the Amalgamation is not completed, the trading price of the Common Shares on the TSX-V may decline further.

The foregoing discussion of the information and factors considered and evaluated by the Special Committee and the Board is not intended to be exhaustive of all factors considered by the Special Committee and the Board. In addition, in recommending that Shareholders vote in favour of the Amalgamation Resolution, neither the Special Committee nor the Board found it practical to, or assigned, any relative or specific weight to the different factors which were considered, and individual members may have given differing weights to different factors. The Special Committee is unanimous in its recommendation to the Board.

Resolution Approving the Amalgamation

In order to be adopted, the Amalgamation Resolution must be passed by the affirmative vote of at least two-thirds of the votes cast by Shareholders in person or represented by proxy at the Meeting. In addition, the Amalgamation Resolution must be approved by a simple majority of the votes cast by the Shareholders, excluding any votes attaching to the Common Shares beneficially owned, or over which control or direction is exercised, by an “interested party” (as such term is defined in MI 61-101), certain related parties of interested parties and any joint actors (“Majority of the Minority”). Such “interested parties” include the Seven Hills Parties, Acquiror, certain of their related parties and persons acting jointly or in concert with any of them (the “Excluded Shareholders”). Accordingly, to the knowledge of the Corporation, after reasonable inquiry, as of September 4, 2020, an aggregate of 140,048,752 Common Shares, representing approximately 51.48% of the issued and outstanding Common Shares, held by the Excluded Shareholders on the Record Date will not be considered for the purposes of determining whether the Amalgamation has been approved by a Majority of the Minority.

At the Meeting the Shareholders will be asked to pass a special resolution (the “Amalgamation Resolution”), the full text of which is set forth in Schedule “D” to this Circular.

Board Approval and Recommendation

After careful consideration, the Board has unanimously determined (with Messrs. Gupta and Kuan abstaining since they have a material interest in the Amalgamation) that the offered consideration for each Common Share under the Amalgamation is fair to the Shareholders (other than Seven Hills, Acquiror and their affiliates or associates) and that the Amalgamation is in the best interests of the Corporation. Accordingly, the Board unanimously (with Messrs. Gupta and Kuan abstaining) recommends that Shareholders vote FOR the Amalgamation Resolution.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE AMALGAMATION RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS, HER OR ITS COMMON SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTION.

Fairness Opinion

Eight Capital was formally engaged by the Special Committee pursuant to an engagement letter dated June 26, 2020, pursuant to which Eight Capital agreed to provide a Fairness Opinion.

The Fairness Opinion was verbally delivered to the Board on July 24, 2020 and a written opinion was subsequently provided, effective as of the date of the delivery of the verbal opinion.

In considering the fairness of the consideration to be paid pursuant to the Amalgamation, from a financial point of view, to Shareholders (other than Seven Hills, Acquiror and their affiliates or associates), Eight Capital principally considered and relied upon the following approaches: (i) a net asset value analysis of Fura; (ii) a comparison of selected financial multiples of comparable trading public companies and the implied value for Fura; and (iii) an analysis of historical trading.

The Fairness Opinion states that, in the opinion of Eight Capital, based upon and subject to the analyses, assumptions, qualifications and limitations set out in the Fairness Opinion, the consideration to be received by Shareholders, other than Seven Hills, Acquiror and their affiliates or associates, pursuant to the Amalgamation is fair, from a financial point of view, to the Shareholders.

Eight Capital has not prepared a formal valuation or appraisal of Fura or any of its affiliates or of any of the assets, liabilities or securities of Fura or any of its affiliates, and the Fairness Opinion should not be construed as such.

The engagement letter between the Special Committee and Eight Capital provides that Eight Capital receive certain fees for rendering the Fairness Opinion. The fee payable to Eight Capital by the Corporation in respect of the delivery of the Fairness Opinion is not conditional on the Fairness Opinion being favourable. Eight Capital is also to be reimbursed for its reasonable out-of- pocket expenses including legal counsel, up to a certain amount. Furthermore, the Corporation has agreed to indemnify Eight Capital against certain liabilities that might arise out of its engagement. The full text of the Fairness Opinion, which states, among other things, the scope of review, assumptions made and limitations on the review undertaken, is attached as Schedule “H” to this Circular.

Shareholders are reminded that the foregoing is a summary of the opinion only. Shareholders are therefore encouraged to read the Fairness Opinion carefully in its entirety. The Fairness Opinion was provided to the Special Committee in connection with its evaluation of the Amalgamation to be received pursuant to the Amalgamation, does not address any other aspect of the Amalgamation and does not constitute a recommendation as to how Shareholders should vote or act with respect to the Amalgamation.

Securities Law Matters

The Corporation is listed on the TSX-V and is subject to Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”) which, subject to certain exemptions, is adopted in its entirety, as a policy of the TSX-V pursuant to TSX-V Policy 5.9 — Protection of Minority Security Holders in Special Transactions. MI 61-101 regulates insider bids, issuer bids, business combinations and related party transactions to ensure equality of treatment among securityholders, generally by requiring enhanced disclosure, approval by a majority of securityholders, excluding interested parties or related parties and their respective joint actors and, in certain instances, independent valuations and approval and oversight of certain transactions by a special committee of independent directors. The Amalgamation does not constitute an issuer bid or an insider bid for the purposes of MI 61-101. Because the Amalgamation is a transaction in which the interests of a securityholder of the Corporation could be terminated without such securityholder’s consent, the Amalgamation will constitute a “business combination” for the purposes of MI 61 -101 and the Amalgamation Resolution will require Majority of Minority approval in accordance with MI 61-101. Pursuant to the Majority of Minority approval requirement, the Amalgamation Resolution must be approved by a simple majority of the votes cast by the Shareholders, excluding any votes attaching to the Common Shares beneficially owned, or over which control or direction is exercised, by an “interested party” (as such term is defined in MI 61-101), such as the Excluded Shareholders, or any directors or senior officers of the Corporation who are entitled to receive, directly or indirectly, a “collateral benefit” (as such term is defined in MI 61-101) as a consequence of the Amalgamation.

A “collateral benefit” includes any benefit that a related party of the Corporation is entitled to receive, directly or indirectly, as a consequence of the Amalgamation, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities, or other enhancement in benefits related to past or future services as an employee, director or consultant of the Corporation or of another Person, regardless of the existence of any offsetting costs to the related party or whether the benefit is provided, or agreed to, by the Corporation or another party to the transaction. However, MI 61-101 excludes from the meaning of “collateral benefit”, among other things, a payment or distribution per equity security that is identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, as well as certain benefits to a related party received solely in connection with the related party’s services as an employee, director or consultant of the Corporation, of an affiliated entity of the Corporation or of a successor to the business of the Corporation where: (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) either (i) at the time the transaction is agreed to, the related party and its “associated entities” (as such term is defined in MI 61-101) beneficially own, or exercise control or direction over, less than 1% of the outstanding equity securities (in the case of the Corporation, the Common Shares), or (ii) in the case of a business combination or related party transaction, (A) the related party discloses to an independent committee of the Corporation the amount of consideration that he or she expects to be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities beneficially owned by him or her, (B) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in (A), and (C) the independent committee’s determination is disclosed in the disclosure document for the transaction.

Each of Damian Lopez, Corporate Secretary of the Corporation, and Ryan Ptolemy, Chief Financial Officer of the Corporation, own less than 1% of the outstanding Common Shares and therefore any benefits they receive, directly or indirectly, as a consequence of the Amalgamation as described under “Director and Executive Compensation - Employment, Consulting and Management Agreements” would not be considered a collateral benefit.

Each of Devidas Shetty, Chief Executive Officer of the Corporation and Forbes & Manhattan, Inc. (an affiliated entity of Stan Bharti, a director of the Corporation) are entitled to receive termination payments in connection with their respective consulting agreements if after completion of the Amalgamation their respective consulting agreements are terminated within one year; however they have each waived their right to receive such termination payments in connection with the Amalgamation. See “Director and Executive Compensation - Employment, Consulting and Management Agreements” for a description of the termination payments and waivers.

As a result of the foregoing, any Common Shares owned by each of Damian Lopez, Ryan Ptolemy, Devidas Shetty and Stan Bharti, and each of their respective related parties can be counted in the Majority of Minority vote required to approve the Amalgamation.

Prior Valuations / Prior Offers

To the knowledge of the Corporation, there have been no prior valuations of the Corporation (as contemplated under MI 61-101) in the 24-month period prior to the date of this Circular that relate to the subject matter of or that are otherwise relevant to the Amalgamation.

There have been no bona fide offers received by the Corporation in the 24-month period prior to the entering into of the Acquisition Agreement that relate to the subject matter of or that are otherwise relevant to the Amalgamation.

The Corporation is not required to obtain a formal valuation under MI 61-101 as it is exempt from the formal valuation requirements of MI 61-101 pursuant to subsection 4.4(a) of MI 61-101 on the basis that the Common Shares are listed on the TSX-V.

Amalgamation Procedure

Shareholder Approval of the Amalgamation

Under the OBCA, the Amalgamation requires the approval of at least two-thirds of the votes cast at the Meeting by Shareholders. MI 61-101 also requires approval of the Majority of the Minority.

Transfer of Common Shares to Acquiror

Prior to the Amalgamation becoming effective, Seven Hills will transfer all of its 140,048,752 Common Shares to Acquiror.

Treatment of Stock Options

The Corporation has outstanding options to acquire 9,395,881 Common Shares, which had been granted to 18 individuals who serve as officers, directors, consultants or employees of the Corporation or its affiliates. All outstanding options have an exercise price greater than $0.15. The Corporation’s Stock Option Plan provides that if the Corporation amalgamates, merges or enters into a plan of arrangement with or into another corporation, including without limitation any statutory procedure following a take-over bid, any Common Shares receivable on the exercise of an option shall be converted into the securities, property or cash which the optionee would have received upon such amalgamation, merger or arrangement if the optionee had exercised the option immediately prior to the record date applicable to such amalgamation, merger or arrangement, and the exercise price shall be adjusted proportionately by the Board and such adjustment shall be binding for all purposes of the Stock Option Plan. Given that the exercise price per Common Share for each option is higher than the consideration that would be received upon the Amalgamation the outstanding options are all out-of-the- money and would not likely be exercised. Pursuant to the Acquisition Agreement the Corporation has agreed to use commercially reasonable efforts to have all outstanding options forfeited in connection with the Amalgamation.

Source of Funds

The aggregate cost to redeem all of the Amalco Redeemable Preferred Shares to be issued pursuant to the Amalgamation will be approximately $19,798,010, exclusive of expenses of the Amalgamation. Acquiror has secured the necessary funds to effect the redemption of the Amalco Redeemable Preferred Shares through Seven Hills.

Deposit of Share Certificates and Redemption of Amalco Redeemable Preferred Shares

The Letter of Transmittal enclosed with this Circular sets forth the details of the procedure to be followed by each registered Shareholder (other than Acquiror and Dissenting Shareholders) for tendering the certificates or Direct Registration System (“DRS”) representing the Common Shares owned by such Shareholder to TSX Trust Company, in its role as depositary (the “ Depositary”). If the Amalgamation is not completed, any Letter of Transmittal completed by a Shareholder will be of no effect and the Corporation will cause the Depositary to return all deposited certificates or DRS representing Common Shares to the registered Shareholders thereof as soon as practicable. Non-Registered Holders who hold their Common Shares through their brokers, Intermediaries, trustees or other persons, or who otherwise do not hold their Common Shares in their own name, should contact their Intermediary for instructions and assistance in delivering their share certificate(s), or other evidence such as a DRS, representing ownership of Common Shares.

No share certificates shall be issued in respect of the Amalco Redeemable Preferred Shares to be issued pursuant to the Amalgamation. Instead, ownership of such Amalco Redeemable Preferred Shares during the period from the effective time of the Amalgamation until immediately after the issuance of the Amalco Redeemable Preferred Shares pursuant to the Amalgamation (the “Redemption Time”), and the entitlement to receive the Consideration in respect of each such Amalco Redeemable Preferred Share following the Redemption Time, shall be evidenced by certificates or other evidence such as a DRS representing ownership of Common Shares held by Shareholders (other than Common Shares held by Acquiror and Dissenting Shareholders) immediately prior to the effective time of the Amalgamation.

On or before the effective date of the Amalgamation, the Corporation shall deliver, or cause to be delivered, to the Depositary cash in an aggregate amount sufficient to pay the aggregate Consideration for all of the Amalco Redeemable Preferred Shares to be issued in accordance with the Amalgamation Agreement. Delivery of the aggregate Consideration in such a manner shall be a full and complete discharge of Amalco’s obligation to deliver to the holders of the Amalco Redeemable Preferred Shares being redeemed. Any interest earned on the deposit of the aggregate Consideration with the Depositary shall belong to Amalco.

From and after the Redemption Time: (i) upon surrender, by a holder of Common Shares who received Amalco Redeemable Preferred Shares in exchange for such Common Shares, to the Depositary of certificate(s) or DRS representing such Common Shares, together with the completed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Depositary shall pay and deliver or cause to be paid and delivered, by way of wire transfer or cheque payable to the holder, the Consideration for each Amalco Redeemable Preferred Share which such holder was entitled to receive in exchange for such Common Shares in accordance with the Amalgamation Agreement, less any amounts Amalco determines or reasonably believes are required to be deducted and withheld from such consideration in accordance with any applicable law; and (ii) the holders of Amalco Redeemable Preferred Shares shall not be entitled to exercise any of the rights of shareholders in respect thereof except to receive the Consideration therefor, without interest.

At and from the Redemption Time, the Amalco Redeemable Preferred Shares in respect of which deposit of the aggregate Consideration is made by Amalco with the Depositary shall be deemed to be redeemed and cancelled, Amalco shall be fully and completely discharged from its obligations with respect to the payment of the Consideration to such holders of Amalco Redeemable Preferred Shares, and the rights of such holders shall be limited to receiving the Consideration payable to them upon the surrender of the Common Share certificate(s) or DRS, completed Letter of Transmittal and other documents described herein. Subject to the requirements of applicable law with respect to unclaimed property, any Consideration held by the Depositary that has not been claimed in accordance with the provisions described above prior to the sixth anniversary of the date on which the Redemption Time occurs shall be forfeited to Amalco or its successor and shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Amalco Redeemable Preferred Shares to receive such Consideration shall terminate and be deemed to be surrendered and forfeited for no consideration, and any person who surrenders certificate(s), and the other documents described herein, on or after the sixth anniversary of the date on which the Redemption Time occurs will not be entitled to such Consideration or other compensation.

Any monies represented by a cheque that has not been deposited or has been returned to the Depositary or Amalco shall, on the sixth anniversary of the date on which the Redemption Time occurs, be forfeited to Amalco or its successor and shall cease to represent a right or claim by or interest of any kind or nature, and the right of a former holder of Amalco Redeemable Preferred Shares to receive such payment shall terminate and be deemed to be surrendered and forfeited for no consideration.

The common shares of Amalco shall rank junior to the Amalco Redeemable Preferred Shares and shall be subject in all respects to the rights, privileges, restrictions and conditions attaching to the Amalco Redeemable Preferred Shares. The holders of the Amalco Redeemable Preferred Shares shall not be entitled to receive any dividends thereon. Except as otherwise provided in the OBCA, the holders of the Amalco Redeemable Preferred Shares shall not be entitled to receive notice of, to attend, or to vote at, any meeting of the shareholders of Amalco. In the event of the liquidation or winding-up of Amalco or any other distribution of the property or assets of Amalco among its shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Amalco Redeemable Preferred Shares upon satisfaction of the Consideration in respect of each Amalco Redeemable Preferred Share, the holders of Amalco Redeemable Preferred Shares shall be entitled to receive and Amalco shall pay to such holders, before any amount shall be paid or any property or assets of Amalco shall be distributed to the holders of any class of shares ranking junior to the Amalco Redeemable Preferred Shares as to such entitlement, an amount equal to the Consideration for each Amalco Redeemable Preferred Share held by them and no more. After payment to the holders of the Amalco Redeemable Preferred Shares of the amounts so payable to them as provided above, they shall not be entitled to share in any further distribution of the property or assets of Amalco.

The foregoing deposit and redemption procedures are set out in greater detail in Schedule A to the Amalgamation Agreement which is attached as Schedule “E” to this Circular.

Lost Certificates

If a certificate representing Common Shares has been lost, stolen or destroyed, the Letter of Transmittal should be completed as fully as possible and forwarded, together with a letter describing the loss, theft or destruction, to TSX Trust Company. TSX Trust Company will respond with the replacement requirements (including a bonding and indemnity requirement), which must be properly completed and submitted in good order to TSX Trust Company.

Effect of the Amalgamation on Stock Exchange Listing and Reporting Issuer Status

Until completion of the Amalgamation, the Corporation will continue to be subject to ongoing disclosure and other obligations as a reporting issuer under applicable securities legislation in Ontario, Alberta and British Columbia for a period of time. The Common Shares are expected to be delisted from the TSX-V soon after the Amalgamation is completed. The Corporation will also seek to cease to be a reporting issuer under the securities legislation of each of the above provinces of Canada under which it is currently a reporting issuer (or equivalent) following completion of the Amalgamation.

Failure to Complete Transaction

If the Amalgamation is not completed, any Letter of Transmittal completed by a Shareholder will be of no effect and the Corporation will cause TSX Trust Company to return all deposited certificates representing Common Shares to the registered Shareholders thereof as soon as practicable.

ACQUISITION AGREEMENT

On August 14, 2020, the Corporation, Seven Hills and Acquiror entered into an acquisition agreement (the “Acquisition Agreement”). The following is a summary of the principal terms of the Acquisition Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Acquisition Agreement which is attached as Schedule “E” to this Circular. Shareholders are encouraged to read the Acquisition Agreement in its entirety. Capitalized terms used in this section and not otherwise defined in this Circular have the meanings ascribed to them in the Acquisition Agreement.

Representations and Warranties

The Acquisition Agreement contains certain representations and warranties of Fura, Seven Hills and Acquiror that are customary for a transaction of this nature. The representations and warranties of Fura relate to, among other things: organization and qualification; corporate authorization; governmental authorization; capitalization; subsidiaries; securities law matters; compliance with laws; material contracts; interest in real property and mineral rights; mineral reserves and resources; work programs; litigation; environmental matters; labour and employment; taxes; economic sanctions and export controls; and leased property and Fura real property.

The representations and warranties of Seven Hills and Acquiror relate to, among other things: organization and qualification; authority relative to the Acquisition Agreement; required approvals; sufficiency of funds; ownership of Common Shares; and litigation.

Covenants of Fura

Fura has given usual and customary covenants for an agreement of the nature of the Acquisition Agreement, including the following: (i) to conduct and cause each of the Fura Subsidiaries to conduct its businesses only in, and not take any action except in, the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its present business organization, assets and goodwill, maintain its real property interests in good standing, keep available the services of its officers and employees as a group and preserve the current relationships with suppliers, distributors, employees, consultants, customers and others having business relationships with it; (ii) to use and cause each of the Fura Subsidiaries to use commercially reasonable efforts to obtain, as soon as practicable following execution of the Acquisition Agreement, the Required Regulatory Approvals and Required Contractual Consents required to be obtained by it; (iii) to use and cause each of the Fura Subsidiaries to use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Fura or any of the Fura Subsidiaries challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated thereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Fura or any of the Fura Subsidiaries which may materially adversely affect the ability of the parties thereto to consummate the Amalgamation; (iv) to use and cause each of the Fura Subsidiaries to use commercially reasonable efforts to satisfy all conditions precedent in the Acquisition Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which applicable Laws may impose on Fura or any of the Fura Subsidiaries with respect to the transactions contemplated by the Acquisition Agreement; (v) not issue or sell or agree to issue or sell any securities (other than the issuance of Common Shares upon the exercise of outstanding Options and Warrants); (vi) not set aside, declare or pay any dividend, return of capital or other distribution to the Shareholders; (vii) not redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Fura or any Fura Subsidiaries, other than Options and Warrants for which the Corporation shall not offer or pay consideration other than nominal consideration; (viii) not amend the terms of any outstanding securities of Fura or any Fura Subsidiaries; and (ix) not split, consolidate or reclassify any of its outstanding shares or undertake any other capital reorganization in respect of its outstanding Common Shares.

Covenants of Seven Hills and Acquiror

Seven Hills and Acquiror have given usual and customary covenants for an agreement of the nature of the Acquisition Agreement, including the following: (i) to use commercially reasonable efforts to obtain as soon as practicable following execution of the Acquisition Agreement the Required Regulatory Approvals required to be obtained by it; (ii) to use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Seven Hills or Acquiror challenging or affecting the Acquisition Agreement or the consummation of the transactions contemplated thereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Seven Hills or Acquiror which may materially adversely affect the ability of the parties thereto to consummate the Amalgamation; and (iii) use commercially reasonable efforts to satisfy all conditions precedent in the Acquisition Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which applicable Laws may impose on Seven Hills or Acquiror with respect to the transactions contemplated by the Acquisition Agreement.

Closing Conditions

The following conditions to closing are for the benefit of Fura, Seven Hills and Acquiror and may only be waived in whole or in part with their mutual consent.

Mutual Conditions Precedent to the Amalgamation

The obligations of Fura, Seven Hills and Acquiror to complete the Amalgamation are subject to:

•                                       the Amalgamation Resolution shall have been approved and adopted by the Shareholders at the Meeting in accordance with applicable Laws, including the Majority of Minority approval required by MI 61-101 which is referred to in section 2.3 of the Acquisition Agreement;

•                                          no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Amalgamation illegal or otherwise preventing or prohibiting consummation of the Amalgamation;

•                                          each of Fura and Acquiror shall have the financial resources to ensure that the statements required to be made by a respective director or officer pursuant to section 178(2) of the OBCA are true and correct;

•                                          the Required Regulatory Approvals shall have been obtained; and

•                                          the Acquisition Agreement shall not have been terminated in accordance with its terms.

Conditions Precedent in Favour of Fura

The obligations of Fura to complete the Amalgamation are subject to:

•                                          the representations and warranties made by Seven Hills and Acquiror in the Acquisition Agreement shall be true and correct in all material respects, at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date), and Seven Hills and Acquiror shall have each provided to Fura a certificate of a senior officer of Seven Hills and Acquiror (in each case without personal liability) certifying same on the Effective Date;

•                                          subject to section 6.4(b) of the Acquisition Agreement, each of Seven Hills and Acquiror shall have complied in all material respects with its covenants herein, and Seven Hills and Acquiror shall have provided to Fura a certificate of a senior officer of Seven Hills and Acquiror (in each case without personal liability) certifying same; and

•                                          Seven Hills and Acquiror shall have complied with their obligations under section 2.6 of the Acquisition Agreement and the Depositary shall have confirmed receipt of the Consideration.

Conditions Precedent in Favour of Acquiror

The obligations of Acquiror to complete the Amalgamation are subject to, among other things:

•                                          certain representations and warranties made by Fura being true and correct in all respects at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date) and Fura shall have provided to Acquiror a certificate of a senior officer of Fura (in each case without personal liability) certifying same on the Effective Date;

•                                       the representations and warranties made by Fura in the Acquisition Agreement, other than the representations referred to in section 6.2(a) of the Acquisition Agreement, shall be true and correct at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date), except where any inaccuracies in such representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and Fura shall have provided to Acquiror a certificate of a senior officer of Fura (in each case without personal liability) certifying same on the Effective Date;

•                                          subject to section 6.4(b) of the Acquisition Agreement, Fura shall have complied in all material respects with its covenants set out in the Acquisition Agreement, and provided to Seven Hills and Acquiror a certificate of two senior officers of Fura (in each case without personal liability) certifying same;

•                                          the Required Contractual Consents shall have been obtained;

•                                          from the date of the Acquisition Agreement and up to and including the Effective Date, there shall not have occurred a Material Adverse Effect;

•                                       Shareholders holding no more than 5% of the outstanding Common Shares not held by Seven Hills shall have validly exercised their Dissent Rights (and not withdrawn such exercise);

•                                          Seven Hills having received a release from certain service providers;

•                                          all Options and Warrants held by directors, officers and related parties of Fura and the Fura Subsidiaries have been forfeited by the holders thereof without payment of any consideration therefor;

•                                          the Transition Services Agreement having been entered into and a copy of same delivered to Seven Hills; and

•                                          Fura shall have used commercially reasonable efforts to deliver title opinions reasonably requested by Seven Hills.

Non-solicitation

Except as otherwise expressly provided in the Acquisition Agreement or to the extent that each of Seven Hills and Acquiror has otherwise consented in writing, Fura must not, and shall cause the Fura Subsidiaries not to, directly or indirectly: (i) make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Fura or any Fura Subsidiary or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to constitute or lead to an Acquisition Proposal; (iii) make a Change in Recommendation other than as specifically permitted in the Acquisition Agreement; or (iv) accept or enter into, or publicly propose to accept or enter into, any Contract in respect of an Acquisition Proposal other than as specifically permitted in the Acquisition Agreement.

Fura is required to provide notice to Seven Hills and Acquiror, at first orally, and then promptly (and in any event within one Business Day) in writing, of any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal, any request for discussions or negotiations relating to, or which would reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to Fura or any Fura Subsidiary or for access to properties, books and records of Fura or any Fura Subsidiary or a list of the Shareholders of Fura of which Fura or its Representatives are or become aware, or any amendments to the foregoing. Fura shall keep Seven Hills and Acquiror promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request (including any amendment thereto), and will respond promptly to all inquiries by Seven Hills and Acquiror with respect thereto.

Insurance and Indemnification

Fura agreed to obtain “run-off” directors’ and officers’ liability insurance for a period of six years following the Effective Date on terms satisfactory to Fura and Seven Hills, each acting reasonably.

Seven Hills agreed that it shall, and shall cause Amalco or the relevant Fura Subsidiary to, honour all rights to indemnification or exculpation now existing, or arising in connection with the transactions contemplated by the Acquisition Agreement, in favour of present and former officers and directors of Fura and the Fura Subsidiaries, as the case may be, with respect to rights contained in agreements and documents that are disclosed to Seven Hills.

Amendments to Agreements

Subject to applicable Laws, the Acquisition Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, without limitation: (i) change the time for performance of any of the obligations or acts of the Parties, (ii) waive any inaccuracies or modify any representation or warranty contained in the Acquisition Agreement or in any document delivered pursuant thereto, (iii) waive compliance with or modify any of the covenants contained in the Acquisition Agreement, (iv) waive or modify performance of any of the obligations of the Parties, and (v) waive compliance with or modify any conditions precedent contained in the Acquisition Agreement.

Termination of Acquisition Agreement

The Acquisition Agreement may be terminated at any time prior to the Effective Date by:

•                                          mutual written agreement of Seven Hills, Acquiror and Fura;

•                                          either Fura or Acquiror if:

•                                          the Shareholders do not approve the Amalgamation Resolution at the Meeting in the manner required by section 2.3 of the Acquisition Agreement, except that the right to terminate under section 9.2(b)(i) of the Acquisition Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Acquisition Agreement has been the primary cause of the failure to obtain the Shareholder Approval;

•                                          the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate under section 9.2(b)(ii) of the Acquisition Agreement shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the Acquisition Agreement has been the primary cause of the failure of the Effective Time to occur by such Outside Date; or

•                                       any Governmental Entity shall have enacted any Law or issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated herein (unless such law, order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

•                                          Fura, if:

•                                          subject to section 6.4(b) of the Acquisition Agreement, any representation or warranty of Seven Hills or Acquiror under the Acquisition Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in section 6.3(a) would be incapable of satisfaction;

•                                          subject to section 6.4(b) of the Acquisition Agreement, Seven Hills or Acquiror is in default of a covenant or obligation thereunder such that the condition contained in section 6.3(b) of the Acquisition Agreement would be incapable of satisfaction; provided that Fura is not in breach of the Acquisition Agreement so as to cause any condition in section 6.2 of the Acquisition Agreement not to be satisfied, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by Fura of its obligations under the Acquisition Agreement; or

•                                          prior to obtaining the Shareholder Approval, Fura proposes to enter into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement), provided that Fura has complied with and there is no default by Fura of any covenant under sections 7.1 and 7.3 of the Acquisition Agreement in all material respects and prior to or concurrent with such termination Fura pays the Termination Payment to Seven Hills in accordance with section 9.3(a)(iv) of the Acquisition Agreement;

•                                          Acquiror, if:

•                                          subject to section 6.4(b) of the Acquisition Agreement, any representation or warranty of Fura under the Acquisition Agreement is untrue or incorrect or shall have become untrue or incorrect such that the conditions contained in section 6.2(a) or 6.2(b) of the Acquisition Agreement would be incapable of satisfaction;

•                                       subject to section 6.4(b) of the Acquisition Agreement, Fura is in default of a covenant or obligation thereunder such that the condition contained in section 6.2(c) of the Acquisition Agreement would be incapable of satisfaction; provided that neither Seven Hills nor Acquiror is in breach of the Acquisition Agreement so as to cause any condition in section 6.3 of the Acquisition Agreement not to be satisfied, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by Seven Hills or Acquiror of its obligations under the Acquisition Agreement;

•                                       prior to obtaining the Shareholder Approval, the Board makes a Change in Recommendation or fails to reaffirm its recommendation of the Amalgamation in the circumstances set out in section 7.3(d) of the Acquisition Agreement;

•                                       prior to obtaining the Shareholder Approval, Fura enters into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement);

•                                          Fura materially breaches section 7.1 of the Acquisition Agreement; or

•                                          there has occurred a Material Adverse Effect in respect of Fura on or after the date of the Acquisition Agreement that cannot be cured on or prior to the Outside Date.

Amalgamation

Pursuant to the Acquisition Agreement and subject to the terms and conditions thereof, Fura and Acquiror have agreed to amalgamate under the provisions of the OBCA on the terms and conditions set forth in the Amalgamation Agreement, which terms and conditions are set out in more detail below under the heading “Amalgamation Agreement”.

Payment of Consideration

Acquiror (or Seven Hills on behalf of Acquiror) shall, no later than one Business Day before the Effective Date, provide the Depositary with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) to pay in full the aggregate Consideration (for the redemption of all of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation to the holders of the Common Shares (other than, for greater certainty, the Common Shares held by Seven Hills, which will be transferred to Acquiror prior to the Amalgamation, and any Common Shares held by Dissenting Shareholders, all as set forth more particularly in the Amalgamation Agreement), as discussed in greater detail under the heading “The Amalgamation - Amalgamation Procedure - Deposit of Share Certificates and Redemption of Amalco Redeemable Preferred Shares”.

Change of Control Payments

In connection with the Acquisition Agreement, Devidas Shetty and Forbes & Manhattan, Inc. have waived their right to termination payments that would otherwise result from the completion of the Amalgamation and a termination of their respective consulting agreements. See additional detail under “Director and Executive Compensation - Employment, Consulting and Management Agreements”. Each of 1809276 Ontario Inc., Damian Lopez Consulting Professional Corporation and Aaron Atin Professional Corporation has agreed to (i) waive their respective termination rights and payments in connection with the Amalgamation, (ii) terminate their respective consulting agreement and (iii) release Fura of any claims arising therefrom, subject to receipt from Fura of an amount equal to $91,500, $170,500 and $49,000 plus HST, respectively.

Directors’ and Officers’ Insurance

Consistent with standard practice in similar transactions, in order to ensure that directors do not lose or forfeit their protection under liability insurance policies maintained by the Corporation, the Acquisition Agreement provides for the maintenance of such protection for six years.

AMALGAMATION AGREEMENT

If the Amalgamation Resolution is approved, subject to the conditions of the Acquisition Agreement, Fura and Acquiror will enter into the amalgamation agreement substantially in the form attached as Schedule A to the Acquisition Agreement (the “Amalgamation Agreement”) and will amalgamate and continue as one corporation (“Amalco”) pursuant to section 174 of the OBCA, on the terms and subject to the conditions set forth in the Amalgamation Agreement. The following is a summary of the principal terms of the Amalgamation Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amalgamation Agreement which is attached as Schedule A to the Acquisition Agreement which is attached as Schedule “E” to this Circular. Shareholders are encouraged to read the Amalgamation Agreement in its entirety. Capitalized terms used in this section and not otherwise defined in this Circular have the meanings ascribed to them in the Amalgamation Agreement.

Effects of Amalgamation

At the Effective Time, the following shall occur and shall be deemed to occur, without any further act or formality:

•                                       the Amalgamating Corporations will be amalgamated and continue as one corporation under the terms and conditions prescribed in the Amalgamation Agreement;

•                                       the Amalgamating Corporations will cease to exist as entities separate from Amalco;

•                                       Amalco will possess all the property, rights, privileges and franchises and will be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the Amalgamating Corporations;

•                                       a conviction against, or ruling, order or judgment in favour or against an Amalgamating Corporation may be enforced by or against Amalco;

•                                       the Articles of Amalgamation will be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation will be deemed to be the certificate of incorporation of Amalco; and

•                                          Amalco will be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Amalgamation has become effective and no action or proceeding by or against any of the Amalgamating Corporations shall abate or be affected by the Amalgamation.

Registered Office

The registered office of Amalco shall be located at Wildeboer Dellelce Place, 365 Bay Street, Suite 800, Toronto, Ontario, M5H 2V1, unless changed in accordance with the OBCA.

Authorized Capital and Exchange of Shares Pursuant to the Amalgamation

Amalco shall be authorized to issue an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares. For a full description of the provisions of the Amalco Common Shares and the Amalco Redeemable Preferred Shares, see Schedule A to the Amalgamation Agreement.

Pursuant to the Amalgamation: (i) each issued and outstanding Common Share, other than those held by Dissenting Shareholders and Acquiror, shall be exchanged for one fully paid and non-assessable Amalco Redeemable Preferred Share; (ii) all issued and outstanding Common Shares that are held by Acquiror shall be cancelled, without any repayment of capital in respect thereof, and such shares shall not be converted into shares of Amalco; (iii) each issued and outstanding Acquiror Common Share shall be exchanged for one fully paid and non-assessable Amalco Common Share; and (iv) each issued and outstanding Common Share held by each Dissenting Shareholder, if any, shall be cancelled and become an entitlement to be paid the fair value of such Common Share in accordance with section 185 of the OBCA.

Transfer Restriction

The transfer of securities of Amalco will be restricted in that no securityholder will be entitled to transfer any such security or securities without either: (a) the approval of the directors of Amalco expressed by a resolution passed by a majority of the directors at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors, or (b) the approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by all of the holders of such shares.

Directors

The board of directors of Amalco will, until otherwise changed in accordance with the OBCA, consist of a minimum number of one and a maximum number of ten directors. The board of directors of Amalco will be constituted on completion of the Amalgamation.

Amendment to Amalgamation Agreement

Subject to applicable law, the Amalgamation Agreement may, at any time and from time to time before the Effective Time, be amended by mutual written agreement of the Parties without further notice to or authorization on the part of the holders of Common Shares or Acquiror Common Shares, provided that such amendment does not: (i) invalidate any required approval of the Amalgamation by the holders of Common Shares or Acquiror Common Shares; or (ii) after the holding of the Company Meeting, result in an adverse change in the quantum or form of consideration payable to the holders of Common Shares pursuant to the Amalgamation.

VOTING SUPPORT AGREEMENTS

On August 14, 2020, Seven Hills and Acquiror entered into voting agreements (the “Voting Agreements”) with each of Indivar Pathak, Aberdeen International Inc., 1809276 Ontario Inc., Sulliden Mining Capital Inc., 2227929 Ontario Inc., Fred Leigh, Hannele Bharti, Ashim Roy, Aaron Atin Professional Corporation, Damian Lopez Consulting Professional Corporation, Gaurav Gupta, Michael Kuan, 2051580 Ontario Inc. and Devidas Shetty (collectively the “Locked-Up Securityholders”), pursuant to which 54,767,903 Common Shares (representing approximately 20.13% of the issued and outstanding Common Shares as of the date hereof) and 6,535,881 stock options, are subject to the terms and conditions of the Voting Agreements. The following is only a summary of certain material terms of the Voting Agreements, which does not contain all of the information about these agreements. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements which have been filed, and are available on the Corporation’s profile at www.sedar.com. Capitalized terms used in this section and not otherwise defined in this Circular have the meanings ascribed to them in the Voting Agreements.

Each Locked-Up Securityholder has agreed, upon the terms and subject to the conditions contained in their respective Voting Agreement, to, among other things, vote (or cause to be voted) all Subject Securities held by them: (a) in favour of the Amalgamation Resolution and the transactions contemplated by the Acquisition Agreement (and any actions required for the consummation of the transactions contemplated by the Acquisition Agreement); and (b) against any proposed action by the Corporation, the Shareholders, any of the Corporation’s subsidiaries or any other Person which would reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the transactions contemplated by the Acquisition Agreement, including without limitation any Acquisition Proposal or Superior Proposal or other merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction involving the Corporation or any of the Corporation’s subsidiaries, other than the Amalgamation or any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation of the Corporation under the Acquisition Agreement if such breach requires Shareholder approval.

Pursuant to the Voting Agreements, each of the Locked-Up Securityholders have also agreed not to: (a) without having first obtained the prior written consent of Seven Hills, sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option or otherwise dispose of any right or interest in any of their Subject Securities or enter into any agreement, arrangement, commitment or understanding in connection therewith, other than pursuant to the Acquisition Agreement; (b) except as contemplated by the Voting Agreements, grant or agree to grant any proxies or powers of attorney, deposit any Subject Securities into a voting trust or pooling agreement, or enter into a voting agreement, commitment, understanding or arrangement, oral or written, with respect to the voting of any Subject Securities; and (c) requisition or join in the requisition of any meeting of any of the securityholders of the Corporation for the purpose of considering any resolution.

The Voting Agreements contain certain termination rights for each of Seven Hills, Acquiror and the respective Locked-Up Securityholders, including, but not limited to, upon the termination of the Acquisition Agreement in accordance with its terms and written notice by a respective Locked-Up Securityholder to Seven Hills and Acquiror if the Acquisition Agreement is amended, without the prior written consent of a Locked-Up Securityholder, to reduce the Consideration or other consideration payable by Seven Hills or Acquiror to the holders of Common Shares (other than the Common Shares held by Seven Hills), to change the form of any such consideration, in a manner that is materially adverse to the Locked-up Securityholder, or to impose additional material conditions. Seven Hills, Acquiror and the respective Locked-Up Securityholders, also have the right to terminate their respective Voting Agreements on October 31, 2020.

ADDITIONAL DISCLOSURE

Pursuant to MI 61-101, the Corporation is required to include in this Circular certain disclosure prescribed by Form 62-104F2 — Issuer Bid Circular of National Instrument 62-104 — Take-Over Bids and Issuer Bids, to the extent applicable to the Amalgamation (and with necessary modifications). To the extent not already incorporated in this Circular, this disclosure is provided in Schedule “B” to this Circular.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) arising as a consequence of the Amalgamation and the redemption of Amalco Redeemable Preferred Shares generally applicable to a Shareholder other than Acquiror (for purposes of this section, a “Minority Shareholder”) who, for purposes of the Tax Act and at all relevant times: (a) holds their Common Shares, and will hold their Amalco Redeemable Preferred Shares received pursuant to the Amalgamation, as capital property; and (b) deals at arm’s length with each of, and is not affiliated with (within the meaning of the Tax Act) any of, the Corporation, Acquiror, Amalco and their respective affiliates (a “Holder”). The Common Shares and the Amalco Redeemable Preferred Shares will generally constitute capital property to a Holder provided that the Holder did not acquire such securities in the course of carrying on a business of trading or dealing in securities or in one or more transactions considered to be an adventure or concern in the nature of trade. Holders whose Common Shares or Amalco Redeemable Preferred Shares might not otherwise be capital property should consult their own tax advisors regarding their particular circumstances.

This summary is not applicable to a Holder: (a) that is a “financial institution” for purposes of the mark-to- market rules contained in the Tax Act; (b) that is a “specified financial institution” (as defined in the Tax Act); (c) an interest in which would be a “tax shelter” or a “tax shelter investment” (each as defined in the Tax Act); (d) that has elected under the functional currency rules in the Tax Act to determine its “Canadian tax results” in a currency other than Canadian currency; (e) that has entered or enters into a “derivative forward agreement” or “synthetic disposition arrangement” (each as defined in the Tax Act) with respect to the Common Shares or the Amalco Redeemable Preferred Shares; or (f) who is exempt from paying tax under Part I of the Tax Act. Such Holders should consult their own tax advisors having regard to their own particular circumstances. This summary is also not applicable to Acquiror.

This summary is based on the provisions of the Tax Act and the regulations thereunder in force as of the date hereof and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency

(“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all Tax Proposals will be enacted in the form proposed. However, no assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not otherwise take into account or anticipate any changes in Law (as defined in the Acquisition Agreement), whether by judicial, governmental or legislative decision, action or interpretation, or changes in the administrative policies or assessing practices of the CRA, nor does it take into account other federal tax legislation or considerations or those of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is not exhaustive of all Canadian federal income tax considerations, nor does it purport to describe the tax consequences in other jurisdictions. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Holder. Accordingly, Holders should consult their own legal and tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority. The discussion below is qualified accordingly.

Holders Resident in Canada

The following portion of this summary is generally applicable to a Holder who is or is deemed to be, at all material times and for the purposes of the Tax Act, resident in Canada (a “Resident Holder”).

Certain Resident Holders whose Common Shares or Amalco Redeemable Preferred Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to have their Common Shares and Amalco Redeemable Preferred Shares, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Shareholders in the taxation year in which the election is made and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by Section 39(4) of the Tax Act. Such Resident Holders are urged to consult their own tax advisors regarding the potential application and consequences of this election in their particular circumstances.

Exchange of Common Shares for Amalco Redeemable Preferred Shares

A Resident Holder who, in the course of the Amalgamation, exchanges Common Shares for Amalco Redeemable Preferred Shares will not realize a capital gain (or capital loss) as a result of the exchange. The Resident Holder will be considered to have disposed of their Common Shares for proceeds of disposition equal to such Resident Holder’s adjusted cost base of the Common Shares immediately before the Amalgamation, and to have acquired their Amalco Redeemable Preferred Shares at a cost equal to those proceeds of disposition, which cost will become the adjusted cost base of the Amalco Redeemable Preferred Shares to the Resident Holder.

Redemption of Amalco Redeemable Preferred Shares

On the redemption of an Amalco Redeemable Preferred Share held by a Resident Holder, the Resident Holder will be deemed to have received a dividend equal to the amount, if any, by which the Consideration exceeds the “paid-up capital” (within the meaning of the Tax Act) of the Amalco Redeemable Preferred Share so redeemed. Any such deemed dividend will be included in a Resident Holder’s income and subject to the rules in the Tax Act generally applicable to a dividend received from a taxable Canadian corporation.

The Amalgamation has been structured so that the paid-up capital of each Amalco Redeemable Preferred Share is expected to be equal to the Consideration, with the result that no deemed dividend should arise on the redemption of the Amalco Redeemable Preferred Shares; however, the Corporation has not sought or obtained an advance income tax ruling from the CRA confirming this expected result.

On the redemption of an Amalco Redeemable Preferred Share held by a Resident Holder, the Resident Holder generally will be considered to have disposed of such share for proceeds of disposition equal to the Consideration received for such share, less the amount of any deemed dividend, if any, on such share as described above. A Resident Holder generally will realize a capital gain (or a capital loss) to the extent such proceeds of disposition exceed (or are less than) the Resident Holder’s adjusted cost base of the Amalco Redeemable Preferred Share plus any reasonable costs incurred by the Resident Holder in connection with the disposition. The tax treatment of capital gains and capital losses under the Tax Act is discussed below.

Taxation of Capital Gains or Losses

A Resident Holder who realizes a capital gain (or a capital loss) on the redemption of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder (as defined below), on the disposition of their Common Shares) generally will be required to include in income one-half of any such capital gain (a “taxable capital gain”) and must apply one-half of any capital loss (an “allowable capital loss”) against any taxable capital gains realized by the Resident Holder in the same taxation year, and any unapplied balance may be applied against other taxable capital gains realized by the Resident Holder in the three preceding taxation years or future taxation years in accordance with the detailed rules in the Tax Act. Generally, allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and applied to reduce taxable capital gains in any of the three preceding taxation years or carried forward and applied to reduce taxable capital gains in any subsequent taxation years, all in accordance with detailed rules contained in the Tax Act.

If the Resident Holder is a corporation, or a partnership or trust of which a corporation is a member or a beneficiary, any capital loss realized on the disposition of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder, on the disposition of their Common Shares) may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such shares and, in the case of the Amalco Redeemable Preferred Shares, on the Common Shares for which such shares were exchanged, in accordance with detailed rules contained in the Tax Act. Resident Holders should consult their own tax advisors regarding the potential application of these rules to them in their particular circumstances.

A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (which may be refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), which includes taxable capital gains and interest.

Alternative Minimum Tax

The realization of a capital gain (or capital loss) by an individual (and certain trusts) may affect the individual’s liability for alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors regarding the potential application of these rules to them in their particular circumstances.

Dissenting Resident Holders

The following portion of this summary applies to Resident Holders who are Dissenting Shareholders and who are entitled to be paid, and are paid, the fair value for their Common Shares by Amalco following the Amalgamation (a “Dissenting Resident Holder”).

Different considerations than those described below, including potential deemed dividend treatment, may apply to Dissenting Shareholders who enter into an agreement with the Corporation described in section 185 of the OBCA for the purchase of their Common Shares prior to the Effective Time (as defined in the Acquisition Agreement) of the Amalgamation. Such Dissenting Shareholders should consult their own tax advisors regarding the tax consequences to them in connection with the exercise of Dissent Rights.

Based on the current published administrative practice of the CRA, a Dissenting Resident Holder who is paid fair value for their Common Shares by Amalco following the Amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the fair value amount received by them from Amalco for such Common Shares excluding the amount of any interest awarded by the court. Such a Dissenting Resident Holder generally will realize a capital gain (or capital loss) to the extent those proceeds of disposition exceed (or are less than) the adjusted cost base of the Dissenting Resident Holder’s Common Shares immediately before the Amalgamation plus any reasonable costs incurred by the Dissenting Resident Holder in connection with the disposition. Any such capital gain or capital loss will be subject to the same treatment as described above under the heading “Holders Resident in Canada - Taxation of Capital Gains or Losses”.

Any interest awarded to a Dissenting Resident Holder will be included in the Dissenting Resident Holder’s income in the year such income is received or receivable, depending on the method normally used by the Dissenting Resident Holder for computing income under the Tax Act.

Resident Holders that are contemplating exercising Dissent Rights should consult their own tax advisors regarding the tax consequences to them of exercising Dissent Rights in their own particular circumstances.

Holders Not Resident in Canada

The following portion of this summary is generally applicable to a Holder who at all material times: (a) is not or is deemed not to be, for the purposes of the Tax Act and any applicable income tax convention or treaty, resident in Canada; (b) does not hold or use, and is not deemed to hold or use, the Common Shares or any Amalco Redeemable Preferred Shares received on the Amalgamation in the course of carrying on business in Canada; (c) is not an “authorized foreign bank” (as defined in the Tax Act); (d) is not an insurer carrying on business in Canada or elsewhere; and (e) is not a “foreign affiliate” (as defined in the Tax Act) of a person resident in Canada (a “ Non-Resident Holder”). Non-Resident Holders should consult their own tax advisors having regard to their own particular circumstances.

Exchange of Common Shares for Amalco Redeemable Preferred Shares

A Non-Resident Holder who, in the course of the Amalgamation, exchanges Common Shares for Amalco Redeemable Preferred Shares will not realize a capital gain (or capital loss) as a result of the exchange. The Non-Resident Holder will be considered to have disposed of their Common Shares for proceeds of disposition equal to such Non-Resident Holder’s adjusted cost base of the Common Shares immediately before the Amalgamation, and to have acquired their Amalco Redeemable Preferred Shares at a cost equal to those proceeds of disposition, which cost will become the adjusted cost base of the Amalco Redeemable Preferred Shares to the Non-Resident Holder.

Redemption of Amalco Redeemable Preferred Shares

A Non-Resident Holder whose Amalco Redeemable Preferred Shares are redeemed generally is expected to realize a capital gain (or a capital loss) in the same manner as a Resident Holder as described above under the heading “Holders Resident in Canada - Redemption of Amalco Redeemable Preferred Shares”.

Taxation of Capital Gains or Losses

A Non-Resident Holder who realizes a capital gain (or a capital loss) on the redemption of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder, on the disposition of their Common Shares) generally is expected to realize a taxable capital gain or allowable capital loss in the same manner as a Resident Holder as described above under the heading “Holders Resident in Canada - Taxation of Capital Gains or Losses”.

However, a Non-Resident Holder will not be subject to Canadian tax under the Tax Act on any capital gain realized on the disposition of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder, on the disposition of their Common Shares) unless such shares constitute “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Holder at the time of the disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention or treaty.

The Amalco Redeemable Preferred Shares generally will not be taxable Canadian property to a Non-Resident Holder at the time they are redeemed, unless: (a) the Common Shares for which the Amalco Redeemable Preferred Shares were exchanged pursuant to the Amalgamation constituted taxable Canadian property to the Non-Resident Holder (as described below) immediately prior to the Amalgamation; or (b) at any time during the period commencing at the Effective Time and ending at the Redemption Time (i) the Non-Resident Holder, together with persons with whom the Non-Resident Holder does not deal at arm’s length and any partnerships in which the Non-Resident Holder and any such non- arm’s length person or persons holds a membership interest (directly or indirectly through one or more partnerships), owns 25% or more of the issued shares of any class or series of Amalco, and (ii) more than 50% of the fair market value of the Amalco Redeemable Preferred Shares is derived directly or indirectly from any combination of real or immovable property situated in Canada, “timber resource property” (within the meaning of the Tax Act), “Canadian resource property” (within the meaning of the Tax Act), or options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not such property exists.

The Common Shares generally will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that at such time the Common Shares are listed on a “designated stock exchange” (within the meaning of the Tax Act), which currently includes the TSX-V, unless, at that time or any time during the 60-month period immediately preceding such time, both of the following conditions are met concurrently: (a) the Non-Resident Holder, together with persons with whom the Non-Resident Holder does not deal at arm’s length and any partnerships in which the Non-Resident Holder and any such non-arm’s length person or persons holds a membership interest (directly or indirectly through one or more partnerships), owned 25% or more of the issued shares of any class or series of the Corporation; and (b) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from any combination of real or immovable property situated in Canada, “timber resource property” (within the meaning of the Tax Act), “Canadian resource property” (within the meaning of the Tax Act), or options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not such property exists. In addition, in certain circumstances the Common Shares may also be deemed by the Tax Act to constitute taxable Canadian property to a Holder (generally only where such shares are issued to the Holder pursuant to certain tax-deferred reorganizations under the Tax Act).

If an Amalco Redeemable Preferred Share (or, in the case of a Dissenting Non- Resident Holder, a Common Share) is or is deemed to be taxable Canadian property to a Non-Resident Holder at the time of disposition, any capital gain realized on the disposition of such share may nonetheless be exempt from tax under the Tax Act pursuant an applicable income tax convention or treaty.

Non-Resident Holders whose Common Shares or Amalco Redeemable Preferred Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including with respect to any Canadian reporting requirements arising from the redemption of their Amalco Redeemable Preferred Shares (or, in the case of a Dissenting Shareholder, the disposition of their Common Shares).

Dissenting Non-Resident Holders

The following portion of this summary applies to Non-Resident Holders who are Dissenting Shareholders and who are entitled to be paid, and are paid, the fair value for their Common Shares by Amalco following the Amalgamation (a “Dissenting Non-Resident Holder”).

Different considerations than those described below, including potential deemed dividend treatment and corresponding Canadian withholding tax obligations, may apply to a Dissenting Shareholder who enters into an agreement with the Corporation described in section 185 of the OBCA for the purchase of their Common Shares prior to the Effective Time of the Amalgamation. Such Dissenting Shareholders should consult their own tax advisors regarding the tax consequences to them in connection with the exercise of Dissent Rights.

Based on the current published administrative practice of the CRA, a Dissenting Non- Resident Holder who is paid fair value for their Common Shares by Amalco following the Amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the fair value amount received by them from Amalco for such Common Shares excluding the amount of any interest awarded by the court. Such a Dissenting Non-Resident Holder generally will realize a capital gain (or capital loss) to the extent those proceeds of disposition exceed (or are less than) the adjusted cost base of the Dissenting Non-Resident Holder’s Common Shares immediately before the Amalgamation plus any reasonable costs incurred by the Dissenting Non-Resident Holder in connection with the disposition. Any such capital gain or capital loss generally will be subject to the same treatment as described above under the heading “Holders Not Resident in Canada - Taxation of Capital Gains or Losses”.

Any interest paid or credited to a Dissenting Non-Resident Holder in respect of the exercise of Dissent Rights generally will not be subject to Canadian withholding tax.

Non-Resident Holders that are contemplating exercising Dissent Rights should consult their own tax advisors regarding the tax consequences to them of exercising Dissent Rights in their own particular circumstances.

Other Tax Considerations

This Circular does not address any tax considerations of the transactions described herein other than certain Canadian federal income tax considerations to Holders. Holders who are resident or citizen in jurisdictions other than Canada should consult their own tax advisors with respect to the tax implications of the transactions described herein, including any associated filing requirements in such jurisdictions. Holders should also consult their own tax advisors regarding relevant federal, provincial, territorial or state tax considerations of the transactions described herein.

RIGHT TO DISSENT

Pursuant to section 185 of the OBCA, registered Shareholders have the right to dissent (the “Dissent Rights”) with respect to the Amalgamation in the manner provided in section 185 of the OBCA. A dissenting Shareholder (a (“Dissenting Shareholder”) will be entitled, if the Amalgamation becomes effective, to be paid by Amalco the fair value of the Common Shares held by such Dissenting Shareholder determined as at the close of business on the day before the Amalgamation Resolution is adopted. Shareholders who wish to exercise Dissent Rights should seek legal advice, as failure to adhere strictly to the requirements set out in section 185 of the OBCA may result in the loss or unavailability of the right to dissent. For additional information, please see the Dissent Rights summary in Schedule “F” to this Circular and Schedule “G” to this Circular for the full text of section 185 of the OBCA.

INTERESTS OF DIRECTORS AND OFFICERS IN THE AMALGAMATION

In considering the recommendations of the Board with respect to the Amalgamation, the Shareholders should be aware that certain of the Corporation’s directors and officers have certain interests in connection with the Amalgamation that may present them with actual or potential conflicts of interest in connection with the Amalgamation. The Special Committee and the Board were aware of these potential interests and has considered them, along with other matters, in reaching its decision to recommend that the Board approve the Amalgamation (in the case of the Special Committee) and to approve the Amalgamation and unanimously recommend that Shareholders vote FOR the Amalgamation Resolution (in the case of the Board). Except as described in the sections “Voting Support Agreements”, “Securities Law Matters”, or elsewhere in this Circular (including the appendices hereto or in any document incorporated by reference herein or deemed to be incorporated by reference herein), to the knowledge of the Corporation, the directors and executive officers of the Corporation have no material interest, direct or indirect, whether by beneficial ownership or otherwise, in the Amalgamation that differs from the interests of Shareholders generally.

See the table under “Ownership of Securities of the Corporation” in Schedule “B” to this Circular for the beneficial securityholdings of the directors and executive officers of the Corporation. All of the securities held by the directors and executive officers of the Corporation, and their respective associates, other than the Common Shares held by Seven Hills, Acquiror or their associates or affiliates, will be treated in the same fashion under the Amalgamation as the securities held by every other securityholder of the Corporation.

RISK FACTORS

Management and the Board identified and considered a number of potential risk factors relating to the Amalgamation in its deliberations, including, but not limited to the risk factors set out below. Management and the Board believed that any possible adverse effects or risks were more than outweighed by the potential benefits of the Amalgamation. Shareholders should carefully consider these risk factors, as well as the other information contained in this Circular, in evaluating whether to approve the Amalgamation.

Risks Relating to the Amalgamation

The completion of the Amalgamation is subject to a number of conditions precedent, some of which are outside the control of the Corporation. There can be no certainty, nor can the Corporation provide any assurance, that these conditions will be satisfied or waived, and even if satisfied, the timing when such conditions become satisfied. If the Amalgamation is not completed and the Board decides to seek another merger or arrangement, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the Consideration to be paid pursuant to the Amalgamation.

Each of Acquiror, the Corporation and Seven Hills has the right, in certain circumstances, to terminate the Acquisition Agreement. Accordingly, there can be no certainty, nor can the Corporation provide any assurance, that the Acquisition Agreement will not be terminated by Acquiror, the Corporation or Seven Hills prior to the completion of the Amalgamation. If, for any reason, the Acquisition Agreement is terminated, the Corporation could be subject to various adverse consequences, including that the Corporation would remain liable for significant costs relating to the proposed Amalgamation, including, among others, legal, accounting, proxy solicitation, depositary and printing expenses.

In considering the recommendation of the Board to vote for the Amalgamation Resolution, Shareholders should be aware that certain directors of the Corporation have certain interests in connection with the Amalgamation that may present them with actual or potential conflicts of interest in connection with the Amalgamation. See “Interests of Directors and Officers in the Amalgamation” in this Circular.

Pursuant to the Amalgamation Agreement, the Corporation has agreed to certain interim operating covenants intended to ensure that the Corporation and its subsidiaries carry on business in the ordinary course of business consistent with past practice, except as required or expressly authorized by the Amalgamation Agreement. These operating covenants cover a broad range of activities and business practices. Consequently, it is possible that a business opportunity will arise that is out of the ordinary course or is not consistent with past practices, and that the Corporation will not be able to pursue or undertake the opportunity due to its covenants in the Acquisition Agreement.

If the Amalgamation is not completed, the ability of the Corporation to continue as a going concern is dependent upon the Corporation’s ability to conduct financings to continue its operations, and absent any significant increase of revenue, the Corporation anticipates continuing to experience negative cash flow until it is in a position to commence and achieve commercial operations.

Risks Relating to the Corporation

If the Amalgamation is not completed, the Corporation will continue to face, and Shareholders will be exposed to, the risks associated with continuing as a public corporation and the risks that it currently faces with respect to its business and affairs, including, financing risks, competitive risks, political risks, changes in laws and the other risks described in its interim MD&A dated August 28, 2020.

Risks Relating to the Bridge Loan

As described under the heading “The Amalgamation - Background to the Amalgamation - Equity and Loan Financings from Seven Hills”, on August 14, 2020, the Loan from Seven Hills was amended to incorporate an additional bridge loan of US$8.75 million. Certain amendments were made to the Loan as a result of the bridge loan including the following events of default: the earlier of: (i) the Amalgamation not having been completed by October 31, 2020 or such later Outside Date (as defined in the Acquisition Agreement); (ii) the termination of the Acquisition Agreement; (iii) the Board makes a Change in Recommendation (as such term is defined in the Acquisition Agreement) or fails to reaffirm its recommendation of the Amalgamation in the circumstances set out in section 7.3(d) of the Acquisition Agreement; (iv) the Corporation materially breaches section 7.1 of the Acquisition Agreement, and (v) the entering into by the Corporation of a definitive agreement with respect to a Superior Proposal (as such term is defined in the Acquisition Agreement). In such event, Seven Hills may, by written notice to the Corporation, declare all obligations outstanding under the Loan to be immediately due and payable.

DIRECTOR AND EXECUTIVE COMPENSATION

Oversight and Description of Director and Named Executive Officer Compensation

Compensation of Directors

The compensation paid to directors of the Corporation is determined on a case-by-case basis with reference to the role that each director provides to the Corporation. Directors may receive cash bonuses and, in addition, are entitled to participate in the Stock Option Plan, which is designed to give each option holder an interest in preserving and maximizing shareholder value. Such grants are determined by an informal assessment of an individual’s current and expected future performance, level of responsibilities and the importance of his/her position and contribution to the Corporation.

Compensation of Named Executive Officers

The Corporation does not have a formal pre-determined compensation plan. Rather, the Corporation informally assesses the performance of the named executive officers (“NEOs”), being the individuals who carry out the role of the President and Chief Executive Officer (“CEO”) of the Corporation, Chief Financial Officer (“CFO”) of the Corporation and the three most highly compensated executive officers of the Corporation (or individuals acting in a similar capacity) that received total annual compensation of greater than $150,000 in the most recent financial year, and considers a variety of factors generally, when determining compensation levels. For the financial year ended December 31, 2019, the objective of the Corporation’s compensation strategy was to ensure that compensation for its NEOs was sufficiently attractive to recruit, retain and motivate high performing individuals to assist the Corporation in achieving its goals.

Compensation for the NEOs is composed primarily of three components: base fees, performance bonuses and stock-based compensation.

Base Fees:

Base fees form an essential component of the Corporation’s compensation strategy as they are key to the Corporation remaining competitive, are fixed and therefore not subject to uncertainty, and can be used as the base to determine other elements of compensation and benefits.

In determining the base fees of the NEOs, the Board considers the following:

(a)                                 the recommendations of the President and CEO (other than with respect to the compensation of the President and CEO);

(b)                                 the particular responsibilities related to the position;

(c)                                  the experience, expertise and level of the executive officer;

(d)                                 the executive officer’s length of service to the Corporation; and

(e)                                  the executive officer’s overall performance based on informal feedback.

There is no mandatory framework that determines which of the above-referenced factors may be more or less important and the emphasis placed on any of these factors is at the discretion of the Board and may vary among the executive officers. The Corporation does not engage in benchmarking and did not focus on any particular performance metric.

Bonus Payments:

The purpose of the Corporation’s bonus program is to provide the NEOs with the opportunity to receive a cash incentive that is broadly related to the progress of the Corporation and individual performance. The Corporation does not utilize a set of formal objective measures to determine bonus entitlements; rather, bonus payments to NEOs are determined in a discretionary manner on a case by case basis. In addition, no specific weights are assigned to any criteria individually, rather, the performance of the Corporation is broadly considered as a whole when determining the level of bonuses (if any) to be paid. In addition, the Corporation does not focus on any particular performance metric. The Board awarded bonuses during the year ended December 31, 2019, as more particularly described in “Director and Executive Compensation - Summary Compensation Table”.

Long-Term Incentives:

The Board believes that granting stock options to officers, directors, consultants and employees pursuant to the Stock Option Plan encourages retention and more closely aligns the interests of such key personnel with the interests of shareholders while at the same time not drawing on the cash resources of the Corporation.

The Corporation does not utilize a set of formal objective measures to determine long-term incentive entitlements, rather, long-term incentive grants, such as stock options to NEOs, are determined in a discretionary manner on a case by case basis, but having consideration to the number of options previously granted. There are no other specific quantitative or qualitative measures associated with option grants and no specific weights are assigned to any criteria individually, rather, the performance of the Corporation is broadly considered as a whole when determining the amount of stock based compensation (if any) to be granted and the Corporation does not focus on any particular performance metric.

The Board believes that the compensation paid to each NEO during the most recently completed fiscal year was commensurate with the NEO’s position, experience and performance.

President & CEO Compensation:

The Board:

(a)                                 reviews the compensation of the President and CEO and makes recommendations; and

(b)                                 reviews, and if appropriate recommends for approval, any agreements between the Corporation and the President and CEO, including terms in the event of a change of control or other special circumstances, as appropriate.

The components of the President and CEO’s compensation are the same as those that apply to the other senior executive officers of the Corporation, namely base salary, bonus and long-term incentives in the form of stock options.

The Board reviews and ensures that the compensation of the President and CEO complies with the principles underlying the Corporation’s overall compensation philosophy.

Summary Compensation Table

The following table summarizes the compensation paid during the two most recently completed financial years in respect of the individuals who were carrying out the role of the President and CEO of the Corporation, CFO of the Corporation and each of the directors of the Corporation. Other than the CEO, Ashim Roy, Vice President, Operations, and Rupak Sen, Vice President, Marketing, no director or executive officer of the Corporation (or other individuals acting in a similar capacity) received total compensation of greater than $150,000 in the most recently completed financial year.

Name and position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total Compensation ($)
Devidas Shetty,	2019	662,334	2,250,000	NIL	NIL	NIL	2,912,334
President, CEO and Director(1)(2)	2018	647,709	NIL	NIL	NIL	NIL	647,709
Jaime Lalinde,	2019	30,000	NIL	NIL	NIL	NIL	30,000
Former President, CEO and Director(1) (2)	2018	120,000	N/A	N/A	N/A	N/A	120,000
Ryan Ptolemy,	2019	18,000	37,500	NIL	NIL	NIL	55,500
Chief Financial Officer(1)	2018	18,000	NIL	NIL	NIL	NIL	18,000
Ashim Roy,	2019	238,236	125,000	NIL	NIL	NIL	363,236
Vice President, Operations(1)	2018	246,792	200,000	NIL	NIL	NIL	446,792
Rupak Sen,	2019	238,236	50,000	NIL	NIL	NIL	288,236
Vice President, Marketing(1)	2018	246,792	200,000	NIL	NIL	NIL	446,792
Joseph Carrabba,	2019	N/A	N/A	N/A	N/A	N/A	N/A
Former Non-Executive	2018	47,548	NIL	NIL	NIL	NIL	47,548

Name and position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total Compensation ($)
Chairman(1)(4)
Roberto Schrader,	2019	N/A	N/A	N/A	N/A	N/A	N/A
Former Director(5)	2018	NIL	NIL	NIL	NIL	NIL	NIL
Gaurav Gupta,	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director(5)	2018	N/A	N/A	N/A	N/A	N/A	N/A
Scott Moore	2019	NIL	NIL	NIL	NIL	NIL	NIL
Former Non-Executive Chairman(3)	2018	NIL	NIL	NIL	NIL	NIL	NIL
Stan Bharti	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director(6)	2018	N/A	N/A	N/A	N/A	N/A	N/A
Michael Kuan	2019	NIL	NIL	NIL	NIL	NIL	NIL
Director(7)	2018	N/A	N/A	N/A	N/A	N/A	N/A

Notes:

(1)          Compensation has been paid as consulting fees under the independent contractor agreement with the NEO as described under the heading “Director and Executive Compensation - Employment, Consulting and Management Agreements” below.

(2)          Mr. Lalinde resigned as President and CEO on January 23, 2017 and was replaced by Mr. Shetty. Mr. Lalinde resigned from the Board on April 2, 2019.

(3)          Mr. Moore resigned from the Board on July 17, 2019.

(4)          Mr. Carrabba was appointed as Non-Executive Chairman on November 6, 2017. Mr. Carrabba resigned from the Board on September 17, 2018.

(5)          Mr. Schrader resigned from the Board on December 10, 2018 and was replaced by Mr. Gupta.

(6)          Mr. Bharti was appointed to the Board on August 2, 2019, being the date on which the Corporation’s 2019 annual and special meeting was held.

(7)          Mr. Kuan was appointed to the Board on August 2, 2019, being the date on which the Corporation’s 2019 annual and special meeting was held.

Stock Options and Other Compensation Securities

No compensation securities were held, granted or issued to any NEO or director by the Corporation for services provided or to be provided, directly or indirectly, to the Corporation in the most recently completed financial year.

Exercise of Stock Options

No NEO or director of the Corporation exercised stock options or compensation securities in the most recently completed financial year, other than Mr. Jaime Lalinde, a former director of the Corporation, who exercised 250,000 options to acquire an equal number of Common Shares at a price of $0.10 per Common Share.

Stock Option Plans and Other Incentive Plans

Options are granted pursuant to the Stock Option Plan and in accordance with the rules of the TSX-V. The Stock Option Plan is administered by the Board. See “Approval of Stock Option Plan - Summary of Stock Option Plan.”

Employment, Consulting and Management Agreements

Agreements with Named Executive Officers

The following describes the respective consulting agreements entered into by the Corporation and its NEOs as of the date hereof.

Name	Monthly Fees	Severance on Termination	Severance on Change of Control(1)
Devidas Shetty, President and CEO(2)	USD$41,666.67	Fees corresponding to the remaining term of Mr. Shetty’s consulting agreement	$4,281,994

Name	Monthly Fees	Severance on Termination	Severance on Change of Control(1)
Ashim Roy, Vice President, Operations(3)	USD$15,000	3 months’ fees	N/A
Rupak Sen, Vice President, Marketing(4)	USD$15,000	1 months’ fees	N/A
Ryan Ptolemy, Chief Financial Officer(5)	$1,500	6 months’ fees	$91,500

Notes:

(1)          Severance upon a change of control becomes payable in the event of a Change of Control of the Corporation and within one year following the date of the Change of Control the Corporation or the officer elects to terminate the agreement.

(2)          On July 1, 2018, Mr. Shetty entered into a new consulting agreement with the Corporation that supersedes all previous agreements. This agreement was amended on January 17, 2019 and has a term expiring on January 16, 2021.

(3)          Mr. Roy entered into a consulting agreement on June 1, 2017, which continues on a month to month basis, subject to the termination provisions of such agreement.

(4)          Mr. Sen entered into a consulting agreement on June 11, 2017, which has an unlimited term, subject to the termination provisions of such agreement.

(5)          Mr. Ptolemy is compensated through 1809276 Ontario Inc. that entered into the consulting agreement on March 28, 2017, which continues on a month to month basis, subject to the termination provisions of such agreement.

For the purpose of the agreements set forth above, “Change of Control” is defined as (a) the acquisition by any person (person being defined as an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the OBCA of: (1) shares or rights or options to acquire shares of the Corporation or securities which are convertible into shares of the Corporation or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 30% or more of the votes entitled to be cast at a meeting of the shareholders of the Corporation; (2) shares or rights or options to acquire shares of any material subsidiary of the Corporation or securities which are convertible into shares of the material subsidiary or any combination thereof such that after the completion of such acquisition such person would be entitled to exercise 30% or more of the votes entitled to be cast a meeting of the shareholders of the material subsidiary; or (3) more than 50% of the material assets of the Corporation, including the acquisition of more than 50% of the material assets of any material subsidiary of the Corporation, or (b) as a result of or in connection with: (1) a contested election of directors; or (2) a consolidation, merger, amalgamation, arrangement or other reorganization of acquisitions involving the Corporation or its affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Corporation for election to the Board shall not constitute a majority of the Board.

Summary of NEO Termination Payments

The estimated incremental payments, payables and benefits that might be paid to the officers pursuant to the above noted agreements in the event of termination without cause or after a Change of Control (assuming such termination or Change of Control is effective as of the date hereof) are detailed below:

Named Executive Officer	Termination not for Cause	Termination on a Change of Control
Devidas Shetty(1)	USD$500,000	$4,281,994
Ashim Roy(2)	USD$58,446	N/A
Rupak Sen(3)	USD$15,000	N/A
Ryan Ptolemy(4)	$9,000	$91,500

Notes:

(1)          On July 1, 2018, Mr. Shetty entered into a new consulting agreement with the Corporation that supersedes all previous agreements. This agreement was amended on January 17, 2019 and has a term expiring on January 16, 2021.

(2)          Mr. Roy entered into an independent contractor agreement on June 1, 2017, which continues on a month to month basis, subject to the termination provisions of such agreement.

(3)          Mr. Sen entered into an independent contractor agreement on June 11, 2017, which has an unlimited term, subject to the termination provisions of such agreement.

(4)          Mr. Ptolemy through 1809276 Ontario Inc. entered into an independent contractor agreement on March 28, 2017, which continues on a month to month basis, subject to the termination provisions of such agreement.

Devidas Shetty

Mr. Shetty entered into an agreement with the Corporation dated August 3, 2020 pursuant to which he agreed to waive the application of any Change of Control provision (as defined in the consulting agreement and described above) and any entitlement to termination payments or other termination rights in his consulting agreement that would result in connection with the Amalgamation. Therefore, if the Amalgamation is completed and Mr. Shetty’s consulting agreement is terminated, Mr. Shetty will not be entitled to the termination payment of $4,281,994 described above. Mr. Shetty’s consulting agreement otherwise remains unamend.

1809276 Ontario Inc.

If the Amalgamation is completed Ryan Ptolemy has agreed through 1809276 Ontario Inc. to waive its termination rights and payment in connection with the Amalgamation, terminate the consulting agreement and release Fura of any claims arising therefrom subject to receipt from Fura of a termination payment equal to $91,500 plus HST.

Other Arrangements

Other than as disclosed below or elsewhere in this Circular, none of the officers or directors of the Corporation have compensation arrangements pursuant to any other arrangement or in lieu of any standard compensation arrangement.

Damian Lopez Consulting Professional Corporation

The Corporation entered into a contract with Damian Lopez Consulting Professional Corporation (“Lopez”) effective as of August 4, 2015 and amended on December 1, 2017, pursuant to which Lopez agreed to provide legal consulting services. Lopez is entitled to compensation for the provision of such services at base fees of $3,000 per month subject to quarterly review by the Board, plus any such increments thereto, bonuses and grants of options under the Stock Option Plan as the Board may from time to time determine. This agreement continues on a month to month basis and may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any termination fees. In the event of termination without cause, Lopez is entitled to be paid the equivalent of six months of base fees in the form of a lump sum payment within 30 days of the termination date. In the event of a Change of Control of the Corporation (as defined in the consulting agreement), the Corporation and Lopez each have a twelve- month period following such Change of Control to elect to terminate the agreement. In the event of such election, the Corporation shall, within 30 days of such election, make a lump sum termination payment to Lopez that is equivalent to 36 months of base fees plus an amount that is equivalent to all cash bonuses paid to Lopez in the 36 months prior to the Change in Control. If the Amalgamation is completed Lopez has agreed to waive its termination rights and payment in connection with the Amalgamation, terminate the consulting agreement and release Fura of any claims arising therefrom subject to receipt from Fura of a termination payment equal to $170,500 plus HST.

Aaron Atin Professional Corporation

The Corporation entered into a contract with Aaron Atin Professional Corporation (“Atin”) effective as of January 7, 2019, pursuant to which Atin agreed to provide legal consulting services. Atin is entitled to compensation for the provision of such services at base fees of $2,000 per month subject to quarterly review by the Board, plus any such increments thereto, bonuses and grants of options under the Stock Option Plan as the Board may from time to time determine. This agreement continues on a month to month basis and may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any termination fees. In the event of termination without cause, Atin is entitled to be paid the equivalent of six months of base fees in the form of a lump sum payment within 30 days of the termination date. In the event of a Change of Control of the Corporation (as defined in the consulting agreement), the Corporation and Atin each have a 12 month period following such Change of Control to elect to terminate the agreement. In the event of such election, the Corporation shall, within 30 days of such election, make a lump sum termination payment to Atin that is equivalent to 12 months of base fees plus an amount that is equivalent to all cash bonuses paid to Atin in the 12 months prior to the Change in Control. If the Amalgamation is completed Atin has agreed to waive its termination rights and payment in connection with the Amalgamation, terminate the consulting agreement and release Fura of any claims arising therefrom subject to receipt from Fura of a termination payment equal to $49,000 plus HST.

Forbes & Manhattan, Inc.

The Corporation entered into a contract with Forbes & Manhattan, Inc. (“Forbes”) effective as of May 1, 2017, pursuant to which Forbes agreed to provide management consulting services. Forbes is entitled to compensation for the provision of such services at base fees of $ 20,000 per month subject to quarterly review by the Board, plus any such increments thereto, bonuses and grants of options under the Stock Option Plan as the Board may from time to time determine. This agreement continues on a month to month basis and may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any termination fees. In the event of termination without cause, Forbes is entitled to be paid the equivalent of twelve months of base fees in the form of a lump sum payment within 30 days of the termination date. In the event of a Change of Control of the Corporation (as defined in the consulting agreement), the Corporation has a 12 month period following such Change of Control to elect to terminate the agreement. In the event of such election, the Corporation shall, within 30 days of such election, make a lump sum termination payment to Forbes that is equivalent to 36 months of base fees plus an amount that is equivalent to all cash bonuses paid to Forbes in the 36 months prior to the Change in Control.

Forbes entered into an agreement with the Corporation dated August 3, 2020 pursuant to which it agreed to waive the application of any Change of Control provision (as defined in the consulting agreement) and any entitlement to termination payments or other termination rights in its consulting agreement that would result in connection with the Amalgamation. Therefore, if the Amalgamation is completed and Forbes’ consulting agreement is terminated, Forbes will not be entitled to any termination payment. Forbes’ consulting agreement otherwise remains unamend.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The table below sets out the outstanding options under the Stock Option Plan, being the Corporation’s only compensation plan under which Common Shares are authorized for issuance, as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available under equity compensation plans (excluding securities reflected in column (a)) as of December 31, 2019
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,395,881	$0.44	14,932,108
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL	9,395,881	$0.44	14,932,108

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As at the date of this Circular and during the financial year ended December 31, 2019, no director or executive officer of the Corporation (nor any of their respective associates and/or affiliates) was indebted, including under any securities purchase or other program, to (i) the Corporation or its subsidiaries, or (ii) any other entity which is, or was at any time during the financial year ended December 31, 2019, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or its subsidiaries.

DIRECTORS’ AND OFFICERS’ INSURANCE AND INDEMNIFICATION

The Corporation maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. As of December 31, 2019, the Corporation has purchased in respect of directors and officers an aggregate of $5,000,000 in coverage.

Subject to the limitations contained in the OBCA, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, investigative or other proceeding in which the individual involved because of that association with the Corporation or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and (c) a court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person (as such term is defined under applicable securities laws) of the Corporation or Nominee (nor any of their respective associates or affiliates) has had any direct or indirect material interest in any transaction involving the Corporation since January 1, 2019 or in any proposed transaction which has materially affected or would materially affect the Corporation or its subsidiaries, other than the Private Placement, the Loan, as amended, and the Amalgamation (each as defined herein). Please see “The Amalgamation - Background to the Amalgamation” for additional information.

CORPORATE GOVERNANCE POLICIES

The Corporation and the Board recognize the importance of corporate governance for the effective management of the Corporation and for the protection of its stakeholders, particularly Shareholders. The Corporation’s approach to significant issues of corporate governance is designed with a view to ensuring that the business and affairs of the Corporation are effectively managed so as to enhance Shareholder value. The Board fulfills its mandate directly and through its audit committee and at regularly scheduled meetings or as required. The directors are kept informed of the Corporation’s operations at regular meetings and through reports and discussions with management on matters within their particular areas of expertise.

The Corporation believes that its corporate governance practices are in compliance with applicable Canadian requirements. The Corporation has considered the applicable requirements and believes that its approach is appropriate and works effectively for the Corporation and its shareholders.

Board of Directors

Pursuant to National Instrument 58-101 – Corporate Governance, a director is independent if the director has no direct or indirect relationship with the issuer which could, in the view of the issuer’s board of directors, be reasonably expected to interfere with the exercise of a member’s independent judgment. Certain directors are deemed to have a material relationship with the issuer by virtue of their position or relationship with the Corporation. The Board is currently comprised of four members, of which Messrs. Bharti and Kuan are considered to be independent.

Mr. Shetty is not considered independent as he is the President and CEO of the Corporation. Mr. Gupta is not considered independent as he has signing authority for Seven Hills and manages its daily affairs. Seven Hills is a significant shareholder of the Corporation and the Corporation has certain indebtedness to Seven Hills as described above under “The Amalgamation - Background to the Amalgamation”.

Other Public Corporation Directorships

To the best of the Corporation’s knowledge and based on publicly available information, as of the date hereof, Mr. Bharti is a director of Belo Sun Mining Corp., Aberdeen International Inc., African Gold Group Inc. and Sulliden Mining Capital Inc. None of Messrs. Shetty, Gupta or Kuan is a director of any other reporting issuer.

Ethical Business Conduct

The Board is apprised of the activities of the Corporation and ensures that it conducts such activities in an ethical manner. The Board of Directors encourages and promotes an overall culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations; providing guidance to consultants, officers and directors on an as-needed basis to help them recognize and deal with ethical issues; promoting a culture of open communication, honesty and accountability; and ensuring awareness of disciplinary actions for violations of ethical business conduct.

Orientation and Continuing Education

The Board is responsible for ensuring that new directors are provided with an orientation and education program, which includes written information about the duties and obligations of directors, the business and operations of the Corporation, documents from recent Board meetings, and opportunities for meetings and discussion with senior management and other directors. Directors are expected to attend all meetings of the Board and are also expected to prepare thoroughly in advance of each meeting in order to actively participate in the deliberations and decisions.

The Board recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. The Board notes that it has benefited from the experience and knowledge of individual members of the Board in respect of evolving governance regimes and principles. The Board ensures that all directors are apprised of changes in the Corporation’s operations and business.

Nomination of Directors

The Board is largely responsible for identifying new candidates for nomination to the Board. The process by which candidates are identified is through recommendations presented to the Board, which establishes and discusses qualifications based on the needs of the Corporation, corporate law and regulatory requirements as well as education and experience related to the business of the Corporation.

Board Assessments

The Board and its individual directors are assessed on an informal basis continually as to their effectiveness and contribution. All directors are free to make suggestions for improvement of the practices of the Board at any time and are encouraged to do so.

AUDIT COMMITTEE

The purposes of the audit committee of the Corporation (the “Audit Committee”) are to assist the Board’s oversight of: the integrity of the Corporation’s financial statements; the Corporation’s compliance with legal and regulatory requirements; the qualifications and independence of the Corporation’s independent auditors; and the performance of the independent auditors and the Corporation’s internal audit function.

National Instrument 52-110 – Audit Committees (“NI 52-110”) relating to the composition and function of audit committees, applies to every reporting issuer, including the Corporation. NI 52-110 requires the Corporation to have a written charter (the “Audit Committee Charter”) and to make the disclosure required by Form 52-110F2, which includes disclosure of the text of the Audit Committee Charter in the management information circulars of the Corporation wherein management solicits proxies from the security holders of the Corporation for the purpose of electing directors to the Board.

Please see Schedule “A” to this Circular for the text of the Audit Committee Charter.

Composition of the Audit Committee

The Corporation’s Audit Committee is comprised of three directors, Stan Bharti (Chair), Michael Kuan and Devidas Shetty. Each member of the Audit Committee is considered to be financially literate. Stan Bharti is independent within the meaning of section 1.4 of NI 52-110 but is not considered independent within the meaning of section 1.5 of NI 52-110 since he is Executive Chairman of Forbes & Manhattan, Inc. which receives fees from Fura pursuant to a consulting agreement. Michael Kuan is not considered independent within the meaning of section 1.4 of NI 52-110 with respect to transactions between the Corporation and Seven Hills due to his business relationships with Seven Hills.

As required by section 6.1.1 (3) of NI 52-110, a majority of the members of the audit committee are not executive officers, employees or control persons of the Corporation or of an affiliate of the Corporation.

Relevant Education and Experience

Please see above under the heading “Election of Directors” for the biographies of each member of the Audit Committee.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year has there been a recommendation of the Audit Committee to nominate or compensate an external auditor which was not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s most recently completed financial year has the Corporation relied on either (a) an exemption in section 2.4 of NI 52-110; or (b) an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions) of NI 52-110. As the Corporation is listed on the TSX-V, it is relying on the exemption provided in section 6.1 of NI 52-110, with respect to the requirements of Part 3 of NI 52-110 (Composition of the Audit Committee), which requires reporting issuers to have an independent and financially literate audit committee composed of at least three members, all of whom must be directors of the issuer, and Part 5 of NI 52-110 (Reporting Obligations) which requires every reporting issuer to include in its annual information form the disclosure required by Form 52-110F1. Under Part 5, if a management information circular is issued for the purpose of electing directors, the issuer should include in its circular a cross-reference to the sections in its annual information form that contain this required disclosure.

Pre-Approval Policies and Procedures

The Audit Committee has not adopted specific policies and procedures for the engagement of non-audit services.

External Auditor Service Fees

McGovern Hurley LLP (formerly McGovern, Hurley, Cunningham LLP) are the external auditors of the Corporation and were appointed on January 10, 2013. The aggregate fees billed and estimated to be billed by the external auditors for the last two fiscal years is set out in the table below. “Audit Fees” includes fees for audit services including the audit services completed for the Corporation’s subsidiaries. “Audit Related Fees” includes fees for assurance and related services by the Corporation’s external auditor that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and not reported under Audit Fees including the review of interim filings and travel related expenses for the annual audit. “Tax Fees” includes fees for professional services rendered by the external auditor for tax compliance, tax advice, and tax planning. “All Other Fees” includes all fees billed by the external auditors for services not covered in the other three categories.

Year	Audit Fees ($)	Audit Related Fees	Tax Fees ($)	All Other Fees
2019	95,000	NIL	6,000	NIL
2018	70,500	NIL	2,500	NIL

ADDITIONAL INFORMATION

Additional information relating to the Corporation may be found under the profile of the Corporation on SEDAR at www.sedar.com. Additional financial information is provided in the Corporation’s audited financial statements and related management’s discussion and analysis for the financial year ended December 31, 2019, which can be found under the profile of the Corporation on SEDAR. Shareholders may also request these documents by emailing aaron.atin@furagems.com or by contacting the legal counsel of the Corporation by telephone at (416) 861-5888.

Board of Directors Approval

The contents of this Circular and the sending thereof to Shareholders have been approved by the Board.

BY ORDER OF THE BOARD OF DIRECTORS

“Devidas Shetty”

President & Chief Executive Officer
Toronto, Ontario
September 4, 2020

SCHEDULE “A”

FORM 52-110F2

AUDIT COMMITTEE DISCLOSURE

Audit Committee Charter

(Implemented pursuant to National Instrument 52-110)

This Charter has been adopted by the Board in order to comply with the Instrument and to more properly define the role of the Committee in the oversight of the financial reporting process of the Corporation. Nothing in this Charter is intended to restrict the ability of the Board or Committee to alter or vary procedures in order to comply more fully with the Instrument, as amended from time to time.

PART 1

Purpose: The purpose of the Committee is to:

a)            significantly improve the quality of the Corporation’s financial reporting;

b)            assist the Board to properly and fully discharge its responsibilities;

c)             provide an avenue of enhanced communication between the Board and external auditors;

d)            enhance the external auditor’s independence;

e)             increase the credibility and objectivity of financial reports; and

f)             strengthen the role of the outside members of the Board by facilitating in depth discussions between Members, management and external auditors.

1.1          Definitions

“accounting principles” has the meaning ascribed to it in National Instrument 52-107 Acceptable Accounting Principles, Auditing Standards and Reporting Currency;

“Affiliate” means a company that is a subsidiary of another company or companies that are controlled by the same entity;

“audit services” means the professional services rendered by the Corporation’s external auditor for the audit and review of the Corporation’s financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements;

“Board” means the board of directors of the Corporation;

“Charter” means this audit committee charter;

“Corporation” means Fura Gems Inc.;

“Committee” means the committee established by and among certain members of the Board for the purpose of overseeing the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation;

“Control Person” means any person that holds or is one of a combination of persons that holds a sufficient number of any of the securities of the Corporation so as to affect materially the control of the Corporation, or that holds more than 20% of the outstanding voting shares of the Corporation, except where there is evidence showing that the holder of those securities does not materially affect control of the Corporation;

“executive officer” means an individual who is:

a)            the chair of the Corporation;

b)            the vice-chair of the Corporation;

c)             the President of the Corporation;

d)            the vice-president in charge of a principal business unit, division or function including sales, finance or production;

e)             an officer of the Corporation or any of its subsidiary entities who performs a policy-making function in respect of the Corporation; or

f)             any other individual who performs a policy-making function in respect of the Corporation;

“financially literate” has the meaning set forth in Section 1.3;

“immediate family member” means a person’s spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than an employee of either the person or the person’s immediate family member) who shares the individual’s home;

“independent” has the meaning set forth in Section 1.2;

“Instrument” means National Instrument 52-110;

“MD&A” has the meaning ascribed to it in the National Instrument;

“Member” means a member of the Committee;

“National Instrument 51-102” means National Instrument 51-102 Continuous Disclosure Obligations;

“non-audit services” means services other than audit services;

1.2          Meaning of Independence

1.             A Member is independent if the Member has no direct or indirect material relationship with the Corporation.

2.             For the purposes of subsection 1, a material relationship means a relationship which could, in the view of the Board, reasonably interfere with the exercise of a Member’s independent judgement.

3.             Despite subsection 2 and without limitation, the following individuals are considered to have a material relationship with the Corporation:

a)            a Control Person of the Corporation;

b)            an Affiliate of the Corporation; and

c)             an employee of the Corporation.

1.3          Meaning of Financial Literacy -- For the purposes of this Charter, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

PART 2

2.1          Audit Committee – The Board has hereby established the Committee for, among other purposes, compliance with the Instrument.

2.2          Relationship with External Auditors – The Corporation will henceforth require its external auditor to report directly to the Committee and the Members shall ensure that such is the case.

2.3          Committee Responsibilities

1.             The Committee shall be responsible for making the following recommendations to the Board:

a)            the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation; and

b)            the compensation of the external auditor.

2.             The Committee shall be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting.

This responsibility shall include:

a)            reviewing the audit plan with management and the external auditor;

b)            reviewing with management and the external auditor any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgements of management that may be material to financial reporting;

c)             questioning management and the external auditor regarding significant financial reporting issues discussed during the fiscal period and the method of resolution;

d)            reviewing any problems experienced by the external auditor in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management;

e)             reviewing audited annual financial statements, in conjunction with the report of the external auditor, and obtaining an explanation from management of all significant variances between comparative reporting periods;

f)             reviewing the post-audit or management letter, containing the recommendations of the external auditor, and management’s response and subsequent follow up to any identified weakness;

g)             reviewing interim unaudited financial statements before release to the public;

h)            reviewing all public disclosure documents containing audited or unaudited financial information before release, including any prospectus, the annual report, the annual information form and management’s discussion and analysis;

i)              reviewing any evaluation of internal controls by the external auditor, together with management’s response;

j)             reviewing the terms of reference of the internal auditor, if any;

k)            reviewing the reports issued by the internal auditor, if any, and management’s response and subsequent follow up to any identified weaknesses; and

l)              reviewing the appointments of the Chief Financial Officer and any key financial executives involved in the financial reporting process, as applicable.

3.             The Committee shall pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the issuer’s external auditor.

4.             The Committee shall review the Corporation’s financial statements, MD&A and annual and interim earnings press releases before the Corporation publicly discloses this information.

5.             The Committee shall ensure that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, and shall periodically assess the adequacy of those procedures.

6.             When there is to be a change of auditor, the Committee shall review all issues related to the change, including the information to be included in the notice of change of auditor called for under National Policy 31, and the planned steps for an orderly transition.

7.             The Committee shall review all reportable events, including disagreements, unresolved issues and consultations, as defined in the National Instrument, on a routine basis, whether or not there is to be a change of auditor.

8.             The Committee shall, as applicable, establish procedures for:

a)            the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters; and

b)            the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

9.             As applicable, the Committee shall establish, periodically review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the issuer, as applicable.

10.          The responsibilities outlined in this Charter are not intended to be exhaustive. Members should consider any additional areas which may require oversight when discharging their responsibilities.

2.4          De Minimis Non-Audit Services – The Committee shall satisfy the pre-approval requirement in subsection 2.3(3) if:

a)            the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the issuer and its subsidiary entities to the issuer’s external auditor during the fiscal year in which the services are provided;

b)            the Corporation or the relevant subsidiary of the Corporation, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and

c)             the services are promptly brought to the attention of the Committee and approved by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee, prior to the completion of the audit.

2.5          Delegation of Pre-Approval Function

1.             The Committee may delegate to one or more independent Members the authority to pre-approve non-audit services in satisfaction of the requirement in subsection 2.3(3).

2.             The pre-approval of non-audit services by any Member to whom authority has been delegated pursuant to subsection 1 must be presented to the Committee at its first scheduled meeting following such pre-approval.

PART 3

3.1          Composition

1.             The Committee shall be composed of a minimum of three Members.

2.             Every Member shall be a director of the issuer.

3.             The majority of Members shall be independent.

4.             Every audit committee member shall be financially literate.

PART 4

4.1          Authority – Until the replacement of this Charter, the Committee shall have the authority to:

a)            engage independent counsel and other advisors as it determines necessary to carry out its duties;

b)            set and pay the compensation for any advisors employed by the Committee;

c)             communicate directly with the internal and external auditors; and

d)            recommend the amendment or approval of audited and interim financial statements to the Board.

PART 5

5.1          Disclosure in Information Circular -- If management of the Corporation solicits proxies from the security holders of the Corporation for the purpose of electing directors to the Board, the Corporation shall include in its management information circular the disclosure required by Form 52-110F2 (Disclosure by Venture Issuers).

PART 6

6.1          Meetings

1.             Meetings of the Committee shall be scheduled to take place at regular intervals and, in any event, not less frequently than quarterly.

2.             Opportunities shall be afforded periodically to the external auditor, the internal auditor, if any, and to members of senior management to meet separately with the Members.

3.             Minutes shall be kept of all meetings of the Committee.

SCHEDULE “B”

ADDITIONAL DISCLOSURE

Pursuant to MI 61-101, in connection with the Amalgamation, the Corporation is required to include in this Circular certain additional disclosure prescribed by Form 62-104F2 – Issuer Bid Circular to the extent applicable to the Amalgamation (and with necessary modifications). This additional disclosure, as required pursuant to MI 61-101, is set out below.

Information Concerning Seven Hills

Seven Hills is a marketing agent for the supply of high-grade manganese ore and has an investment division which invests and handles a diversified investment portfolio across the industry. Seven Hills is incorporated under the laws of Fujairah Free Zone Authority, Fujairah, United Arab Emirates. Mr. Gupta, a director of Fura, has signing authority for Seven Hills and manages its daily affairs.

Seven Hills, the sole shareholder of Seven Hills and Sesa became shareholders of the Corporation in September 2018, December 2018 and September 2018, respectively. Seven Hills, the sole shareholder of Seven Hills and Sesa each initially subscribed for and purchased 1,633,126 Common Shares, 4,911,000 Common Shares and 1,633,126 Common Shares, respectively. On October 10, 2019, Seven Hills purchased 94,904,408 Common Shares from Fura in a private placement. In December 2019, the sole shareholder of Seven Hills transferred the 4,911,000 Common Shares held by him to Seven Hills. On May 27, 2020, Seven Hills purchased 28,795,592 Common Shares from Fura in a private placement. On or about August 11, 2020, Sesa transferred the 4,933,626 Common Shares held by it to Seven Hills. As of the date of this Circular, the sole shareholder of Seven Hills and Sesa do not directly own any Common Shares and Seven Hills owns 140,048,752 Common Shares, representing approximately 51.48% of the outstanding Common Shares (based on the number of Common Shares outstanding as of the date of this Circular).

Information Concerning Acquiror

Acquiror was incorporated under the OBCA on August 11, 2020, for the sole purpose to act as the acquiror and to amalgamate with the Corporation as contemplated by the Amalgamation. The sole shareholder of Acquiror is Seven Hills.

Trading Data

The Common Shares trade on the TSX-V under the trading symbol “FURA”. The closing price of the Common Shares on the TSX-V on August 13, 2020, the last trading day prior to the announcement of the Amalgamation, was $0.11.

The following table sets forth the price range and trading volume of the Common Shares on the TSX-V, on a monthly basis, during the six-month period prior to the announcement of the Amalgamation.

Month	High($)	Low($)	Volume
February 2020	0.155	0.09	1,281,654
March 2020	0.125	0.05	6,901,918
April 2020	0.125	0.09	788,450
May 2020	0.14	0.10	659,305
June 2020	0.20	0.13	298,882
July 2020	0.14	0.105	248,551
August 1-13, 2020	0.115	0.09	135,315

Ownership of Securities of the Corporation

To the knowledge of the Corporation, the following table sets forth, as of the date of this Circular, the number and percentage of securities of the Corporation beneficially owned or over which control or direction is exercised:

(i)            by each director and officer of the Corporation; and

(ii)           after reasonable inquiry, by

a.             each associate or affiliate of an insider of the Corporation;

b.             each associate or affiliate of the Corporation;

c.             an insider of the Corporation, other than a director or officer of the Corporation; and

d.             each person acting jointly or in concert with the Corporation.

Name	Position Held with Corporation	Number and Percentage of Common Shares Beneficially Owned, Controlled or Directed (directly or indirectly)(1)	Number of Stock Options(2)	Number of Warrants(2)
Devidas Shetty	President, CEO & Director	15,591,192 (5.73%)	2,420,881	NIL
Ashim Roy	Vice President, Operations	1,112,500 (0.41%)	1,450,000	NIL
Ryan Ptolemy	CFO	75,000 (0.03%)	565,000	NIL
Damian Lopez	Corporate Secretary	250,000 (0.09%)	650,000	NIL
Stan Bharti	Director	NIL(3)	NIL	NIL
Gaurav Gupta	Director	NIL	NIL	NIL
Michael Kuan	Director	NIL	NIL	NIL
Lord of Seven Hills Holdings FZE	Insider	140,048,752(4) (51.48%)	NIL	NIL

Notes:

(1)          Based on 272,035,485 outstanding Common Shares (as of the date of this Circular).

(2)          Each option and each warrant is exercisable for one Common Share (as of the date of this Circular).

(3)   Common Shares owned by associates of Mr. Bharti include: (i) 77 Common Shares (0.00003%) held by 2051580 Ontario Inc., a company wholly-owned by Hannele Bharti and a discretionary trust of which Mr. Bharti is a beneficiary and one of three trustees, (ii) Aberdeen International Inc., a public company, which owns 10,000,594 Common Shares (3.6%) and (iii) Hannele Bharti who owns 2,185,000 Common Shares (0.8%). In addition Sulliden Mining Capital Inc., a public company of which Mr. Bharti is the Chief Executive Officer, owns 14,168,000 Common Shares (5.2%).

Commitments to Acquire Securities of the Corporation

Other than in respect of the Amalgamation, there are no agreements, commitments or understandings made by the Corporation or, to the knowledge of the Corporation, by any person referred to in the table above under the heading “Ownership of Securities of the Corporation” to acquire securities of the Corporation, and the terms and conditions of those agreements, commitments or understandings.

B-2

Material Changes in the Affairs of the Corporation

As at the date of this Circular, except in respect of the Amalgamation or as disclosed in documents filed by the Corporation on SEDAR, the Corporation does not have any plans or proposals for material changes in the affairs of the Corporation, including, for example, any material contract or agreement under negotiation, any proposal to liquidate the issuer, to sell, lease or exchange all or a substantial part of its assets, to amalgamate it or to make any material changes in its business, corporate structure (debt or equity), management or personnel.

Previous Distributions

Except as set forth in the table below, there have been no Common Shares distributed by the Corporation during the five (5) years preceding the date of this Circular.

Date	Type of Security	Price per Security ($)	Aggregate Proceeds ($)
September 3, 2015	Warrant exercise	0.10	10,000
September 18, 2015	Warrant exercise	0.10	119,000
April 29, 2016	Warrant exercise	0.15	75,000
September 13, 2016	Warrant exercise	0.17	85,000
January 1, 2017	Warrant exercise	0.17	51,000
January 20, 2017	Warrant exercise	0.17	8,500
January 27, 2017	Warrant exercise	0.17	8,500
February 8, 2017	Warrant exercise	0.17	94,808
February 9, 2017	Warrant exercise	0.17	119,000
March 8, 2017	Warrant exercise	0.17	16,405
March 27, 2017	Warrant exercise	0.17	4,250
April 11, 2017	Warrant exercise	0.17	16,346
April 13, 2017	Warrant exercise	0.17	8,500
April 21, 2017	Warrant exercise	0.17	6,800
May 1, 2017	Warrant exercise	0.17	8,500
May 3, 2017	Warrant exercise	0.17	3,315
May 5, 2017	Private placement	0.21	3,045,000
May 12, 2017	Warrant exercise	0.17	1,511
June 1, 2017	Warrant exercise	0.17	2,550
June 2, 2017	Warrant exercise	0.17	15,339
June 9, 2017	Warrant exercise	0.17	3,400
June 19, 2017	Warrant exercise	0.17	9,087
June 22, 2017	Warrant exercise	0.17	1,785
June 23, 2017	Warrant exercise	0.17	916
July 18, 2017	Private placement	0.40	4,000,000
August 1, 2017	Option exercise	0.10	10,000
September 8, 2017	Warrant exercise	0.27	1,337
September 26, 2017	Warrant exercise	0.27	6,750
September 29, 2017	Option exercise	0.10	5,000
October 18, 2017	Option exercise	0.10	29,000
October 20, 2017	Warrant exercise	0.27	4,050
October 27, 2017	Warrant exercise	0.27	9,234
October 30, 2017	Warrant exercise	0.27	13,500
November 1, 2017	Warrant exercise	0.27	19,575
November 14, 2017	Warrant exercise	0.27	6,750
November 16, 2017	Warrant exercise	0.27	128,737
November 21, 2017	Warrant exercise	0.27	6,750
November 27, 2017	Issued for property	0.64	6,400,000
November 30, 2017	Warrant exercise	0.27	8,100
December 4, 2017	Warrant exercise	0.27	2,228
December 14, 2017	Warrant exercise	0.27	5,400
January 2, 2018	Option exercise	0.10	5,000
January 18, 2018	Warrant exercise	0.27	1,215
January 18, 2018	Private placement	0.60	4,500,000
January 19, 2018	Warrant exercise	0.27	54,000

B-3

Date	Type of Security	Price per Security ($)	Aggregate Proceeds ($)
January 22, 2018	Issued for property	0.86	312,930
January 25, 2018	Warrant exercise	0.27	6,750
January 26, 2018	Warrant exercise	0.27	16,200
February 1, 2018	Option exercise	0.10	10,000
February 16, 2018	Private placement	0.60	7,893,866
February 27, 2018	Option exercise	0.19	38,000
March 2, 2018	Option exercise	0.10	5,000
March 3, 2016	Option exercise	0.51	51,000
April 23, 2018	Warrant exercise	0.27	535
June 30, 2018	Warrant exercise	0.27	321,429
August 23, 2018	Option exercise	0.19	38,000
September 7, 2018	Private placement	0.40	10,047,028
September 26, 2018	Option exercise	0.10	250,000
December 10, 2018	Private placement	0.40	5,249,000
February 1, 2019	Warrant exercise	0.27	3,375
February 28, 2019	Warrant exercise	0.27	23,625
March 14, 2019	Warrant exercise	0.27	6,750
April 12, 2019	Warrant exercise	0.27	32,143
May 1, 2019	Warrant exercise	0.27	67,500
October 10, 2019	Private Placement	0.25	26,688,602
October 17, 2019	Issued for property	0.17	231,937
May 27, 2020	Private Placement	0.25	7,188,898

Dividends

The Corporation has not declared or paid any dividends or distributions on its Common Shares or other securities in the two (2) years preceding the date of this Circular and it is not contemplated that any dividends will be paid in the immediate or foreseeable future. Currently, the Corporation anticipates that it will retain any funds to finance expansion and development of its business. Any future determination to pay dividends or distributions will be at the discretion of the Board and will depend upon the results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that the directors of the Corporation deem relevant.

Expenses of the Amalgamation

It is estimated that the expenses incurred by the Corporation in connection with the Amalgamation will be approximately $500,000.

B-4

SCHEDULE “C”

NEW BY-LAW NO. 1

A by-law relating generally to
the conduct of the affairs of

FURA GEMS INC.

1.                                Interpretation

2.                                Business of the Corporation

3.                                Directors

4.                                Committees

5.                                Officers

6.                                Protection of Directors, Officers and Others

7.                                Shares

8.                                Dividends and Rights

9.                                Meetings of Shareholders

9.A.                  Advance Notice Policy

10.                         Information Available to Shareholders

11.                         Divisions and Departments

12.                         Notices

13.                         Effective Date

BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of Fura Gems Inc. (hereinafter called the “Corporation”) as follows:

SECTION ONE

INTERPRETATION

1.01                       Definitions

In the by-laws of the Corporation, unless the context otherwise requires:

(1) “Act” means the Business Corporations Act, R.S.0. 1990 c. B. 16 and the regulations made pursuant thereto, as from time to time amended, and every statute that may be substituted therefor and, in the case of such substitution, any reference in the by-laws of the Corporation to provisions of the Act shall be read as references to the substituted provisions therefor in the new statute or statutes;

(2)                                 “appoint” includes “elect” and vice versa;

(3)                                 “board” means the board of directors of the Corporation;

(4)                                 “by-laws” means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(5)                                 “meeting of shareholders” includes an annual meeting of shareholders and a special meeting of shareholders; “special meeting of shareholders” includes a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders;

(6)                                 “non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Ontario);

(7)                                 “recorded address” means in the case of a shareholder his address as recorded in the securities register; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there is more than one; and in the case of a director, officer, auditor or member of a committee of the board his latest address as recorded in the records of the Corporation;

(8)                                 “Regulations” means the Regulations made under the Act as from time to time amended and every regulation that may be substituted therefor, and in the case of such substitution, any references in the by-laws of the Corporation to the provisions of the Regulations shall be read as references to the substituted provisions therefor in the new regulations;

(8)                                 “signing officer” means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by paragraph 2.03 or by a resolution passed pursuant thereto;

(9)                                 all terms contained in the by-laws and which are defined in the Act or the Regulations shall have the meanings given to such terms in the Act;

(10)                          the headings used in the by-laws are inserted for references purposes only and are not be considered or taken into account in construing the terms of provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions; and

(10)                          the singular shall include the plural and the plural shall include the singular; the masculine shall include the feminine and neuter genders; and the word “person” shall include individuals, bodies corporate, corporations, companies, partnerships, syndicates, trusts, unincorporated organizations and any number or aggregate of persons.

SECTION TWO

BUSINESS OF THE CORPORATION

2.01                       Registered Office

The registered office of the Corporation shall be in the place designated as in the articles or by a special resolution in accordance with the provisions of the Act; the address of the registered office within such place may be changed from time to time by the directors.

Corporate Seal

The Corporation may have a corporate seal which shall be adopted and may be changed by resolution of the board.

2.02                       Financial Year

The financial year of the Corporation shall terminate on such date in each year as the board of directors may from time to time determine.

2.03                       Execution of Instruments

Contracts, documents or instruments in writing requiring the signature of the Corporation may be signed on behalf of the Corporation by any officer or director and instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board shall have power from time to time by resolution to appoint any officer or officers or any person or persons on behalf of the Corporation either to sign contracts, documents and instruments in writing generally or to sign specific contracts, documents or instruments in writing.

The seal of the Corporation, if any, may when required be affixed to contracts, documents and instruments in writing signed as aforesaid or by any officer or officers, person or persons, appointed as aforesaid by resolution of the board but any such contract, document or instrument is not invalid merely because the corporate seal, if any, is not affixed thereto.

The term “contracts, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property, real or personal, movable or immovable, agreements, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of shares, share warrants, stocks, bonds, debentures, notes or other securities and all paper writings.

The signature or signatures of the Chairman of the Board (if any), the President, a Vice-President, the Secretary, the Treasurer, an Assistant Secretary, an Assistant Treasurer or any director of the Corporation and/or any other officer or officers, person or persons, appointed as aforesaid by resolution of the board may, if specifically authorized by resolution of the directors, be printed, engraved, lithographed or otherwise mechanically reproduced upon any contracts, documents or instruments in writing or bonds, debentures, notes or other securities of the Corporation executed or issued by or on behalf of the Corporation and all contracts, documents or instruments in writing or bonds, debentures, notes or other securities of the Corporation on which the signature or signatures of any of the foregoing officers or directors or persons authorized as aforesaid shall be so reproduced pursuant to special authorization by resolution of the board, shall be deemed to have been manually signed by such officers or directors or persons whose signature or signatures is or are so reproduced and shall be as valid to all intents and purposes as if they had been signed manually and notwithstanding that the officers or directors or persons whose signature or signatures is or are so reproduced may have ceased to hold office at the date of the delivery or issue of such contracts, documents or instruments in writing or bonds, debentures, notes or other securities of the Corporation.

2.04                       Banking Arrangements

The banking business of the Corporation, or any part thereof, including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time by resolution prescribe or authorize.

2.05                       Custody of Securities

All shares and other securities owned by the Corporation shall be lodged (in the name of the Corporation) with a chartered bank or a trust company or in a safety deposit box or, if so authorized by resolution of the board, with such other depositaries or in such other manner as may be determined from time to time by resolution of the board.

All share certificates, bonds, debentures, notes or other obligations or securities belonging to the Corporation may be issued or held in the name of a nominee or nominees of the Corporation (and if issued or held in the names of more than one nominee shall be held in the names of the nominees jointly with the right of survivorship) and shall be endorsed in blank with endorsement guaranteed in order to enable transfer to be completed and registration to be effected.

2.06                       Voting Shares and Securities in other Companies

All of the shares or other securities carrying voting rights of any other body corporate held from time to time by the Corporation may be voted at any and all meetings of shareholders, bondholders, debenture holders or holders of other securities (as the case may be) of such other body corporate and in such manner and by such person or persons as the board shall from time to time by resolution determine. The proper signing officers of the Corporation may also from time to time execute and deliver for and on behalf of the Corporation proxies and/or arrange for the issuance of voting certificates and/or other evidence of the right to vote in such names as they may determine without the necessity of a resolution or other action by the board.

SECTION THREE

DIRECTORS

3.01                       Number of Directors and Quorum

The number of directors of the Corporation shall be the number of directors as specified in the articles or, where a minimum and maximum number of directors is provided for in the articles, the number of directors of the Corporation shall be the number of directors determined from time to time by special resolution or, if a special resolution empowers the directors to determine the number, the number of directors determined by resolution of the board. The quorum for the transaction of business at any meeting of the board shall be a majority of the number of directors then in office or such greater number of directors as the board may from time to time by resolution determine, provided that if the Corporation has fewer than three directors, all directors must be present at any meeting of the board to constitute a quorum.

3.02                       Qualification

No person shall be qualified for election as a director if he is less than 18 years of age; if he is of unsound mind and has been so found by a court in Canada or elsewhere; if he is not an individual; or if he has the status of a bankrupt. A director need not be a shareholder. At least twenty-five percent of the directors shall be resident Canadians, provided that if the Corporation has less than four directors, at least one director shall be a resident Canadian. If the Corporation is or becomes an offering corporation within the meaning of the Act, at least one-third of the directors of the Corporation shall not be officers or employees of the Corporation or any of its affiliates. In exercising his powers and discharging his duties each director must (a) act honestly and in good faith with a view to the best interests of the Corporation and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

3.03                       Election and Term

The election of directors shall take place at the first meeting of shareholders and at each succeeding annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall be the number of directors as specified in the articles or, if a minimum and maximum number of directors is provided for in the articles, the number of directors determined by special resolution or, if the special resolution empowers the directors to determine the number, the number of directors determined by resolution of the board. The voting on the election shall be by show of hands unless a ballot is demanded by any shareholder. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

3.04                       Removal of Directors

Subject to the provisions of the Act, the shareholders may by ordinary resolution passed at a meeting specially called for such purpose remove any director or directors from office and the vacancy created by such removal may be filled at the same meeting failing which it may be filled by a quorum of the directors.

3.05                       Vacation of Office

A director ceases to hold office when he dies or, subject to the Act, if by notice in writing to the Corporation he resigns his office, which resignation shall be effective at the time it is received by the Corporation or at the time specified in the notice, whichever is later; he is removed from office by the shareholders in accordance with the Act; he becomes of unsound mind and is so found by a court in Canada or elsewhere or if he acquires the status of a bankrupt.

3.06                       Vacancies

Subject to the Act, a quorum of the board may fill a vacancy in the board, except a vacancy resulting from an increase in the number or maximum number of directors or from a failure of the shareholders to elect the number of directors required to be elected at any meeting of shareholders. In the absence of a quorum of the board, or if the vacancy has arisen from a failure of the shareholders to elect the number of directors required to be elected at any meeting of shareholders, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy. If the directors then in office fail to call such meeting or if there are no directors then in office, any shareholder may call the meeting.

3.07                       Action by the Board

The board shall manage or supervise the management of the business and affairs of the Corporation. Subject to paragraph 3.09, the powers of the board may be exercised at a meeting at which a quorum is present or by resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the board. Where there is a vacancy in the board, the remaining directors may exercise all the powers of the board so long as a quorum of the board remains in office.

3.08                       Intentionally Omitted

3.09                       Meeting by Telephone and Electronic Participation

If all the directors of the Corporation present or participating in the meeting consent, a director may participate in a meeting of the board or of a committee of the board by means of such telephone, electronic or other communications facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a director participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board and of committees of the board held while a director holds office.

3.10                       Place of Meetings

Meetings of the board may be held at any place within or outside Ontario. In any financial year of the Corporation a majority of the meetings of the board need not be held within Canada.

3.11                       Calling of Meetings

Subject to the Act, meetings of the board shall be held from time to time on such day and at such time and at such place as the board, the Chairman of the Board (if any), the President, a Vice-President who is a director or any two directors may determine and the Secretary, when directed by the board, the Chairman of the Board (if any), the President, a Vice-President who is a director or any two directors shall convene a meeting of the board.

3.12                       Notice of Meeting

Notice of the date, time and place of each meeting of the board shall be given in the manner provided in paragraph 12.01 to each director not less than 48 hours (exclusive of any part of a non-business day) before the time when the meeting is to be held. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified.

A director may in any manner waive notice of or otherwise consent to a meeting of the board.

3.13                       Omission of Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any person shall not invalidate any resolution passed or any proceeding taken at such meeting.

3.13                       First Meeting of New Board

Provided a quorum of directors is present, each newly elected board may without notice hold its first meeting immediately following the meeting of shareholders at which such board is elected.

3.14                       Adjourned Meeting

Notice of an adjourned meeting of the board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.15                       Regular Meetings

The board may appoint a day or days in any month or months for regular meetings of the board at a place and hour to be named. A copy of any resolution of the board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

3.16                       Chairman

The chairman of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: the Chairman of the Board, the President or a Vice-President. If no such officer is present, the directors present shall choose one of their number to be chairman.

3.17                       Votes to Govern

At all meetings of the board every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

3.18                       Resolution in Lieu of Meeting

Notwithstanding any of the provisions of this by-law, but subject to the Act or any unanimous shareholders agreement, a resolution in writing, signed by all of the directors entitled to vote on that resolution at a meeting of the directors is as valid as if it had been passed at a meeting of the directors.

3.19                       Conflict of Interest

In supplement of and not by way of limitation upon any rights conferred upon directors and officers by the Act, it is declared that no director or officer shall be disqualified from his office by, or vacate his office by reason of, holding any office or place of profit under the Corporation or under any body corporate in which the Corporation shall be a shareholder; nor shall any director or officer be liable to account to the Corporation or any of its shareholders or creditors for any profits realized by or from any such contract or arrangement by reason of any fiduciary relationship. A director or officer who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or transaction or proposed material contract or transaction with the Corporation shall disclose in writing to the Corporation or request to have entered in the minutes of the meetings of the directors the nature and extent of his interest at the time and in the manner provided by the Act and such notice of interest shall be updated by the said director or officer to reflect any material changes. Any such contract or transaction or proposed contract or transaction shall be referred to the board or shareholders for approval even if such contract is one that in the ordinary course of the Corporation’s business would not require approval by the board or shareholders, and a director interested in a contract so referred to the board shall not vote on any resolution to approve the same except as permitted by the Act and any director interested in a contract shall be prohibited from attending any part of a meeting during which the contract or transaction is discussed.

3.20                       Remuneration and Expenses

The directors shall be paid such remuneration for their services as the board may from time to time determine and such remuneration shall be in addition to the salary paid to any officer or employee of the Corporation who is also a member of the board of directors. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the shareholders or of the board or any committee thereof or otherwise in the performance of their duties. The board of directors may also award special remuneration to any director undertaking any special services on the Corporation’s behalf other than the routine work ordinarily required of a director by the Corporation and the confirmation of such resolution or resolutions of the shareholders shall not be required. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

SECTION FOUR

COMMITTEES

4.01                       Committees of Directors

The board may appoint from among their number a committee or committees of directors, however designated, and may delegate to such committee any of the powers of the board except those which pertain to items which, under the Act, a committee of directors has no authority to exercise. Subject to the Act, except to the extent otherwise determined by the board of directors or, failing such determination, as determined by the committee of directors, the provisions of paragraphs 3.09 to 3.17, inclusive, shall apply, mutatis mutandis, to such committee.

4.02                       Transaction of Business

The powers of a committee of directors may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of such committee may be held at any place within or outside Ontario.

4.03                       Audit Committee

The board may, and shall if the Corporation is an offering corporation within the meaning of the Act, elect annually from among its number an audit committee to be composed of not fewer than three directors of whom a majority shall not be officers or employees of the Corporation or its affiliates. The audit committee shall have the powers and duties provided in the Act.

4.04                       Advisory Committees

The board may from time to time appoint such other committees as it may deem advisable, but the functions of any such other committees shall be advisory only.

4.05                       Procedure

Unless otherwise determined by the board, each committee shall have power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure.

SECTION FIVE

OFFICERS

5.01                       Appointment

The board may from time to time appoint a Chairman of the Board, a President, one or more Vice-Presidents (to which title may be added words indicating seniority or function), a Secretary, a Treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to paragraph 5.02, an officer may but need not be a director and one person may hold more than one office. In case and whenever the same person holds the offices of Secretary and Treasurer, he may but need not be known as the Secretary-Treasurer. All officers shall sign such contracts, documents, or instruments in writing as require their respective signatures. In the case of the absence or inability to act of any officer or for any other reason that the board may deem sufficient, the board may delegate all or any of the powers of such officer to any other officer or to any director for the time being.

5.02                       Chairman of the Board

The Chairman of the Board, if appointed, shall be a director and shall, when present, preside at all meetings of the board and committees of the board. The Chairman of the Board shall be vested with and may exercise such powers and shall perform such other duties as may from time to time be assigned to him by the board. During the absence or disability of the Chairman of the Board, his duties shall be performed and his powers exercised by the President.

5.03                       President

The President shall, and unless and until the board designates any other officer of the Corporation to be the Chief Executive Officer of the Corporation, be the Chief Executive Officer and, subject to the authority of the board, shall have general supervision of the business and affairs of the Corporation and such other powers and duties as the board may specify. The President shall be vested with and may exercise all the powers and shall perform all the duties of the Chairman of the Board if none be appointed or if the Chairman of the Board is absent or unable or refuses to act.

5.04                       Vice-President

Each Vice-President shall have such powers and duties as the board or the President may specify. The Vice-President or, if more than one, the Vice-President designated from time to time by the board or by the President, shall be vested with all the powers and shall perform all the duties of the President in the absence or inability or refusal to act of the President, provided, however, that a Vice-President who is not a director shall not preside as chairman at any meeting of the board and that a Vice-President who is not a director and shareholder shall not preside as chairman at any meeting of shareholders.

5.05                       Secretary

The Secretary shall give or cause to be given as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and he shall have such other powers and duties as the board may specify.

5.06                       Treasurer

The Treasurer shall keep proper accounting records in compliance with the Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the board whenever required an account of all his transactions as Treasurer and of the financial position of the Corporation; and he shall have such other powers and duties as the board may specify. Unless and until the board designates any other officer of the Corporation to be the Chief Financial Officer of the Corporation, the Treasurer shall be the Chief Financial Officer of the Corporation.

5.07                       Powers and Duties of Other Officers

The powers and duties of all other officers shall be such as the terms of their engagement call for or as the board may specify. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board otherwise directs.

5.08                       Variation of Powers and Duties

The board may from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.

5.09                       Term of Office

The board, in its discretion, may remove any officer of the Corporation, with or without cause, without prejudice to such officer’s rights under any employment contract. Otherwise each officer appointed by the board shall hold office until his successor is appointed or until the earlier of his resignation or death.

5.10                       Terms of Employment and Remuneration

The terms of employment and the remuneration of an officer appointed by the board shall be settled by it from time to time. The fact that any officer or employee is a director or shareholder of the Corporation shall not disqualify him from receiving such remuneration as may be so determined.

5.11                       Conflict of Interest

An officer shall disclose his interest in any material contract or transaction or proposed material contract or transaction with the Corporation in accordance with paragraph 3.19.

5.12                       Agents and Attorneys

The board shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers of management or otherwise (including the powers to subdelegate) as may be thought fit.

5.13                       Fidelity Bonds

The board may require such officers, employees and agents of the Corporation as the board deems advisable to furnish bonds for the faithful discharge of their powers and duties, in such form and with such surety as the board may from time to time determine but no director shall be liable for failure to require any such bond or for the insufficiency of any such bond or for any loss by reason of the failure of the Corporation to receive any indemnity thereby provided.

SECTION SIX

PROTECTION OF

DIRECTORS, OFFICERS AND OTHERS

6.01      Submission of Contracts or Transactions to Shareholders for Approval

The board in its discretion may submit any contract, act or transaction for approval, ratification or confirmation at any meeting of the shareholders called for the purpose of considering the same and any contract, act or transaction that shall be approved, ratified or confirmed by a resolution passed by a majority of the votes cast at any such meeting (unless any different or additional requirement is imposed by the Act or by the Corporation’s articles or any other by-law) shall be as valid and as binding upon the Corporation and upon all the shareholders as though it had been approved, ratified or confirmed by every shareholder of the Corporation.

6.02      For the Protection of Directors and Officers

In supplement of and not by way of limitation upon any rights conferred upon directors by the provisions of the Act, it is declared that no director shall be disqualified by his office from, or vacate his office by reason of, holding any office or place of profit under the Corporation or under any body corporate in which the Corporation shall be a shareholder or by reason of being otherwise in any way directly or indirectly interested or contracting with the Corporation either as vendor, purchaser or otherwise or being concerned in any contract or arrangement made or proposed to be entered into with the Corporation in which he is in any way directly or indirectly interested either as vendor, purchaser or otherwise nor shall any director be liable to account to the Corporation or any of its shareholders or creditors for any profit arising from any such office or place of profit; and, subject to the provisions of the Act, no contract or arrangement entered into by or on behalf of the Corporation in which any director shall be in any way directly or indirectly interested shall be avoided or voidable and no director shall be liable to account to the Corporation or any of its shareholders or creditors for any profit realized by or from any such contract or arrangement by reason of the fiduciary relationship existing or established thereby. Subject to the provisions of the Act and to paragraph 3.19, no director shall be obliged to make any declaration of interest or refrain from voting in respect of a contract or proposed contract with the Corporation in which such director is in any way directly or indirectly interested.

6.03      Limitation of Liability

Except as otherwise provided in the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any persons, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Corporation and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

6.04      Indemnity

Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, investigative or other proceeding in which the individual involved because of that association with the Corporation or other entity, if

(a)           the individual acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(b)                                 in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and

(c)                                  A court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires.

6.05      Insurance

The Corporation may purchase and maintain insurance for the benefit of any person referred to in paragraph 6.04 against such liabilities and in such amounts as the board may from time to time determine and are permitted by the Act.

SECTION SEVEN

SHARES

7.01      Issuance and Allotment of Shares

Subject to the provisions of the Act, the articles, by-laws and any unanimous shareholders agreement, shares in the capital of the Corporation may be issued by the board of directors at such times and on such terms and conditions and to such persons or class or classes of persons as the board of directors determines. The board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

7.02      Commissions

The board may from time to time authorize the Corporation to pay a reasonable commission to any person in consideration of his purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

7.03      Registration of Transfers

Subject to the provisions of the Act, no transfer of shares shall be registered in a securities register except upon presentation of the certificate representing such shares with an endorsement which complies with the Act made thereon or delivered therewith duly executed by an appropriate person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the board may from time to time prescribe, upon payment of all applicable taxes and any fees prescribed by the board, upon compliance with such restrictions on transfer as are authorized by the articles and upon satisfaction of any lien referred to in paragraph 7.05.

7.04      Transfer Agents and Registrars

The board may from time to time appoint one or more agents to maintain, in respect of each class of securities of the Corporation issued by it in registered form, a securities register and one or more branch securities registers. Such a person may be designated as transfer agent and registrar according to his functions and one person may be designated both registrar and transfer agent. The board may at any time terminate such appointment.

7.05      Lien for Indebtedness

The Corporation shall have a lien on any share registered in the name of a shareholder or his legal representatives for a debt of that shareholder to the Corporation, provided that if the shares of the Corporation are listed on a stock exchange recognized by the Ontario Securities Commission, the Corporation shall not have such lien. The Corporation may enforce any lien that it has on shares registered in the name of a shareholder indebted to the Corporation by the sale of the shares thereby affected or by any other action, suit, remedy or proceeding authorized or permitted by law and, pending such enforcement, the Corporation may refuse to register a transfer of the whole or any part of such shares.

7.06      Non-recognition of Trusts

Subject to the provisions of the Act, the Corporation may treat as absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Corporation’s records or on the share certificate.

7.07      Share Certificates

Every holder of one or more shares of the Corporation shall be entitled, at his option, to a share certificate, or to a non-transferable written acknowledgement of his right to obtain a share certificate, stating the number and class or series of shares held by him as shown on the securities register. Share certificates and acknowledgements of a shareholder’s right to a share certificate, respectively, shall be in such form as the board shall from time to time approve. Any share certificate shall be signed in accordance with paragraph 2.03 and need not be under the corporate seal; provided that, unless the board otherwise determines, certificates representing shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar. The signature of one of the signing officers or, in the case of share certificates which are not valid unless countersigned by or on behalf of a transfer agent and/or registrar, the signatures of both signing officers, may be printed or mechanically reproduced in facsimile upon share certificates and every such facsimile signature shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Corporation. A share certificate executed as aforesaid shall be valid notwithstanding that one or both of the officers whose facsimile signature appears thereon no longer holds office at the date of issue of the certificate.

7.08      Replacement of Share Certificates

The board or any officer or agent designated by the board may in its or his discretion direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has been mutilated or in substitution for a share certificate claimed to have been lost, destroyed or wrongfully taken on payment of such fee, not exceeding $3.00, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

7.09      Joint Shareholders

If two or more persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such shares.

7.10      Deceased Shareholders

In the event of the death of a holder, or of one of the joint holders, of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its transfer agents.

SECTION EIGHT

DIVIDENDS AND RIGHTS

8.01      Dividends

Subject to the provisions of the Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interest in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation. Except as provided for in the Act, the board of directors shall not pay a dividend if there are reasonable grounds to believe that: (a) the Corporation is, or after payment would be, unable to pay its liabilities as they become due; or (b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes.

8.02      Dividend Cheques

A dividend payable in cash shall be paid by cheque drawn on the Corporation’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders, the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

8.03      Non-receipt of Cheques

In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

8.04      Record Date for Dividends and Rights

The board may fix in advance a date, preceding by not more than 50 days from the date for the payment of any dividend or the date for the issue of any warrant or other evidence of the right to subscribe for securities of the Corporation, as a record date for the determination of the persons entitled to receive payment of such dividend or to exercise the right to subscribe for such securities, and notice of any such record date shall be given not less than seven days before such record date in the manner provided by the Act. If no record date is so fixed, the record date for the determination of the persons entitled to receive payment of any dividend or to exercise the right to subscribe for securities of the Corporation shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the board.

8.05      Unclaimed Dividends

Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

SECTION NINE

MEETINGS OF SHAREHOLDERS

9.01      Annual Meetings

The annual meeting of shareholders shall be held at such time in each year as the board, the Chairman of the Board (if any) or the President may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing an auditor and for the transaction of such other business as may properly be brought before the meeting.

9.02      Special Meetings

The board, the Chairman of the Board (if any) or the President shall have power to call a special meeting of shareholders at any time.

9.03      Place of Meetings

Meetings of shareholders shall be held at the registered office of the Corporation or elsewhere in the municipality in which the registered office is situate or, if the board shall so determine, at some other place in Canada or, if all the shareholders entitled to vote at the meeting so agree, at some place outside Canada.

9.04      Notice of Meetings

Notice of the time and place of each meeting of shareholders shall be given in the manner provided in paragraph 12.01 not less than 10 days or if the Corporation is an offering corporation not less than 21 days but in either case nor more than 50 days (in each case, subject to the provisions of the Act, exclusive of the day on which notice is delivered or sent and the day for which notice is given) before the date of the meeting to each director, to the auditor and to each shareholder who at the close of business on the record date for notice is entered in the securities register as the holder of one or more shares carrying the right to vote at the meeting. Notice of a meeting of shareholders called for any purpose other than consideration of the financial statements and auditor’s report, election of directors and reappointment of the incumbent auditor shall state or be accompanied by a statement of the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and the text of any special resolution or by-law to be submitted to the meeting. A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of or otherwise consent to a meeting of shareholders.

9.05      List of Shareholders Entitled to Notice

For every meeting of shareholders, the Corporation shall prepare a list of shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares held by each shareholder entitled to vote at the meeting. If a record date for the meeting is fixed pursuant to paragraph 9.06, the shareholders listed shall be those registered at the close of business on such record date. If no record date is fixed, the shareholders listed shall be those registered at the close of business on the day immediately preceding the day on which notice of the meeting is given, or where no such notice is given, the day on which the meeting is held. The list shall be available for examination by any shareholder during usual business hours at the registered office of the Corporation or at the place where the central securities register is maintained and at the meeting for which the list was prepared.

9.06      Record Date for Notice

The board may fix in advance a date, preceding the date of any meeting of shareholders by not more than 50 days and not less than 21 days, as a record date for the determination of the shareholders entitled to notice of the meeting, provided that notice of any such record date shall be given not less than seven days before such record date by newspaper advertisement in the manner provided in the Act and, if any shares of the Corporation are listed for trading on a stock exchange in Canada, by written notice to each such stock exchange. If no record date is so fixed, the record date for the determination of the shareholders entitled to notice of the meeting shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held.

9.07                        Meetings without Notice

A meeting of shareholders may be held without notice at any time and place permitted by the Act

(a)           if all the shareholders entitled to vote thereat are present in person or represented by proxy waive notice of or otherwise consent to such meeting being held, and

(b)           if the auditor and the directors are present or waive notice of or otherwise consent to such meeting being held, so long as such shareholders, auditor and directors present are not attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. At such a meeting any business may be transacted which the Corporation at a meeting of shareholders may transact. If the meeting is held at a place outside Canada, shareholders not present or represented by proxy, but who have waived notice of or otherwise consented to such meeting, shall also be deemed to have consented to the meeting being held at such place.

9.08      Omission of Notice

The accidental omission to give notice of any meeting or any irregularity in the notice of any meeting or the non-receipt of any notice by any shareholder or shareholders, director or directors or the auditor of the Corporation shall not invalidate any resolution passed or any proceedings taken at any meetings of shareholders.

9.09      Chairman, Secretary and Scrutineers

The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: The Chairman, the President or a Vice-President who is a director and a shareholder. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chairman. If the Secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chairman with the consent of the meeting.

9.09A    Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and the auditor of the Corporation and others who, although not entitled to vote are entitled or required under any provision of the Act or the articles or the by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

9.10      Quorum

Subject to paragraph 9.20, two persons present in person representing not less than 5% of the issued and outstanding common shares of the Corporation, each being a shareholder entitled to vote at the meeting or a duly appointed proxyholder for an absent shareholder entitled to vote at the meeting shall be a quorum at any meeting of the shareholders. If at any meeting, the requisite quorum is not present within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to such date not being less than 10 days later and to such time and place as may be announced by the chairman at the meeting and subject to 9.18, it shall not be necessary to give notice of the adjourned meeting.

At such adjourned meeting the persons present at such meeting, provided that there are at least two such persons present in person, each being a shareholder entitled to vote at the meeting or a duly appointed proxyholder for an absent shareholder entitled to vote at the meeting, shall be a quorum for the transaction of the business for which the meeting was originally called.

9.11      Right to Vote

Subject to the provisions of the Act as to authorized representatives of any other body corporate or association, at any meeting of shareholders for which the Corporation has prepared the list referred to in paragraph 9.05, every person who is named in such list shall be entitled to vote the shares shown opposite his name except to the extent that such person has transferred any of his shares after the record date determined in accordance with paragraph 9.06 and the transferee, having produced properly endorsed certificates evidencing such shares or having otherwise established that he owns such shares, has demanded not later than 10 days before the meeting that his name be included in such list. In any such case the transferee shall be entitled to vote the transferred shares at the meeting. At any meeting of shareholders for which the Corporation has not prepared the list referred to in paragraph 9.05, every person shall be entitled to vote at the meeting who at the time is entered in the securities register as the holder of one or more shares carrying the right to vote at such meeting.

9.12      Proxies

Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, to attend and act at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing executed by the shareholder or his attorney authorized in writing and shall conform with the requirements of the Act.

9.13      Time for Deposit of Proxies

The board may by resolution specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting or an adjournment thereof by not more than 48 hours exclusive of any part of a non-business day, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, only if it has been received by the Secretary of the Corporation or by the chairman of the meeting or any adjournment thereof prior to the time of voting.

9.14      Joint Shareholders

If two or more persons hold shares jointly, any one of them present in person or represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote the shares; but if two or more of those persons are present in person or represented by proxy and vote, they shall vote as one the shares jointly held by them.

9.15      Votes to Govern

At any meeting of shareholders every question shall, unless otherwise required by the articles or by- laws or by law, be determined by a majority of the votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

9.16      Show of Hands

Subject to the provisions of the Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

9.17      Ballots

On any question proposed for consideration at a meeting of shareholders, and whether or not a vote by show of hands has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

9.18      Adjournment

Without limitation to the power of the board to postpone any meeting of shareholders in accordance with the Act, the chairman at the meeting of shareholders may with the consent of the meeting and subject to such conditions as the meeting may decide, or where otherwise permitted under the provisions of the Act, adjourn the meeting from time to time and from place to place. If a meeting of shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

9.19      Resolution in Writing

A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless a written statement with respect to the subject matter of the resolution is submitted by a director or the auditor in accordance with the Act.

9.20      Only One Shareholder

Where the Corporation has only one shareholder or only one holder of any class or series of shares, all business which the Corporation may transact at an annual or special meeting of shareholders shall be transacted in the manner provided for in paragraph 9.19.

SECTION NINE A

ADVANCE NOTICE POLICY

9.A       Nomination of Directors

For purposes of this Section 9.A, (i) “public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and (ii) “Applicable Securities Laws” means the applicable Securities Act of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada.

Subject only to the Act and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors, (a) by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting, (b) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act or (c) by any person (a “Nominating Shareholder”) (i) who, at the close of business on the date of the giving of the notice provided for below in this Section 9.A and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and (ii) who complies with the notice procedures set forth below in this Section 9.A.

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with this Section 9.A.

To be timely, a Nominating Shareholder’s notice to the Secretary of the Corporation must be made (a) in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and (b) in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made. Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this paragraph. In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Corporation must set forth (a) as to each person whom the Nominating Shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, and (iv) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and (b) as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 9.A; provided, however, that nothing in this Section 9.A shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

Notwithstanding any other provision of By-law No. 1, notice given to the Secretary of the Corporation pursuant to this Section 9.A may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

The Board may, in its sole discretion, waive any requirement in this Section 9.A.

SECTION TEN

INFORMATION AVAILABLE TO

SHAREHOLDERS

10.01    Confidential Information Available to Shareholders

Except as provided by the Act, no shareholder shall be entitled to discovery of any information respecting any details or conduct of the Corporation’s business which in the opinion of the directors it would be inexpedient in the interests of the Corporation to communicate to the public.

10.02    Availability of Corporate Records to Shareholders

The directors may from time to time, subject to the rights conferred by the Act, determine whether and to what extent and at what time and place and under what conditions or regulations the documents, books and registers and accounting records of the Corporation or any of them shall be open to the inspection of shareholders and no shareholder shall have any right to inspect any document or book or register or accounting record of the Corporation except as conferred by statute or authorized by the board or by a resolution of the shareholders at a general meeting.

SECTION ELEVEN

DIVISIONS AND DEPARTMENTS

11.01    Creation and Consolidation of Divisions

The board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations or any such divisions or sub-units to be consolidated upon such basis as the board may consider appropriate in each case.

11.02    Name of Division

Any division or its sub-units may be designated by such name as the board may from time to time determine and may transact business under such name, provided that the Corporation shall set out its name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the Corporation.

11.03    Officers of Division

From time to time the board or, if authorized by the board, the Chief Executive Officer, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or, if authorized by the board, the Chief Executive Officer, may remove at its or his pleasure any officer so appointed, without prejudice to such officer’s rights under any employment contract. Officers of divisions or their sub-units shall not, as such, be officers of the Corporation.

11.04    Execution of Instruments

Contracts or documents requiring the signature of the Corporation and relating only to a particular division of the Corporation may be signed by one of the divisional officers appointed pursuant to paragraph 11.03 with respect to such division. All such contracts or documents so signed shall be binding upon the Corporation without further authorization or formality.

SECTION TWELVE

NOTICES

12.01      Method of Giving Notices

Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the regulations thereunder, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his recorded address or if mailed to him at his recorded address by prepaid mail or if sent to him at his recorded address by any means of prepaid transmitted or recorded communication. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box and shall be deemed to have been received on the fifth day after so depositing; and a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch. The Secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by him to be reliable.

12.02      Signature to Notices

The signature of any director or officer of the Corporation to any notice or document to be given by the Corporation may be written, stamped, typewritten or printed or partly written, stamped, typewritten or printed.

12.03      Proof of Service

A certificate of the Chairman of the board (if any), the President, a Vice-President, the Secretary or the Treasurer or of any other officer of the Corporation in office at the time of the making of the certificate or of a transfer officer of any transfer agent or branch transfer agent of shares of any class of the Corporation as to the facts in relation to the mailing or delivery of any notice or other document to any shareholder, director, officer or auditor or publication of any notice or other document shall be conclusive evidence thereof and shall be binding on every shareholder, director, officer or auditor of the Corporation as the case may be.

12.04      Notice to Joint Shareholders

All notices with respect to shares registered in more than one name shall, if more than one address appears on the records of the Corporation in respect of such joint holdings, be given to all of such joint shareholders at the first address so appearing, and notice so given shall be sufficient notice to the holders of such shares.

12.05      Computation of Time

In computing the date when notice must be given under any provision requiring a specified number of days notice of any meeting or other event both the date of giving the notice and the date of the meeting or other event shall be excluded.

12.06      Undelivered Notices

If any notice given to a shareholder pursuant to paragraph 12.01 is returned on three consecutive occasions because he cannot be found, the Corporation shall not be required to give any further notices to such shareholder until he informs the Corporation in writing of his new address.

12.07      Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise found thereon.

12.08      Deceased Shareholders

Any notice or other document delivered or sent by post or left at the address of any shareholder as the same appears in the records of the Corporation shall, notwithstanding that such shareholder be then deceased, and whether or not the Corporation has notice of his decease, be deemed to have been duly served in respect of the shares held by such shareholder (whether held solely or with any person or persons) until some other person be entered in his stead in the records of the Corporation as the holder or one of the holders thereof and such service shall for all purposes be deemed a sufficient service of such notice or document on his heirs, executors or administrators and on all persons, if any, interested with him in such shares.

12.09      Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to his furnishing to the Corporation the proof of authority or evidence of his entitlement prescribed by the Act.

12.10      Waiver of Notice

Any shareholder (or his duly appointed proxyholder), director, officer, auditor or member of a committee of the board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under any provision of the Act, the regulations thereunder, the articles, the by-laws or otherwise and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the board or of a committee of the board which may be given in any manner.

SECTION THIRTEEN

EFFECTIVE DATE

13.01      Effective Date

This by-law shall come into force on October 9, 2019.

SCHEDULE “D”

AMALGAMATION RESOLUTION

RESOLVED THAT:

1.             the amalgamation (the “Amalgamation”) of 2771063 Ontario Inc. (the “Acquiror”) and Fura Gems Inc. (the “Company”) in accordance with the terms of the acquisition agreement dated August 14, 2020 among Acquiror, Lord of Seven Hills Holdings FZE and the Company (the “Acquisition Agreement”) and substantially upon the terms and conditions set forth in the amalgamation agreement to be entered into between Acquiror and the Company (the “Amalgamation Agreement”), attached as Schedule A to the Acquisition Agreement, all as described and set forth in the management information circular of the Company dated September 4, 2020, be and it is hereby approved;

2.             the Amalgamation Agreement is hereby authorized and approved and the Company is authorized to perform its obligations thereunder;

3.             any one or more officers or directors of the Company are hereby authorized and directed for and on behalf of the Company to execute and send to the Director appointed under the Business Corporations Act (Ontario) the articles of amalgamation and such other documents as are necessary or desirable to effect the Amalgamation;

4.             any one or more officers or directors of the Company are hereby authorized and directed to execute and deliver for and in the name of and on behalf of the Company all such other certificates, instruments, agreements, documents, authorizations, directions, and notices and to take such further actions, as, in such person’s opinion, may be necessary or desirable to carry out the purposes and intent of this resolution, such determination to be conclusively evidenced by the execution and delivery of such certificate, authorization, document, agreement, instrument, direction or notice or the doing of any such act or thing;

5.             notwithstanding any approval of the shareholders of the Company as provided herein, the Board of Directors of the Company may, in its sole discretion, revoke this special resolution and abandon the Amalgamation before it is acted upon without further approval of the shareholders; and

6.             notwithstanding that this resolution has been passed by the holders of common shares of the Company (“Common Shares”), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of holders of Common Shares: (i) to amend or modify the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement; and (ii) subject to the terms of the Amalgamation Agreement, to determine not to proceed with the Amalgamation.

D-1

SCHEDULE “E”

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT

LORD OF SEVEN HILLS HOLDINGS FZE

- AND –

FURA GEMS INC.

- AND –

2771063 ONTARIO INC.

August 14, 2020

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Construction and Interpretation	14
1.3	Currency	15
1.4	Knowledge	15
1.5	Disclosure Letter	15
1.6	Schedules	15

ARTICLE 2 THE AMALGAMATION		15

2.1	Amalgamation	15
2.2	Circular and Meeting	15
2.3	Requisite Approval	17
2.4	Articles of Amalgamation and Effective Date	18
2.5	Fura Board Approval	18
2.6	Payment of Consideration	18
2.7	U.S. Restrictions on Consideration	19
2.8	Announcement and Shareholder Communications	19
2.9	Withholding Taxes	19
2.10	List of Securityholders	19
2.11	Closing	20

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF FURA		20

3.1	Representations and Warranties	20
3.2	Survival of Representations and Warranties	20

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARENT AND THE ACQUIROR		20

4.1	Representations and Warranties	20
4.2	Survival of Representations and Warranties	20

ARTICLE 5 COVENANTS		20

5.1	Covenants of Fura Regarding the Conduct of Business	20
5.2	Covenants of Fura Relating to the Amalgamation	24
5.3	Covenants of the Acquiror Parent and the Acquiror Relating to the Amalgamation	24
5.4	Pre-Acquisition Reorganization	25

ARTICLE 6 CONDITIONS		26

6.1	Mutual Conditions Precedent	26
6.2	Conditions Precedent to the Obligations of the Acquiror	26
6.3	Conditions Precedent to the Obligations of Fura	27
6.4	Notice and Cure Provisions	28
6.5	Satisfaction of Conditions	28

ARTICLE 7 COVENANTS RELATING TO ACQUISITION PROPOSALS		28

7.1	Non-Solicitation	28
7.2	Notification of Acquisition Proposals	30
7.3	Responding to Acquisition Proposals and Superior Proposals	30

ARTICLE 8 OTHER COVENANTS		33

8.1	Further Assurances	33
8.2	Access	33
8.3	Shareholder Claims	34
8.4	Insurance and Indemnification	34
8.5	Regulatory Filings and Approvals	34
8.6	Co-operation Regarding Regulatory Filings and Approvals	34
8.7	Alternative Transaction	35

ARTICLE 9 TERM, TERMINATION, AMENDMENT, WAIVER AND EXPENSES		35

9.1	Term	35
9.2	Termination	35
9.3	Termination Payment – Fura	37
9.4	Expense Reimbursement	38
9.5	Effect of Termination	38
9.6	Remedies	38
9.7	Expenses	39

ARTICLE 10 GENERAL PROVISIONS		39

10.1	Amendment	39
10.2	Waiver	39
10.3	Notices	39
10.4	Governing Law	40
10.5	Time of Essence	41
10.6	Entire Agreement	41
10.7	Severability	41
10.8	Assignment	41
10.9	No Liability	41
10.10	No Third-Party Beneficiaries	41
10.11	Contra Proferentum	42
10.12	Counterparts	42

ACQUISITION AGREEMENT

THIS AGREEMENT made as of the 14th day of August, 2020,

BETWEEN:

LORD OF SEVEN HILLS HOLDING FZE,

a corporation existing under the laws of Fujairah Free Zone Authority, Fujairah, United Arab Emirates,

(hereinafter referred to as the “Acquiror Parent”),

- and -

2771063 ONTARIO INC.

a corporation existing under the laws of the Province of Ontario,

(hereinafter referred to as the “Acquiror”),

- and -

FURA GEMS INC.,

a corporation existing under the laws of the Province of Ontario,

(hereinafter referred to as “Fura”).

WHEREAS the Acquiror, a wholly-owned subsidiary of the Acquiror Parent, desires to acquire all of the issued and outstanding Common Shares of Fura pursuant to an amalgamation of the Acquiror and Fura under Section 174 of the OBCA, other than the Common Shares held by the Acquiror Parent;

AND WHEREAS prior to the completion of the Amalgamation, the Common Shares of Fura held by the Acquiror Parent will be transferred by the Acquiror Parent to the Acquiror in consideration for common shares in the capital of the Acquiror;

AND WHEREAS the Board has determined (with each of Mr. Gaurav Gupta and Mr. Michael Kuan as an interested director abstaining), following the receipt and review of recommendations from the Special Committee, that the Amalgamation is fair to the Shareholders (other than the Acquiror Parent) and that the Amalgamation is in the best interests of Fura and, accordingly, has resolved (with each of Mr. Gupta and Mr. Kuan as an interested director abstaining), subject to the terms of this Agreement, to recommend that the Shareholders vote in favour of the Amalgamation Resolution;

AND WHEREAS contemporaneously herewith, the Acquiror Parent and the Acquiror have entered into Support Agreements with the Locked-Up Shareholders, pursuant to which, among other things, such holders have agreed to vote in favour of the Amalgamation all of the Common Shares now held or hereafter acquired by them, on the terms and subject to the conditions set forth in such Support Agreements;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1         Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations shall have the corresponding meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement providing access to non-public information concerning Fura and the Fura Subsidiaries to any person (other than the Acquiror Parent, the Acquiror or any of their affiliates), such confidentiality agreement to be in a form acceptable to the Acquiror Parent, acting reasonably;

“Acquiror” means 2771063 Ontario Inc, a corporation existing under the laws of the Province of Ontario;

“Acquiror Parent” means Lord of Seven Hills Holdings FZE, a corporation existing under the laws of Fujairah Free Zone Authority, Fujairah, United Arab Emirates;

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide offer, proposal, expression of interest, or inquiry (written or oral) from any person or group of persons (other than the Acquiror Parent, the Acquiror or any of their affiliates) after the date hereof relating to:

(a)          a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding-up or other similar transaction involving Fura or any Fura Subsidiary;

(b)          any take-over bid, tender offer or exchange offer for any class of voting or equity securities (or any securities exchangeable for or convertible into voting or equity securities) of Fura or any Fura Subsidiary;

(c)          any sale (or any lease, joint venture, licensing, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets of Fura or any Fura Subsidiary;

(d)          any sale of shares or equity interest (or securities exchangeable for or convertible into such shares or equity interest) of Fura or any Fura Subsidiary; or

(e)          any similar transaction or series of transactions,

which, in any case, if consummated would result in such person or group of persons (other than the Acquiror Parent, the Acquiror or any of their affiliates) beneficially owning 20% or more of the voting rights attached to any class of shares or other equity interests of Fura or beneficially owning assets representing 20% or more of the fair market value of the assets of Fura and the Fura Subsidiaries on a consolidated basis or contributing 20% or more of the consolidated revenue of Fura and the Fura Subsidiaries;

“affiliate and “associate” have the meanings respectively ascribed thereto under the Securities Act;

“Agreement” means this acquisition agreement, including all Schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Alternative Transaction” has the meaning ascribed thereto in Section 8.7;

“Amalco” means the company resulting from the Amalgamation;

“Amalco Redeemable Preferred Shares” has the meaning ascribed thereto in the Amalgamation Agreement;

“Amalgamation” means the amalgamation of Fura and the Acquiror under the provisions of Section 174 of the OBCA on the terms and conditions set out in the Amalgamation Agreement;

“Amalgamation Agreement” means the amalgamation agreement in the form attached as Schedule A, with such amendments or variations thereto as are acceptable to the Acquiror Parent, the Acquiror and Fura, each acting reasonably;

“Amalgamation Resolution” means the special resolution of Shareholders approving the Amalgamation to be considered at the Meeting;

“Anti-Corruption Laws” means laws, regulations and rules relating to anti-bribery or anti-corruption including the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the Bribery Act 2010 (United Kingdom), the Proceeds of Crime Act 2002 (United Kingdom), the Terrorist Financing Act (Canada), the United States Foreign Corrupt Practices Act of 1977 and any laws, rules, regulations of any relevant jurisdiction covering a similar subject matter;

“Articles of Amalgamation” means the articles confirming the Amalgamation to be filed with the Director under the OBCA;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation;

“Board” means the board of directors of Fura;

“Board Approval” has the meaning ascribed thereto in Section 2.5(b);

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks located in Toronto, Ontario are open for the conduct of business;

“Change in Recommendation” has the meaning ascribed thereto in Section 7.1(a);

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time;

“Collective Agreements” means all collective bargaining agreements and union agreements currently applicable to Fura and/or any of the Fura Subsidiaries which impose any obligations upon Fura and/or any of the Fura Subsidiaries with respect to any Employee;

“Common Shares” means the common shares in the capital of Fura and “Common Share” means any one common share of Fura;

“Consideration” means the consideration payable by Amalco for the redemption of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation, which shall be $0.15 per Amalco Redeemable Preferred Share, payable entirely in cash;

“Contract” means any contract, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument or other agreement or obligation (whether written or oral) to which Fura or any Fura Subsidiary is a party or by which Fura or any Fura Subsidiary is bound or affected or to which any of their respective properties or assets is subject;

“Depositary” means TSX Trust Company;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Disclosure Letter” means the disclosure letter delivered by Fura to the Acquiror Parent and the Acquiror contemporaneously with the execution and delivery of this Agreement;

“Dissent Rights” means the rights of dissent under Section 185 of the OBCA in respect of the Amalgamation;

“Effective Date” means the third (3rd) Business Day immediately following the date on which all the conditions set forth in Article 6 are satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date), or such other Business Day as may be agreed upon by the Parties;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

“Employees” means those individuals employed by Fura or any Fura Subsidiary, on a full-time, part-time or temporary basis, including those employees of Fura or a Fura Subsidiary on disability leave, parental leave or other absence;

“Employee Plans” means all health, welfare, supplemental unemployment benefit, post-employment benefit, bonus, profit sharing, option, stock appreciation, equity or equity-based, savings, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, termination, severance, change of control, disability, superannuation, pension, supplemental pension or supplemental retirement plans and other employee or director compensation or benefit plans, policies, practices, trusts, funds, agreements, arrangements or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, and in each case for the benefit of directors or former directors of Fura or any of the Fura Subsidiaries, Employees, former Employees, or any spouses, dependents, survivors or beneficiaries of such persons, which are maintained by or binding upon Fura or any of the Fura Subsidiaries or in respect of which Fura or any of the Fura Subsidiaries has any actual or potential liability but, for greater certainty, “Employee Plans” does not include any Collective Agreements;

“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim or other encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Environmental Laws” means all applicable Laws, statutes, regulations, ordinances, and by-laws (whether federal, provincial, state, territorial or municipal) relating to the pollution of the environment, the protection, preservation or remediation of the environment, or relating to the storage, handling, transportation, use, release or disposal of Hazardous Substances;

“Environmental Permits” includes all orders, permits, certificates, approvals, consents, registrations, authorizations, exemptions and licences issued by or filings with any authority having competent jurisdiction under applicable Environmental Laws;

“Fairness Opinion” has the meaning ascribed thereto in Section 2.5(a);

“Financial Statements” means: (i) the unaudited consolidated financial statements of Fura as at and for the three-month period ended March 31, 2020, together with the notes thereto; and (ii) the audited consolidated financial statements of Fura as at and for each of the fiscal years ended December 31, 2019 and 2018, together with the notes thereto and the auditors’ reports thereon;

“Financial Advisor” means Eight Capital;

“Foreign Private Issuer” means a “foreign private issuer” as that term is defined in Rule 405 under the U.S. Securities Act. Without limiting the foregoing, but for greater clarity in this Agreement, it means any issuer which is a corporation or other organization incorporated or organized under the laws of any foreign country, except an issuer meeting the following conditions as of the last business day of its most recently completed second fiscal quarter: (1) more than 50 percent of the outstanding voting securities of such issuer are directly or indirectly owned of record by residents of the United States; and (2) any of the following; (i) the majority of the executive officers or directors of the issuer are United States citizens or residents, (ii) more than 50 percent of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

“Fura” means Fura Gems Inc., a corporation existing under the laws of the Province of Ontario;

“Fura Governing Documents” means Fura’s articles, by-laws or other constating documents;

“Fura Mineral Rights” has the meaning set forth in Section 24 of Schedule B – “Representations and Warranties of Fura”;

“Fura Promissory Note” means the unsecured promissory note issued by Fura in favour of the Acquiror Parent in the aggregate principal amount of up to USD$28,600,000 dated March 10, 2020;

“Fura Real Property” has the meaning set forth in Section 24 of Schedule B – “Representations and Warranties of Fura”;

“Fura Public Documents” means all documents filed by Fura with the Canadian Securities Administrators under Securities Laws (and available for review on SEDAR under Fura’s profile at www.sedar.com) since January 1, 2017;

“Fura Subsidiaries” means the subsidiaries of Fura, as follows:

(a)                               Fura Emeralds (Barbados) Inc. (Barbados);

(b)                              Fura de Colombia S.A.S. (Colombia);

(c)                               Fura Services DMCC (Dubai);

(d)                              Fura Coscuez Inc. (British Virgin Islands);

(e)                               Fura Gems and Mining Private Limited (India);

(f)                                Lumi Madagascar Resources (Madagascar);

(g)                               Vatomanga Resources (Madagascar);

(h)                              Aria Gems (Madagascar);

(i)                                  Zava Resources (Madagascar);

(j)                                  Fura Gems FZE (Dubai);

(k)                              Moon Mining SA (Mozambique);

(l)                                  CCFM Minerals SA (Mozambique);

(m)                          Macassar Resources (Mozambique);

(n)                              Cobadale Limited (Dubai);

(o)                              Coscuez S.A (Colombia);

(p)                              Mozambican Ruby Limitada (Mozambique);

(q)                              Capricorn Sapphire Pty Ltd. (Australia);

(r)                                 Richland Corporate Ltd. (Bermuda);

(s)                                Rubies Resources SA (Mozambique);

(t)                                  SUN Mining LDA (Mozambique);

(u)                              Fura Mozambique LDA (Mozambique);

(v)                              Vedas International DMCC (Dubai);

(w)                           SLR Mining LDA (Mozambique);

(x)                              Msawise Ruby Mining LDA (Mozambique);

(y)                              La Terrasse Sarlu (Madagascar); and

(z)                               Ibra Moz SA (Mozambique),

and “Fura Subsidiary” means any one of them;

“Governmental Entity” means (i) any international, supranational, multinational, national, governmental, federal, provincial, state, territorial, municipal, local or other government, quasi-governmental, governmental or public department, administrative, judicial or regulatory authority, agency, board, bureau, commission, court or tribunal, arbitral body, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department, agency, subdivision or authority of any of the foregoing, including Securities Authorities; and (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court;

“Government Official” means any official, employee, or representative of any Governmental Entity or public international organization, any political party or employee thereof, or any candidate for political office;

“Hazardous Substance” means, collectively, any contaminant, toxic, asbestos, radioactive or hazardous substances or materials, dangerous goods or substances, pollutant or any other substance that when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health and includes any substance, material, chemical or waste that is prohibited, controlled or regulated by any Governmental Entity;

“IFRS” means International Financial Reporting Standards;

“Indebtedness” means in relation to a person (the “debtor”), an obligation or liability (contingent or otherwise) of the debtor (a) for borrowed money (including overdrafts and including amounts in respect of principal, premium, interest or any other sum payable in respect of borrowed money) or for the deferred purchase price of property or services, (b) under any loan, bond, note, debenture or other similar instrument or debt security, (c) under any acceptance credit, bankers’ acceptance, guarantee, letter of credit or other similar facilities, (d) under any conditional sale, hire purchase or title retention agreement with respect to property, under any capitalized lease arrangement, under any sale and lease back arrangement or under any lease or any other agreement having the commercial effect of a borrowing of money or treated as a finance lease or capital lease in accordance with applicable accounting principles, (e) under any foreign exchange hedging transaction, any interest or currency swap transaction, any fuel or commodity hedging transaction or any other kind of swap or derivative transaction, (f) in respect of any counter-indemnity or reimbursement obligations in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, or (g) for any amount owing under any transaction similar in nature to those described in paragraphs (a) to (f) of this definition, or otherwise having the commercial effect of borrowing money, or (h) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of an obligation or liability of another person which would fall within paragraphs (a) to (g) of this definition where such obligations or liabilities are secured by (or where another person has a right to require that such obligations or liabilities be secured by) a security interest over any property of the debtor even though the debtor has not assumed or become liable for the payment of such obligations or liabilities;

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) works of authorship, copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property;

“IT Assets” means any and all Software, hardware, servers, systems, networks, data communications lines, websites, platforms, and other computer, information technology or telecommunications assets and equipment, in each case, owned, leased, licensed, used or held for use by Fura or any of the Fura Subsidiaries;

“Laws” or “Law” means any applicable laws, including national, provincial, state, municipal, territorial and local laws, treaties, statutes, ordinances, judgments, common law, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity having the force of law;

“Leased Premises” has the meaning set forth in Section 46 of Schedule B – “Representations and Warranties of Fura”;

“Leasee” has the meaning set forth in Section 46 of Schedule B – “Representations and Warranties of Fura”;

“Leases” has the meaning set forth in Section 46 of Schedule B – “Representations and Warranties of Fura”;

“Legal Proceedings” means any litigation, action, application, suit, audit, assessment, reassessment, additional assessment, investigation, inquiry, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory, criminal or arbitration proceeding or other similar proceeding, before or by any Governmental Entity (including any appeal or review thereof and any application for leave for appeal or review);

“Locked-Up Shareholders” means each of the directors and officers of Fura together with such other Shareholders who have entered into a Support Agreement as of the date hereof, who together hold approximately 6.26% of the issued and outstanding Common Shares as of the date hereof;

“Match Period” has the meaning ascribed thereto in Section 7.3(b)(v);

“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances (i) is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of Fura and the Fura Subsidiaries, taken as a whole; or (ii) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, Fura’s ability to consummate the Amalgamation, provided that such prevention or material impairment is not as a result of the failure of the Acquiror Parent or the Acquiror to perform any of their respective obligations under this Agreement, in each case except any such change, event, occurrence, effect, state of facts or circumstances resulting from or arising out of:

(a)                               changes in general economic, business, regulatory or political conditions or securities, capital, credit, financial or banking markets generally, or any worsening thereof, in Canada, the UAE or any of the jurisdictions where Fura or any Fura Subsidiary has assets or operations;

(b)                              changes in currency exchange rates, interest rates or inflation;

(c)                               changes generally affecting any of the industries in which Fura and the Fura Subsidiaries conduct business, including (without limitation) any fluctuations in the market prices of rubies, sapphires and emeralds;

(d)                              any pandemic, act of terrorism, or any outbreak of hostility or war or declaration of national emergency or any escalation of any such event;

(e)                               any natural disaster or act of God;

(f)                                a change in the market price or trading volume of shares of Fura (it being understood that the causes underlying such change may be taken into account in determining whether there has been a Material Adverse Effect);

(g)                               the announcement of this Agreement or the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Fura and/or any of the Fura Subsidiaries with any of its current or prospective employees, customers, shareholders, distributors, suppliers, counterparties, insurance underwriters or partners;

(h)                              any generally applicable change in applicable Laws (other than orders, judgments or decrees against Fura or any of the Fura Subsidiaries); or

(i)                                  any generally applicable change in IFRS

provided that (A) any change, effect, event, fact or occurrence referred to in clauses (a), (b), (c), (d), (e), (h) and (i) above, does not disproportionately affect Fura and the Fura Subsidiaries taken as a whole, compared to other comparable companies operating in the industry in which Fura and the Fura Subsidiaries operate; and (B) references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred;

“material change” has the meaning ascribed thereto in the Securities Act;

“Material Contract” has the meaning set forth in Section 20 of Schedule B – “Representations and Warranties of Fura”;

“material fact” has the meaning ascribed thereto in the Securities Act;

“Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with applicable Laws for the purpose of considering and approving the Amalgamation Resolution and all other matters requiring approval pursuant to the terms and conditions of this Agreement;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“OBCA” means the Business Corporations Act (Ontario);

“OHSL” has the meaning set forth in Section 33(h) of Schedule B – “Representations and Warranties of Fura”;

“Option Plan” means the stock option plan of Fura, as approved by the Shareholders on August 2, 2019;

“Options” means the outstanding options to purchase Common Shares granted under the Option Plan;

“Outside Date” means October 31, 2020, or such later date as the Parties may agree in writing;

“Parties” means Acquiror Parent, Acquiror and Fura, and “Party” means any of them;

“Permitted Encumbrance” means:

(a)                               liens for Taxes, assessments and governmental charges not due or payable or due but for which notice of assessment has not been given;

(b)                              liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

(c)                               servitudes, easements, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially, individually or in the aggregate, adversely affect the validity of title to or the value, marketability or use of the property subject thereto by Fura or the Fura Subsidiaries;

(d)                              the reservations in any original grants from the Crown or vested in any Governmental Entity or other such equivalent reservations by any Governmental Entity of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the business of Fura and the Fura Subsidiaries; and

(e)        the Encumbrances described in Section 24(e) of the Disclosure Letter;

“person” includes an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, trustee, executor, administrator or other legal representative;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto under Section 5.4;

“Required Contractual Consents” means those consents, approvals and notices required from, or required to be given to, any third-party in connection with the transactions contemplated by this Agreement;

“Required Regulatory Approvals” means those sanctions, rulings, consents, authorizations, orders, clearances, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, that are required to be obtained in connection with the transactions contemplated by this Agreement and which are set out in Section 1.1 of the Disclosure Letter;

“Representative” means, in respect of a person, its subsidiaries and its affiliates and its and their directors, officers, employees, agents and representatives (including any financial, legal or other advisors);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

“Securities Laws” means all applicable Canadian provincial and territorial securities laws, including the respective regulations, rules, orders and policy statements made thereunder;

“Securityholders” means, collectively, the holders of Common Shares, Options and Warrants;

“Shareholder Approval” has the meaning ascribed thereto in Section 2.3;

“Shareholders” means the holders of Common Shares;

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs;

“Special Committee” means the special committee of “independent” (within the meaning of MI 61-101) directors of Fura formed for the purpose of considering the transactions contemplated by this Agreement and making a recommendation to the Board;

“subsidiary” means a “subsidiary” as defined in National Instrument 45-106 – Prospectus Exemptions;

“Superior Proposal” means a written Acquisition Proposal:

(a)                               to purchase or otherwise acquire, directly or indirectly, (i) all of the Common Shares (not beneficially owned by the party making such Acquisition Proposal) and pursuant to which all Shareholders are offered the same consideration in form and amount per Common Share to be purchased or otherwise acquired, or (ii) all or substantially all of the assets of Fura and the Fura Subsidiaries taken as a whole;

(b)                              that did not result from a breach of ARTICLE 7;

(c)                               that complies with applicable Laws in all material respects;

(d)                              in respect of which any required financing to complete such Acquisition Proposal has been obtained or committed, as demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel);

(e)                               that is not subject to any due diligence condition;

(f)                                that the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) is reasonably capable of completion taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal, and (ii) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable from a financial point of view to the Shareholders (other than the Acquiror and its affiliates) than the Amalgamation (including any adjustment to the terms and conditions of the Amalgamation proposed by the Acquiror pursuant to Section 7.3(c)); and

(g)                               in respect of which the Board has determined in good faith (after receipt of advice from its outside legal counsel) that failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties;

“Superior Proposal Completion Date” means the completion date of the transactions contemplated in the definitive agreement with respect to a Superior Proposal.

“Superior Proposal Notice” has the meaning ascribed thereto in Section 7.3(b)(iv);

“Support Agreements” means, collectively, the support agreements dated as of the date hereof between the Acquiror Parent, the Acquiror and each of the Locked-Up Shareholders;

“Tax Act” means the Income Tax Act (Canada) and regulations made thereunder, as now in effect and as they may be amended from time-to-time;

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;

“Taxes” means, with respect to any person, all supranational, federal, provincial, state, local, branch or other taxes, including income, gross receipts, windfall profits, value added, severance, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, environmental taxes, sales taxes, harmonized, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and any liability for the payment of any amount of the type described in this paragraph as a result of any obligation to indemnify any other person or as a result of being a transferee or successor in interest to any party;

“Termination Payment” has the meaning ascribed thereto in Section 9.3(a);

“Termination Payment Event” has the meaning ascribed thereto in Section 9.3(a);

“Trade Control Laws” means economic sanctions, anti-terrorism, customs and export and technology transfer control laws, including (i) the Special Economic Measures Act (Canada)¸ the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Extraterritorial Measures Act, the Export and Import Permits Act (Canada), the Defence Production Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act and the Customs Act (Canada); and (ii) any sanctions or export controls administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce, and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the USA PATRIOT Act of 2001, the Trading with the Enemy Act (12 U.S.C. §95), the International Emergency Economic Powers Act (50 U.S.C. §§1701-1707), and all other applicable U.S. economic sanctions, anti-terrorism, customs and export and technology transfer control Laws, including any regulations or orders issued under the foregoing, and similar applicable economic sanctions, anti-terrorism, customs and export and technology transfer control laws of other jurisdictions;

“Transition Services Agreement” means the agreement to be entered into on or prior to the Effective Time among Fura, the Acquiror Parent, and Forbes and Manhattan Inc. regarding assistance with post-closing matters including providing Acquiror Parent with all of Fura’s financial books, records and accounts, minute books, securities registers, share certificate books, and all other applicable Fura files and documents and the transition of Fura (be it by way of continuance, wind-up and/or transfer of all or substantially all assets or otherwise), including IT services, from Ontario to Dubai or another jurisdiction chosen by the Acquiror Parent;

“Transaction Costs” means the transaction costs incurred by Fura and the Fura Subsidiaries in connection with this Agreement and the transactions contemplated herein, including the fees and expenses of the Financial Advisor, the fees and expenses of legal counsel to Fura and to the Special Committee, auditors and other advisors and fees and expenses in connection with the Amalgamation, Meeting and Circular, including filing fees;

“TSXV” means the TSX Venture Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Holder” means a “U.S. holder”, as such term is defined in Rule 800 under the U.S. Securities Act; and

“Warrants” means the common share purchase warrants of Fura outstanding on the date hereof, exercisable into Common Shares in accordance with their terms.

1.2       Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)        references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b)        references to an “Article”, “Section”, or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)        words importing the singular shall include the plural and vice-versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)        the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)        if the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(f)        unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(g)        the terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would be material to or would materially affect a Party and its subsidiaries taken as a whole;

(h)        references to any legislation or to any provision of any legislation shall include any legislative provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto, in each case as the same may have been or may hereafter be amended or re-enacted from time to time;

(i)         references to any agreement or document shall be to such agreement or document (together with all schedules and exhibits thereto), as it may have been or may hereafter be amended, supplemented, replaced or restated from time to time; and

(j)         wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

1.3       Currency

Except where indicated otherwise, all dollar amounts referred to in this Agreement are expressed in Canadian dollars. For greater certainty, all Consideration payable to Shareholders pursuant to the Amalgamation is expressed in Canadian dollars.

1.4       Knowledge

References to the “knowledge of” when used in reference to the Acquiror Parent or the Acquiror means the actual knowledge of the sole shareholder of the Acquiror Parent, after due inquiry into the relevant subject matter, and when used in reference to Fura means the actual knowledge of the President and Chief Executive Officer, the Chief Financial Officer, the Vice President, Operations, or the Chairman of Fura, after due inquiry into the relevant subject matter.

1.5       Disclosure Letter

Any reference to a matter being disclosed or set out in the Disclosure Letter shall mean disclosure in such section of the Disclosure Letter that corresponds to the relevant section of this Agreement.

1.6       Schedules

The Schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule A      Amalgamation Agreement

Schedule B      Representations and Warranties of Fura

Schedule C      Representations and Warranties of the Acquiror and the Acquiror Parent

ARTICLE 2

THE AMALGAMATION

2.1       Amalgamation

Subject to the terms and conditions of this Agreement, Fura and the Acquiror shall amalgamate under the provisions of the OBCA on the terms and conditions set forth in the Amalgamation Agreement.

2.2       Circular and Meeting

(a)        As soon as is practicable after the date hereof, Fura shall prepare, in consultation with the Acquiror, the Circular which, together with any other documents required by applicable Laws in connection with the Meeting, shall be prepared in accordance with applicable Laws. The Circular shall, subject to ARTICLE 7, reflect the Board Approval, include a statement that each director and executive officer of Fura has agreed to vote all of the Common Shares held by such persons in favour of the Amalgamation Resolution, subject to the terms of the applicable Support Agreements, and include a written copy of the Fairness Opinion. The Circular shall also include any disclosure required to be made to qualify any benefits to be received by related parties of Fura for the exceptions to the definition of “collateral benefit” under MI 61-101, if applicable. For greater certainty, in the event that the Fairness Opinion is withdrawn by the Financial Advisor following the date hereof or the Financial Advisor does not consent to its inclusion in the Circular as a result of modified facts or otherwise, Fura may prepare and mail the Circular in accordance with this Section 2.2(a) without including a copy of the Fairness Opinion, and Fura may then change its recommendation and disclosure on such basis and, subject to the consent of the Acquiror Parent, mail the Circular and hold the Meeting as contemplated in this Section 2.2.

(b)        Prior to the printing of the Circular and during the course of its preparation, and in any event no later than ten (10) Business Days prior to the printing of the Circular, Fura shall provide the Acquiror and its counsel with timely and reasonable opportunity to review and comment on a draft copy of the Circular and other related meeting materials, and Fura will incorporate therein all reasonable comments made by the Acquiror and its counsel.

(c)        Fura shall ensure that the Circular complies in all material respects with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating exclusively to and provided by the Acquiror Parent or the Acquiror for inclusion in the Circular). Fura shall ensure that the Circular complies in all material respects with National Instrument 51-102 – Continuous Disclosure Requirements and Form 51-102F5 thereunder adopted by the Canadian Securities Administrators.

(d)        The Acquiror Parent and the Acquiror shall provide to Fura for inclusion in the Circular such information regarding the Acquiror Parent and the Acquiror as is required by applicable Law to be included in the Circular. Each of the Acquiror Parent and the Acquiror represents, warrants and covenants that any information it provides to Fura for inclusion in the Circular will be accurate and complete in all material respects as of the relevant date of such information and will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(e)        As soon as practicable after the date hereof (and in any event no later than September 25, 2020 or such other date as is agreed upon by the Parties), provided that each of the Acquiror Parent and the Acquiror has furnished the information required under Section 2.2(d), Fura shall cause the Circular, together with other documents required by applicable Laws in connection with the Meeting, to be sent to the Shareholders and filed as required by applicable Laws, and Fura shall call and hold the Meeting, in accordance with the Fura Governing Documents and applicable Laws.

(f)        Fura shall (with the Acquiror Parent, the Acquiror and their counsel) diligently do all such reasonable acts and things as may be necessary to comply in all material respects with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer adopted by the Canadian Securities Administrators in connection with the Meeting and, without limiting the generality of the foregoing, shall call and hold the Meeting as soon as practicable (and in any event by no later than October 16, 2020 or on such other Business Day as is agreed upon by the Parties in writing).

(g)        Subject to ARTICLE 7, Fura shall use its commercially reasonable efforts to secure the approval of the Amalgamation Resolution by Shareholders and solicit proxies for the approval of the Amalgamation Resolution in accordance with applicable Laws (it being understood that Fura shall not be required to pay for any proxy solicitation agent in connection therewith). Fura shall (i) advise the Acquiror and its designated Representatives, at such times as the Acquiror may reasonably request, and on a daily basis on each of the last seven (7) Business Days prior to the Meeting, as to the aggregate tally of the proxies received by Fura in respect of the Amalgamation Resolution and any other matters to be considered at the Meeting, and (ii) cooperate with the Acquiror and any dealer, solicitation agent or other Representative of the Acquiror hired by the Acquiror to assist in the solicitation of proxies in respect of the Meeting.

(h)        Fura shall forthwith provide the Acquiror and the Acquiror Parent with a copy of any purported exercise of Dissent Rights and written communications with any Shareholder purportedly exercising such Dissent Rights and shall not, except as required by the OBCA, communicate with any Shareholder exercising or purporting to exercise Dissent Rights or settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the Amalgamation or the other transactions contemplated by this Agreement, without the prior consent of the Acquiror.

(i)         The Meeting shall be held in Toronto, Ontario on a Business Day to be agreed upon by the Parties, acting reasonably, but in any event by no later than October 16, 2020. Fura shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Meeting, except with the Acquiror’s prior written consent, or if quorum is not present at the Meeting, in which case the Meeting shall be adjourned and not cancelled.

(j)         Fura shall provide notice to the Acquiror Parent and the Acquiror of the Meeting and allow their Representatives to attend the Meeting.

(k)        Fura, on the one hand, and the Acquiror Parent and the Acquiror, on the other hand, shall each promptly notify the other if at any time before the Meeting it becomes aware (in the case of Fura only with respect to Fura and in the case of the Acquiror Parent and the Acquiror only with respect to the Acquiror Parent and the Acquiror) that the Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Circular, as required or appropriate, and Fura shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Circular as required by applicable Laws.

(l)         Notwithstanding the receipt by Fura of any Superior Proposal in accordance with Article 7 or a Change of Recommendation by Fura, Fura shall continue to take all steps necessary to hold the Meeting and to cause the Amalgamation Resolution to be voted on at the Meeting and not propose to adjourn or postpone the Meeting other than as contemplated by Section 2.2(i).

2.3       Requisite Approval

The required level of approval for the Amalgamation Resolution at the Meeting shall be: (i) two-thirds of the votes cast on the Amalgamation Resolution by Shareholders present in person or by proxy at the Meeting; and (ii) a majority of the votes attached to Common Shares held by Shareholders present in person or by proxy at the Meeting excluding for this purpose votes attached to the Common Shares required to be excluded in accordance with MI 61-101 (the “Shareholder Approval”).

2.4       Articles of Amalgamation and Effective Date

On the Effective Date, Fura, with the cooperation and the participation of the Acquiror, shall file the Articles of Amalgamation with the Director pursuant to section 178 of the OBCA to give effect to the Amalgamation. The Articles of Amalgamation shall be in a form acceptable to the Acquiror Parent, the Acquiror and Fura, each acting reasonably. The Amalgamation shall become effective on the Effective Date and the steps to be completed pursuant to the Amalgamation shall become effective on the Effective Date in the order set forth in the Amalgamation Agreement. Fura hereby acknowledges and agrees that it will not file Articles of Amalgamation in respect of the Amalgamation unless the conditions in Article 6 have been satisfied or waived.

2.5       Fura Board Approval

Fura hereby represents and warrants to and in favour of each of the Acquiror Parent and the Acquiror, and acknowledges that each of the Acquiror Parent and the Acquiror is relying upon such representations and warranties in entering into this Agreement, that, as of the date hereof:

(a)        the Financial Advisor has rendered its opinion to the Board to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, and treating the conversion of the Common Shares into the Amalco Redeemable Preferred Shares pursuant to the Amalgamation and the subsequent redemption for cash of such Amalco Redeemable Preferred Shares by Amalco as a single, unitary transaction, the Consideration to be received by the holders of Common Shares (other than the Acquiror Parent) upon the redemption of the Amalco Redeemable Preferred Shares to be issued to the holders of Common Shares (other than the Acquiror Parent) upon conversion of the Common Shares pursuant to the Amalgamation is fair from a financial point of view to such holders of Common Shares (other than the Acquiror Parent) (the “Fairness Opinion”); and

(b)        the Board, following the receipt and review of recommendations from the Special Committee, has determined (with each of Mr. Gupta and Mr. Kuan as an interested director abstaining) that the Amalgamation is fair to the Shareholders (other than the Acquiror Parent) and is in the best interests of Fura, and accordingly has approved (with each of Mr. Gupta and Mr. Kuan as an interested director abstaining) the entering into of this Agreement and the Amalgamation Agreement, and the making of a recommendation that Shareholders vote all of their Common Shares in favour of the Amalgamation Resolution (collectively, the “Board Approval”); and

(c)        the press release announcing the entering into of this Agreement shall reference that each member of the Board and each officer of Fura has advised Fura that he or she intends to vote all Common Shares held by him or her in favour of the Amalgamation Resolution and references to such intention may be made in the Circular, in each case in accordance with the terms of the Support Agreements.

2.6       Payment of Consideration

The Acquiror (or the Acquiror Parent on behalf of the Acquiror) shall, no later than one Business Day before the Effective Date, provide the Depositary with sufficient funds in escrow (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) to pay in full the aggregate Consideration (for the redemption of all of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation to the holders of the Common Shares (other than, for greater certainty, the Common Shares held by the Acquiror Parent which will be transferred to the Acquiror prior to the Amalgamation as indicated in the Recitals to this Agreement, all as set forth more particularly in the Amalgamation Agreement).

2.7       U.S. Restrictions on Consideration

The Amalco Redeemable Preferred Shares will be “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act) to the same extent and proportion that the Common Shares were “restricted securities” prior to the Effective Date.

2.8       Announcement and Shareholder Communications

Fura shall publicly announce the transactions contemplated hereby promptly following the execution of this Agreement, the text and timing of such announcement to be approved in writing by the Acquiror in advance, acting reasonably. The Acquirer Parent, the Acquiror and Fura agree to co-operate in the preparation of presentations, if any, to Shareholders regarding the transactions contemplated by this Agreement and the Amalgamation and Fura agrees to consult with the Acquiror in connection with any communications or meeting with Shareholders, and neither Party shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Amalgamation without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as permitted by ARTICLE 7, or (b) subject to Section 8.5, make any filing with any Governmental Entity with respect thereto without the prior written consent of the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.9       Withholding Taxes

The Depositary, on behalf of the Acquiror, shall be entitled to deduct and withhold from any consideration or other payments payable or otherwise deliverable to any person hereunder or under the Amalgamation Agreement such amounts as the Acquiror, Fura or the Depositary may be entitled or required to deduct and withhold therefrom under any provision of any applicable Laws or the interpretation or administration thereof in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted to the relevant Governmental Entity, such amounts shall be treated for all purposes under this Agreement or the Amalgamation Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.10     List of Securityholders

At the reasonable request of the Acquiror from time to time, Fura shall provide, or cause to be provided, to the Acquiror a list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Common Shares, with a list of the names together with their addresses and respective holdings of all persons holding securities or other rights to acquire Common Shares (including holders of Options and Warrants) and a list of non-objecting beneficial owners of Common Shares, together with their addresses and respective holdings.

2.11     Closing

The closing of the Amalgamation will take place remotely by electronic exchange of documentation at 10:00 a.m. (Toronto time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FURA

3.1       Representations and Warranties

Fura hereby represents and warrants to and in favour of each of the Acquiror Parent and the Acquiror as set forth in Schedule B and acknowledges that each of the Acquiror Parent and the Acquiror is relying upon such representations and warranties in connection with the entering into of this Agreement.

3.2       Survival of Representations and Warranties

The representations and warranties of Fura contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARENT AND THE ACQUIROR

4.1       Representations and Warranties

Each of the Acquiror Parent and the Acquiror hereby represents and warrants to and in favour of Fura as set forth in Schedule C and acknowledges that Fura is relying upon such representations and warranties in connection with the entering into of this Agreement.

4.2       Survival of Representations and Warranties

The representations and warranties of each of the Acquiror Parent and the Acquiror contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

COVENANTS

5.1       Covenants of Fura Regarding the Conduct of Business

Fura covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as the Acquiror Parent and the Acquiror shall otherwise agree in writing, Fura shall, and shall cause each of the Fura Subsidiaries to:

(a)        conduct its businesses only in, and not take any action except in, the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its present business organization, assets and goodwill, maintain its real property interests in good standing (including title to, and leasehold interests in respect of, any real property), keep available the services of its officers and employees as a group and preserve the current relationships with suppliers, distributors, employees, consultants, customers and others having business relationships with it;

(b)       not issue or sell or agree to issue or sell any securities (other than the issuance of Common Shares upon the exercise of outstanding Options and Warrants);

(c)        without limiting the generality of Section 5.1(b), not to authorize, approve, agree to issue, issue or award any new Options, under the Option Plan or otherwise;

(d)        use its commercially reasonable efforts to have all Warrants and Options forfeited for nominal consideration;

(e)        not set aside, declare or pay any dividend, return of capital or other distribution to the Shareholders;

(f)        not redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Fura or any Fura Subsidiaries, other than Options and Warrants for which the Corporation shall not offer or pay consideration other than nominal consideration;

(g)        not amend the terms of any outstanding securities of Fura or any Fura Subsidiaries;

(h)        not split, consolidate or reclassify any of its outstanding shares or undertake any other capital reorganization in respect of its outstanding Common Shares;

(i)         not amend the Fura Governing Documents, other than a repeal of all existing by-laws of Fura and the ratification of a new by-law no. 1, the full text of which has been provided by Fura to the Acquiror Parent prior to the date hereof;

(j)         not enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust fund, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, except for employees (other than executives or officers) in the ordinary course of business consistent with past practice;

(k)        not incur or commit to incur, any capital expenditures having a value in excess of $50,000 in the aggregate;

(l)         not acquire or commit to acquire any capital assets or group of related capital assets (through one or more related or unrelated acquisitions) having a value in excess of $50,000 in the aggregate;

(m)       not sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions) having a value in excess of $50,000 in the aggregate;

(n)                              not (i) incur or commit to incur any Indebtedness for borrowed money or issue any debt securities, (ii) amend any credit facility or evidence of Indebtedness or enter into new credit facilities, (iii) grant any security interest, charge or encumbrance over its assets, or (iv) incur or commit to incur, or guarantee, endorse or otherwise become responsible for, any other material liability, obligation or indemnity or any material obligation of any other person;

(o)                              not make any loans or advances to any person, except with respect to reimbursement of expenses to officers and employees in the ordinary course of business and consistent with past practice;

(p)                              not make any changes to existing accounting policies, other than as required by applicable Laws or by IFRS;

(q)                              not pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with past practice;

(r)                                 not commence or settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation involving Fura or any Fura Subsidiary;

(s)                                not engage in any transaction with any related parties other than with wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

(t)                                  use commercially reasonable efforts to maintain and preserve all of its material rights under each Contract to which it is a party and each Authorization to which it is subject or the subject of;

(u)                              not waive, release, transfer, modify or amend, in any material respect, any provision of any Material Contract to which it is a party and each Authorization to which it is subject or the subject of;

(v)                              abandon or fail to diligently pursue any application to renew any existing material licence, Environmental Permit, permit, order, claim, authorization, consent, approval or registration related to the Fura Properties;

(w)                           enter into or modify in any material respect any contract, agreement, licence, franchise, Environmental Permit, lease transaction, commitment or other right or obligation or arrangement in connection with or attributable to Fura, the Fura Subsidiaries or the Fura Properties;

(x)                              not enter into any new interest rate, currency, equity or commodity swaps, hedges, derivatives or other similar financial instruments;

(y)                              use commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or permit any coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(z)                               not increase any coverage or premiums under any directors’ and officers’ insurance policy or enter into any new policy or indemnity agreement;

(aa)                        not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Fura or any Fura Subsidiary;

(bb)                      duly and timely file all forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable Laws;

(cc)                        (i) duly and timely file all Tax returns required to be filed by it on or after the date hereof and all such Tax returns will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, except for any Taxes contested in good faith pursuant to applicable Laws or that are immaterial in amount (either individually or in the aggregate); (iii) not make or rescind any material express or deemed election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with any taxing Governmental Entity; (v) not settle or compromise any material claim, Legal Proceeding or controversy relating to Taxes; (vi) amend, modify or otherwise refile any previously filed Tax Returns and (vii) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income Tax Return for the tax year ending December 31, 2019, except as may be required by applicable Laws;

(dd)                      not make an “investment” (as defined in subsection 212.3(10) of the Tax Act) in any “foreign affiliate” (within the meaning of the Tax Act) of Fura unless subsection 212.3(2) does not apply to such investment;

(ee)                        notify the Acquiror Parent and the Acquiror immediately orally and then promptly in writing of (i) any material change in relation to Fura; (ii) any material complaints, litigation, proceedings, investigations or hearings (or communications indicating that the same are or may be contemplated) by any Governmental Entity or other third party; or (iii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would reasonably be likely to (x) cause any of the representations or warranties of Fura contained herein to be untrue or inaccurate in any material respect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty); or (y) result in the failure of Fura to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

(ff)                          except as contemplated in Article 7, not enter into any transaction or perform any act which would interfere with or be materially inconsistent with the successful completion of the Amalgamation or the successful completion of an Alternative Transaction or which would render, or which would reasonably be expected to render, any of Fura’s representations and warranties contained herein to be untrue or inaccurate in any material respect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations or warranties);

(gg)                        not enter into or adopt any shareholder rights plan or any other similar agreement or arrangement; and

(hh)                      not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subsections.

5.2                            Covenants of Fura Relating to the Amalgamation

Fura shall, and shall cause the Fura Subsidiaries to, use commercially reasonable efforts to perform all obligations required to be performed by Fura or any of the Fura Subsidiaries under this Agreement, co-operate with the Acquiror Parent and the Acquiror in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, Fura shall and, where appropriate, shall cause each of the Fura Subsidiaries to:

(a)                               use commercially reasonable efforts to obtain, as soon as practicable following execution of this Agreement, the Required Regulatory Approvals and Required Contractual Consents required to be obtained by it;

(b)                              use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Fura or any of the Fura Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Fura or any of the Fura Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Amalgamation;

(c)                               use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which applicable Laws may impose on Fura or any of the Fura Subsidiaries with respect to the transactions contemplated by this Agreement;

(d)                              shall not incur Transaction Costs greater than $500,000 in respect of this Agreement, the Amalgamation and the transactions contemplated hereby and thereby including, for greater certainty, Transaction Costs incurred prior to the date of this Agreement;

(e)                               enter into the Transition Services Agreement; and

(f)                                the Parties agree that, with the assistance of Forbes and Manhattan Inc., Fura will begin transitioning its functions to Dubai or another jurisdiction chosen by the Acquiror Parent immediately following the entering into of this Agreement.

5.3                            Covenants of the Acquiror Parent and the Acquiror Relating to the Amalgamation

Each of the Acquiror Parent and the Acquiror shall use commercially reasonable efforts to perform all obligations required to be performed by the Acquiror Parent and the Acquiror under this Agreement, co-operate with Fura in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Acquiror Parent and the Acquiror shall:

(a)                               use commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement the Required Regulatory Approvals required to be obtained by it;

(b)                              use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Acquiror Parent or the Acquiror challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to the Acquiror Parent or the Acquiror which may materially adversely affect the ability of the Parties to consummate the Amalgamation; and

(c)                               use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Amalgamation Agreement and comply promptly with all requirements which applicable Laws may impose on the Acquiror Parent or the Acquiror with respect to the transactions contemplated by this Agreement.

5.4                            Pre-Acquisition Reorganization

Fura agrees that, upon request by the Acquiror, Fura shall, and shall cause each of the Fura Subsidiaries to, at Acquirer’s sole expense, (a) effect such reorganizations of Fura’s or any of the Fura Subsidiaries’ business, operations and assets or such other transactions as the Acquiror may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (b) co-operate with the Acquiror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that Fura need not affect any Pre-Acquisition Reorganization which, in the opinion of Fura acting reasonably (i) is prejudicial to Fura, the Fura Subsidiaries or the Shareholders in any material respect, (ii) would require Fura to obtain the approval of the Shareholders in respect of such Pre-Acquisition Reorganization other than at the Meeting, (iii) would impede or materially delay the consummation of the Amalgamation, (iv) would unduly interfere with the operations of Fura or the Fura Subsidiaries, in any material respect, prior to the Effective Time, (v) could require Fura or the Fura Subsidiaries to contravene applicable Laws, Contracts or Authorizations or their respective articles, by-laws or other constating documents, (vi) result in any Taxes being imposed on, or any adverse Tax consequences to, any Shareholder incrementally greater than the Taxes or other consequences to such person in connection with the consummation of the Amalgamation in the absence of the Pre-Acquisition Reorganization or (vii) cannot be completed immediately prior to or contemporaneously with the Effective Time. The Acquiror shall provide written notice to Fura of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Effective Date (or such longer period as may be necessary to take account of any regulatory approvals required in connection with such Pre-Acquisition Reorganization). Upon receipt of such notice, the Acquiror and Fura shall work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, and any such Pre-Acquisition Reorganization shall occur as close to the Effective Time as is practical. If the Amalgamation is not completed, the Acquiror shall (a) reimburse Fura for all costs and expenses, including reasonable legal fees and disbursements, incurred by it in connection with any Pre-Acquisition Reorganization, if any, and to reverse or unwind such Pre-Acquisition Reorganization; and (b) indemnify Fura and each Fura Subsidiary, if applicable, and their Representatives for any losses resulting from any Pre-Acquisition Reorganization, or to reverse or unwind such Pre-Acquisition Reorganization, if any.

ARTICLE 6

CONDITIONS

6.1       Mutual Conditions Precedent

The obligations of the Parties to complete the Amalgamation are subject to the fulfillment of each of the following conditions precedent on or before the Effective Date, each of which may only be waived in whole or in part with the mutual consent of the Parties:

(a)                               the Amalgamation Resolution shall have been approved and adopted by the Shareholders at the Meeting in accordance with applicable Laws, including the majority of minority approval required by MI 61-101 which is referred to in Section 2.3;

(b)                              no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Amalgamation illegal or otherwise preventing or prohibiting consummation of the Amalgamation;

(c)                               each of Fura and Acquiror shall have the financial resources to ensure that the statements required to be made by a respective director or officer pursuant to section 178(2) of the OBCA are true and correct;

(d)                              the Required Regulatory Approvals shall have been obtained; and

(e)                               this Agreement shall not have been terminated in accordance with its terms.

6.2                            Conditions Precedent to the Obligations of the Acquiror

The obligation of the Acquiror to complete the Amalgamation is subject to the fulfillment of each of the following conditions precedent on or before the Effective Date:

(a)                               the representations and warranties made by Fura in paragraphs 1 (Organization and Qualification), 2 (Corporate Authorization), 6 (Non-Contravention), 7 (Capitalization), 8 (Subsidiaries), 14 (No Undisclosed Liabilities), 38 (Bankruptcy and Insolvency) and 40 (Brokers) of Schedule B of this Agreement shall be true and correct in all respects at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date) and Fura shall have provided to the Acquiror a certificate of a senior officer of Fura (in each case without personal liability) certifying same on the Effective Date;

(b)                              the representations and warranties made by Fura in this Agreement, other than the representations referred to in Section 6.2(a), shall be true and correct at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date), except where any inaccuracies in such representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and Fura shall have provided to the Acquiror a certificate of a senior officer of Fura (in each case without personal liability) certifying same on the Effective Date;

(c)                               subject to Section 6.4(b), Fura shall have complied in all material respects with its covenants herein, and provided to the Acquiror Parent and the Acquiror a certificate of two senior officers of Fura (in each case without personal liability) certifying same;

(d)                              the Required Contractual Consents shall have been obtained;

(e)                               from the date hereof and up to and including the Effective Date, there shall not have occurred a Material Adverse Effect;

(f)                                Shareholders holding no more than 5% of the outstanding Common Shares not held by the Acquiror Parent shall have validly exercised their Dissent Rights (and not withdrawn such exercise);

(g)                               the Acquiror Parent having received a release from each of the parties set forth in Section 6.2(g) of the Disclosure Letter in a form acceptable to the Acquiror Parent, acting reasonably;

(h)                              all Options and Warrants held by directors, officers and related parties of Fura and the Fura Subsidiaries have been forfeited by the holders thereof without payment of any consideration therefor;

(i)                                  the Transition Services Agreement having been entered into and a copy of same delivered to the Acquiror Parent; and

(j)                                  Fura shall have used commercially reasonable efforts to deliver title opinions reasonably requested by the Acquiror Parent.

The foregoing conditions precedent are for the exclusive benefit of the Acquiror Parent and the Acquiror and may be waived, in whole or in part, by the Acquiror Parent and the Acquiror in writing at any time.

6.3       Conditions Precedent to the Obligations of Fura

The obligation of Fura to complete the Amalgamation is subject to the fulfillment of each of the following conditions precedent on or before the Effective Date:

(a)                               the representations and warranties made by the Acquiror Parent and the Acquiror in this Agreement shall be true and correct in all material respects, at and as of the Effective Date, as if made at and as of such date (except for those expressly stated to speak at or as of an earlier date), and the Acquiror Parent, and the Acquiror shall have each provided to Fura a certificate of a senior officer of the Acquiror Parent and the Acquiror (in each case without personal liability) certifying same on the Effective Date;

(b)                              subject to Section 6.4(b), each of the Acquiror Parent and the Acquiror shall have complied in all material respects with its covenants herein, and the Acquiror Parent and the Acquiror shall have provided to Fura a certificate of a senior officer of the Acquiror Parent and the Acquiror (in each case without personal liability) certifying same; and

(c)                               the Acquiror Parent and the Acquiror shall have complied with their obligations under Section 2.6 and the Depositary shall have confirmed receipt of the Consideration.

The foregoing conditions precedent are for the exclusive benefit of Fura and may be waived, in whole or in part, by Fura in writing at any time.

6.4                            Notice and Cure Provisions

(a)                               Each Party will give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would reasonably be likely to:

(i)                                  cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date;

(ii)                              result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party prior to or at the Effective Date; or

(iii)                          result in the failure to satisfy any of the conditions precedent in its favour contained in Sections 6.1, 6.2 or 6.3, as the case may be.

(b)                              Fura may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2(c)(i) or 9.2(c)(ii) and the Acquiror may not elect to exercise its right to terminate this Agreement pursuant to Section 9.2(d)(i) or 9.2(d)(ii), unless the Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the applicable other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party is asserting as the basis for the termination right, and (ii) if any such notice is delivered, and the Breaching Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Terminating Party may not exercise such termination right (except pursuant to Section 9.2(b)(ii)) until the expiration of a period of ten (10) Business Days from such Termination Notice.

6.5                            Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 or 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7

COVENANTS RELATING TO ACQUISITION PROPOSALS

7.1                            Non-Solicitation

(a)                               On and after the date hereof, except as otherwise provided in this Agreement or to the extent that each of the Acquiror Parent and the Acquiror has otherwise consented in writing, Fura shall not, and shall cause each of the Fura Subsidiaries not to, directly or indirectly, including through any officer, director, employee, Representative or agent of Fura or any Fura Subsidiary:

(i)                                  make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Fura or any Fura Subsidiary or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)                            engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to constitute or lead to an Acquisition Proposal;

(iii)                          make a Change in Recommendation other than as specifically permitted in this ARTICLE 7; or

(iv)                          accept or enter into, or publicly propose to accept or enter into, any Contract in respect of an Acquisition Proposal other than as specifically permitted in this ARTICLE 7.

For the purposes hereof, a “Change in Recommendation” will have occurred if, prior to obtaining the Shareholder Approval, the Board shall not have publicly stated on or prior to the Business Day following the execution of this Agreement that it is the recommendation of the Board that the Shareholders (other than the Acquiror Parent) vote in favour of the Amalgamation, or the Board (A) withdraws, amends, modifies or qualifies, in a manner adverse to the Acquiror, or fails to publicly reaffirm within three (3) Business Days after having been requested in writing to do so by the Acquiror Parent, such recommendation or (B) accepts, approves, endorses or recommends, or proposes publicly to accept, approve, endorse or recommend, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days following the formal announcement thereof will not be considered a Change in Recommendation).

(b)                              Fura shall, and shall cause each of the Fura Subsidiaries and its and their respective Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any person (other than the Acquiror Parent, the Acquiror or their affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination shall:

(i)                                  discontinue access to and disclosure of all information, including any data rooms (virtual or otherwise) and any confidential information, properties, facilities, books and records of Fura or any of the Fura Subsidiaries; and

(ii)                              promptly request, and exercise all rights it has to require (A) the return or destruction of all copies of any information regarding Fura or any of the Fura Subsidiaries provided to any person other than the Acquiror and the Acquiror Parent, and (B) the destruction of all material including or incorporating or otherwise reflecting such information regarding Fura or any of the Fura Subsidiaries, to the extent that such information has not previously been returned or destroyed, using its commercially reasonable efforts to ensure that such requests are fully complied with.

(c)                               Fura represents and warrants that Fura has not waived any confidentiality, standstill or similar agreement or restriction to which Fura or any of the Fura Subsidiaries is a party, and covenants and agrees that (i) Fura shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which Fura or any of the Fura Subsidiaries is a party, and (ii) neither Fura, nor any Fura Subsidiary nor any of their respective Representatives have released or will, without the prior written consent of the Acquiror Parent (which may be withheld or delayed in the Acquiror Parent’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting Fura, or any of the Fura Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which Fura or any of the Fura Subsidiaries is a party (it being acknowledged by the Acquiror Parent and the Acquiror that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 7.1(c)).

(d)                             Fura shall ensure that its Representatives are aware of the prohibitions in this Section 7.1 and Fura shall be responsible for any breach of this Section 7.1 by its Representatives.

7.2       Notification of Acquisition Proposals

Fura shall immediately notify the Acquiror Parent and the Acquiror, at first orally, and then promptly (and in any event within one Business Day) in writing, of any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal, any request for discussions or negotiations relating to, or which would reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to Fura or any Fura Subsidiary or for access to properties, books and records of Fura or any Fura Subsidiary or a list of the Shareholders of Fura of which Fura or its Representatives are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the person making, any proposal, inquiry, offer or request (including any amendment thereto) and shall include copies of any such proposal, inquiry, offer or request (including any amendment thereto) and copies of all documents, correspondence or other material received in respect of, from or on behalf of any such person. Fura shall keep the Acquiror Parent and the Acquiror promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request (including any amendment thereto), and will respond promptly to all inquiries by the Acquiror Parent and the Acquiror with respect thereto.

7.3                            Responding to Acquisition Proposals and Superior Proposals

(a)                               Notwithstanding Section 7.1(a) or any other provision of this Agreement, if at any time prior to obtaining the Shareholder Approval, Fura or any of its Representatives receives a written Acquisition Proposal and such Acquisition Proposal was not solicited after the date hereof in contravention of Section 7.1(a) and did not otherwise result from a contravention of Section 7.1(a), then Fura may:

(i)                                  contact the person making such Acquisition Proposal and its representatives for the sole purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal; and

(ii)                              if the Board first determines in good faith, after consultation with its financial advisors, outside legal counsel and the Special Committee, that such Acquisition Proposal is, or would reasonably be expected to lead to, a Superior Proposal and the failure to provide the person making such Acquisition Proposal with access to such information would be inconsistent with the fiduciary duties of the Board: (A) provide the person making such Acquisition Proposal and its Representatives with access to information regarding Fura; and (B) engage in discussions and negotiations with respect to the Acquisition Proposal with the person making such Acquisition Proposal and its Representatives; provided that (x) Fura first enters into an Acceptable Confidentiality Agreement with such person, and (y) Fura provides a copy of such Acceptable Confidentiality Agreement to the Acquiror Parent and the Acquiror promptly following its execution and the Acquiror Parent and the Acquiror are promptly provided (to the extent not previously provided) with all information provided to such person.

(b)                              Notwithstanding Section 7.1(a) or any other provision of this Agreement, Fura may at any time prior to obtaining the Shareholder Approval (A) enter into an agreement (other than an Acceptable Confidentiality Agreement contemplated by Section 7.3(a)(ii)) with respect to an Acquisition Proposal that is a Superior Proposal and/or (B) withdraw, modify or qualify its approval or recommendation of the Amalgamation and recommend or approve an Acquisition Proposal that is a Superior Proposal, provided:

(i)                                  the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(ii)                              Fura shall have at all times been, and continue to be, in compliance with its obligations under this Article 7;

(iii)                          the Board has determined, after consultation with its outside legal counsel and financial advisors and the Special Committee, that the failure to take the relevant action in respect of an Acquisition Proposal that is a Superior Proposal would be inconsistent with its fiduciary duties;

(iv)                          Fura has delivered written notice to the Acquiror Parent and the Acquiror (A) of the determination of the Board that the Acquisition Proposal is a Superior Proposal, (B) of the intention of the Board to approve or recommend such Superior Proposal and/or of Fura to enter into an agreement with respect to such Superior Proposal, together with a copy of such proposed agreement to be executed by the person making such Superior Proposal and (C) providing a summary of the value that the Board, in consultation with its financial advisors, has determined in good faith should be attributed to any non-cash consideration included in such Acquisition Proposal after consultation with its financial advisors (the “Superior Proposal Notice”);

(v)                              at least five (5) Business Days have elapsed since the date the Superior Proposal Notice was received by the Acquiror Parent and the Acquiror, which five (5) Business Day period is referred to as the “Match Period” (for greater certainty, the Match Period shall expire at 5:00 p.m. (Toronto time) on the fifth (5th) Business Day following the day that the Superior Proposal Notice was delivered to the Acquiror Parent and the Acquiror);

(vi)                          if the Acquiror Parent and the Acquiror have offered to amend the terms of the Amalgamation and this Agreement during the Match Period pursuant to Section 7.3(c), the Board has determined in good faith, after consultation with the Acquiror Parent’s outside legal counsel and financial advisers, that such Acquisition Proposal continues to be a Superior Proposal compared to the terms of the Amalgamation and this Agreement as proposed to be amended by the Acquiror Parent and the Acquiror at the termination of the Match Period;

(vii)                      such Superior Proposal does not require Fura or any other person to seek to interfere with the attempted successful completion of the Amalgamation (including requiring Fura to delay, adjourn, postpone or cancel the Meeting) or provide for the payment of any break, termination or other fees or expenses or confer any rights or options to acquire assets or securities of Fura or any of the Fura Subsidiaries to any person in the event that Fura completes the Amalgamation or any other similar transaction with the Acquiror Parent or the Acquiror agreed to prior to the termination of this Agreement; and

(viii)                 prior to, or concurrently with, entering into such definitive agreement, Fura terminates this Agreement pursuant to Section 9.2(c)(iii) and pays the Termination Payment to the Acquiror Parent pursuant to Section 9.3(a)(iv).

(c)                               Fura acknowledges and agrees that, during the Match Period, or such longer period as Fura may approve for such purpose, the Acquiror Parent and the Acquiror shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Amalgamation and Fura shall co-operate with the Acquiror Parent and the Acquiror with respect thereto, including negotiating in good faith with the Acquiror Parent and the Acquiror to enable the Acquiror to make such adjustments to the terms and conditions of this Agreement and the Amalgamation as Acquiror deems appropriate and as would enable the Acquiror to proceed with the Amalgamation on such adjusted terms. The Board will review any proposal by the Acquiror Parent and the Acquiror to amend the terms of the Amalgamation in order to determine, in good faith in the exercise of its fiduciary duties, whether the Acquiror’s proposal to amend the Amalgamation would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Amalgamation. If the Board determines that the Acquisition Proposal would cease to be a Superior Proposal, Fura shall promptly so advise the Acquiror Parent and the Acquiror, and Fura and the Acquiror Parent and the Acquiror shall amend this Agreement to reflect such offer made by the Acquiror, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(d)                              The Board shall promptly (and in any event no later than three (3) Business Days following a request to that effect from the Acquiror Parent or the Acquiror) reaffirm its recommendation of the Amalgamation by press release after: (i) any Acquisition Proposal (which the Board determines not to be a Superior Proposal) is publicly announced or made or (ii) the Board determines that a proposed amendment to the terms of the Amalgamation and this Agreement would result in the Acquisition Proposal not being a Superior Proposal, and the Acquiror Parent and the Acquiror have so amended the terms of the Amalgamation. Fura shall provide the Acquiror Parent and the Acquiror and their legal advisor with a reasonable opportunity to review and comment on the form and content of any such press release, and shall make all reasonable amendments to such press release as requested by the Acquiror Parent, the Acquiror and their counsel.

(e)                               If Fura provides a Superior Proposal Notice to the Acquiror on a date that is less than six (6) Business Days before the Meeting, Fura may either proceed with or postpone the Meeting to a date that is not more than fifteen (15) Business Days after the scheduled date of the Meeting but in any event the Meeting shall not be postponed to a date which would prevent the Effective Date from occurring on or prior to the Outside Date or require the fixing of a new record date for the purposes of determining the Shareholders entitled to notice of and to vote at the Meeting.

(f)                              Nothing in this Agreement shall prevent the Board from responding through a directors’ circular or otherwise as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal. Further, nothing in this Agreement shall prevent the Board from making any disclosure to the Securityholders if the Board, acting in good faith and upon the advice of its outside legal counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board. The Acquiror Parent, the Acquiror and their counsel shall be given a reasonable opportunity to review and comment on the form and content of any such directors’ circular or other disclosure, recognizing that whether or not such comments are appropriate will be determined by Fura, in its sole discretion having regard to corporate laws and Securities Laws.

(g)                             Each successive material modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 7.3(b) and shall require a new five (5) Business Day Match Period from the date described in Section 7.3(b)(v).

ARTICLE 8

OTHER COVENANTS

8.1                           Further Assurances

Subject to the terms and conditions of this Agreement, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable (a) to satisfy (or cause the satisfaction of) the conditions set out in Article 6 to the extent the same is within its control and to consummate and make effective as promptly as is practicable the transactions contemplated herein and (b) for the discharge by each Party of its respective obligations under this Agreement and the Amalgamation, including its obligations under applicable Laws, in each case including the execution and delivery of such documents as the other Party hereto may reasonably require. Each of the Parties, where appropriate, shall reasonably cooperate with the other Party in taking such actions.

8.2                           Access

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law, Fura shall, and shall cause the Fura Subsidiaries and their respective Representatives to, afford to the Acquiror Parent, the Acquiror and their Representatives such access as they may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish the Acquiror Parent and the Acquiror with all data and information as the Acquiror Parent and the Acquiror may reasonably request.

8.3                           Shareholder Claims

Fura shall notify the Acquiror of any claim brought by any present, former or purported holder of any securities of Fura in connection with the transactions contemplated by this Agreement prior to the Effective Time and Fura shall not settle or compromise any such claim without prior written consent of the Acquiror which shall not be unreasonably withheld.

8.4                            Insurance and Indemnification

(a)                             Fura shall obtain “run-off” directors’ and officers’ liability insurance for a period of six (6) years following the Effective date on terms satisfactory to Fura and the Acquiror Parent, each acting reasonably.

(b)                            The Acquiror Parent agrees that it shall, and shall cause Amalco or the relevant Fura Subsidiary to, honour all rights to indemnification or exculpation now existing, or arising in connection with the transactions contemplated by this Agreement, in favour of present and former officers and directors of Fura and the Fura Subsidiaries, as the case may be, to the extent that they are disclosed in Section 8.4(a) of the Disclosure Letter, as applicable, and acknowledges that such rights, to the extent that they are disclosed in Section 8.4(a) of the Disclosure Letter, shall survive the completion of the Amalgamation and shall continue in full force and effect.

(c)                             The provisions of this Section 8.4 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Fura hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, this Section 8.4 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six (6) years.

8.5                            Regulatory Filings and Approvals

As soon as reasonably practicable after the date hereof, Fura shall (and shall cause the Fura Subsidiaries to) make all necessary filings, applications and submissions with Governmental Entities under all applicable Laws in respect of the transactions contemplated herein.

8.6                            Co-operation Regarding Regulatory Filings and Approvals

(a)                               Subject to applicable Laws, Fura shall provide the Acquiror with a reasonable opportunity to review and comment on all filings, applications and submissions with Governmental Entities to be made by it or the Fura Subsidiaries and the Acquiror shall use its commercially reasonable efforts to cooperate with and assist Fura in the preparation and making of all such filings, applications and submissions and the obtaining of all consents, approvals, authorizations or waivers required to be obtained by such Party (including participating and appearing in any proceedings before Governmental Entities).

(b)                              Each Party shall promptly notify the other Parties with any material communication to such Party from any Governmental Entity in respect of the transactions contemplated herein (and provide a copy thereof if such communication is in writing) and, subject to applicable Laws, provide the other Parties with reasonable opportunity to review and comment on any proposed written material communication to any such Governmental Entity. Each Party shall consult with the other Party prior to participating in any substantive meeting or discussion with any Governmental Entity in respect of the transactions contemplated herein and give the other Party the opportunity to attend and participate thereat.

8.7                            Alternative Transaction

(a)                               If the Acquiror and Fura, acting reasonably, conclude that it is necessary or desirable to proceed with another form of transaction (such as a friendly take-over bid or plan of arrangement) whereby the Acquiror, the Acquiror Parent or one of their affiliates would effectively acquire all of the Common Shares within approximately the same time periods and on economic terms and other terms and conditions (including Tax treatment) and having consequences to Fura and the Shareholders that are equivalent to or more favourable than those contemplated by this Agreement (an “Alternative Transaction”), Acquiror and Fura shall amend and restate, or replace this Agreement with a new definitive agreement on terms and conditions that are comparable to such corresponding terms and conditions in this Agreement.

ARTICLE 9

TERM, TERMINATION, AMENDMENT, WAIVER AND EXPENSES

9.1                           Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms (except to the extent any terms are specifically noted herein as surviving the termination of this Agreement).

9.2                            Termination

This Agreement may be terminated at any time prior to the Effective Date by:

(a)                               mutual written agreement of the Acquiror Parent, the Acquiror and Fura;

(b)                              either Fura or the Acquiror if:

(i)                                the Shareholders do not approve the Amalgamation Resolution at the Meeting in the manner required by Section 2.3, except that the right to terminate under this Section 9.2(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the primary cause of the failure to obtain the Shareholder Approval;

(ii)                            the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate under this Section 9.2(b)(ii) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the primary cause of the failure of the Effective Time to occur by such Outside Date; or

(iii)                       any Governmental Entity shall have enacted any Law or issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated herein (unless such law, order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

(c)                               Fura, if:

(i)                                  subject to Section 6.4(b), any representation or warranty of the Acquiror Parent or the Acquiror under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Section 6.3(a) would be incapable of satisfaction;

(ii)                            subject to Section 6.4(b), the Acquiror Parent or the Acquiror is in default of a covenant or obligation hereunder such that the condition contained in Section 6.3(b) would be incapable of satisfaction; provided that Fura is not in breach of this Agreement so as to cause any condition in Section 6.2 not to be satisfied, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by Fura of its obligations under this Agreement; or

(iii)                        prior to obtaining the Shareholder Approval, Fura proposes to enter into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement), provided that Fura has complied with and there is no default by Fura of any covenant under Sections 7.1 and 7.3 in all material respects and prior to or concurrent with such termination Fura pays the Termination Payment to the Acquiror Parent in accordance with Section 9.3(a)(iv).

(d)                              the Acquiror, if:

(i)                                subject to Section 6.4(b), any representation or warranty of Fura under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the conditions contained in Section 6.2(a) or 6.2(b) would be incapable of satisfaction;

(ii)                             subject to Section 6.4(b), Fura is in default of a covenant or obligation hereunder such that the condition contained in Section 6.2(c) would be incapable of satisfaction; provided that neither the Acquiror Parent nor the Acquiror is in breach of this Agreement so as to cause any condition in Section 6.3 not to be satisfied, and provided further that any such default of a covenant or obligation, if applicable, did not result solely from a default by the Acquiror Parent or the Acquiror of its obligations under this Agreement;

(iii)                         prior to obtaining the Shareholder Approval, the Board makes a Change in Recommendation or fails to reaffirm its recommendation of the Amalgamation in the circumstances set out in Section 7.3(d);

(iv)                         prior to obtaining the Shareholder Approval, Fura enters into a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement);

(v)                              Fura materially breaches Section 7.1; or

(vi)                          there has occurred a Material Adverse Effect in respect of Fura on or after the date of this Agreement that cannot be cured on or prior to the Outside Date.

9.3                            Termination Payment – Fura

(a)                               The Acquiror Parent shall be entitled to a payment of USD$500,000 (the “Termination Payment”) upon the occurrence of any of the following events (each a “Termination Payment Event”) which shall be paid by Fura within the time specified in respect of such Termination Payment Event:

(i)                                this Agreement is terminated by the Acquiror pursuant to Section 9.2(d)(iii) [Change in Recommendation or Failure to Reaffirm], in which case the Termination Payment shall be paid to the Acquiror Parent by 1:00 p.m. (Toronto time) on the first Business Day following termination;

(ii)                              this Agreement is terminated by the Acquiror pursuant to Section 9.2(d)(iv) [Enters into Superior Proposal], in which case the Termination Payment shall be paid to the Acquiror Parent by 1:00 p.m. (Toronto time) on the first Business Day following termination;

(iii)                          this Agreement is terminated by the Acquiror pursuant to Section 9.2(d)(v) [Breach of Covenant] in which case the Termination Payment shall be paid to the Acquiror Parent by 1:00 p.m. (Toronto time) on the first Business Day following termination;

(iv)                         this Agreement is terminated by Fura pursuant to Section 9.2(c)(iii) [Proposes to Enter into Superior Proposal], in which case the Termination Payment shall be paid prior to or concurrently with such termination as stated in Section 9.2(c)(iii); and

(v)                              this Agreement is terminated pursuant to Section 9.2(b)(i) [Failure of Shareholders to Approve], provided that the following conditions are satisfied, in which case the Termination Payment shall be paid to the Acquiror Parent on the date on which the Acquisition Proposal referred to in clause (B) is completed:

(A)                           prior to the Meeting, an Acquisition Proposal has been made or publicly announced by any person;

(B)                           such Acquisition Proposal has not expired or been publicly withdrawn at least five (5) Business Days prior to the Meeting; and

(C)                           within twelve (12) months following the date of the termination of this Agreement, a definitive agreement is entered into with respect to an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above), and such Acquisition Proposal is subsequently completed.

For purposes of this paragraph 9.3(a)(v), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 1.1.

(b)                              The Termination Payment shall be paid by Fura to the Acquiror Parent by wire transfer in immediately available funds to an account specified by the Acquiror Parent without any deduction or offset with respect to any tax deduction, tax withholding or similar payment (a “Tax Withholding”).  If Fura is required by applicable Laws to make a Tax Withholding in respect of the Termination Payment, then Fura will pay the Acquiror Parent the Termination Payment in full and shall also pay the Tax Withholding (including any additional Tax Withholding required with respect to Fura’s additional payments under this Section 9.3(b) directly to the proper Governmental Entity. For greater certainty, the obligations of Fura under this Section 9.3 shall survive the termination of this Agreement, regardless of the circumstances thereof.

(c)                              Fura acknowledges that the amount set out in this Section 9.3 in respect of the Termination Payment represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Acquiror Parent will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Fura irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(d)                              For greater certainty, Fura shall not be obligated to make more than one payment under this Section 9.3 if one or more of the events specified therein occurs.

9.4                            Expense Reimbursement

If this Agreement is terminated by Fura pursuant to Section 9.2(c)(i) or 9.2(c)(ii) then the Acquiror Parent shall, within two Business Days of receiving from Fura evidence satisfactory to the Acquiror Parent, acting reasonably, of the Transaction Costs incurred to date, pay or cause to be paid to Fura by wire transfer or other means of immediately available funds an amount equal to the Transaction Costs, such Transaction Costs not to exceed USD$500,000.

9.5                           Effect of Termination

Where a Termination Payment Event occurs, the Termination Payment to be received pursuant to Section 9.3 in consideration for the disposition by the Acquiror Parent and the Acquiror, of their rights under this Agreement (other than the rights that survive termination of this Agreement set out in this Section 9.5) is the sole remedy in compensation or damages of Fura or the Acquiror Parent and the Acquiror, respectively, with respect to the event or events giving rise to the termination of this Agreement and the resulting Termination Payment Event; provided, however, that nothing contained in this Section 9.5, and no payment of any Termination Payment, shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement. In the event of termination of this Agreement pursuant to Section 9.2, this Agreement shall be of no further force and effect, except that Section 9.3, Section 9.4, this Section 9.5 and Article 10 shall survive the termination of this Agreement.

9.6                           Remedies

Subject to Section 9.5, the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its Representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

9.7                           Expenses

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Amalgamation shall be paid by the Party incurring such fees, costs or expenses.

ARTICLE 10

GENERAL PROVISIONS

10.1                   Amendment

Subject to applicable Laws, this Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may without limitation:

(a)                               change the time for performance of any of the obligations or acts of the Parties;

(b)                              waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)                           waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)                              waive compliance with or modify any conditions precedent herein contained.

10.2                    Waiver

Fura, on the one hand, and the Acquiror Parent and the Acquiror, on the other hand, may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived and shall not extend to any other matter or occurrence. No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise or the exercise of any right, power or privilege under this Agreement.

10.3                   Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person, by courier service or other personal method of delivery), or if transmitted by email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions).

The address for service for each of the Parties hereto shall be as follows:

(a)                               if to Fura:

[•]

Attention:	Stan Bharti
Email:	[•]

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

[•]

Attention:	Nancy Eastman
Email:	[•]

(b)                              if to the Acquiror Parent or the Acquiror:

Lord of Seven Hills Holdings FZE

Attention:	Abhijit Chakraborty
Email:	[•]

[•]

with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP

[•]

Attention:	Michael Rennie
Email:	[•]

10.4                   Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein (without regard to conflict of law principles). Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the

Amalgamation and waives any defences to the maintenance of an action in the courts of the Province of Ontario.

10.5                    Time of Essence

Time shall be of the essence in this Agreement.

10.6                    Entire Agreement

This Agreement (including the Schedules hereto) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder.

10.7                   Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.8                    Assignment

(a)                               Subject to Section 10.8(b), this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.

(b)                              Fura agrees that the Acquiror Parent or the Acquiror may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of the Acquiror Parent or the Acquiror, provided that the Acquiror Parent and the Acquiror shall continue to be liable jointly and severally with such subsidiary for all obligations hereunder.

10.9                    No Liability

No director or officer of the Acquiror Parent or the Acquiror shall have any personal liability whatsoever to Fura under this Agreement, or any other document delivered on behalf of the Acquiror in connection with the transactions contemplated hereby. No director or officer of Fura shall have any personal liability whatsoever to the Acquiror Parent or the Acquiror under this Agreement or any other document delivered on behalf of Fura in connection with the transactions contemplated hereby.

10.10           No Third-Party Beneficiaries

Except as provided for in Section 8.4, this Agreement is not intended to confer to any person other than the Parties any rights or remedies.

10.11           Contra Proferentum

The Parties waive the application of any rule of Law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

10.12           Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile, pdf or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

FURA GEMS INC.

By	"Dev Shetty"
Name: Dev Shetty
Title: Chief Executive Officer

LORD OF SEVEN HILLS HOLDINGS FZE

By	"Abhijit Chakraborty"
Name: Abhijit Chakraborty
Title: Authorized Signatory

2771063 ONTARIO INC.

By	"Abhijit Chakraborty"
Name: Abhijit Chakraborty
Title: Secretary

SCHEDULE A

AMALGAMATION AGREEMENT

2771063 ONTARIO INC.

- and -

FURA GEMS INC.

AMALGAMATION AGREEMENT

[•], 2020

AMALGAMATION AGREEMENT

THIS AGREEMENT is made as of [•], 2020.

BETWEEN:	2771063 ONTARIO INC., a corporation governed by the Business Corporations Act (Ontario);

(the “Acquiror”)

AND:	FURA GEMS INC., a corporation governed by the Business Corporations Act (Ontario);

(hereinafter, the “Company”)

WHEREAS the Acquiror was incorporated under the Business Corporations Act (Ontario) by certificate and articles of incorporation dated August 11, 2020;

WHEREAS the Company was continued from the Province of British Columbia into Ontario by articles of continuance dated June 14, 2013, filed pursuant to the Business Corporations Act (Ontario);

WHEREAS the authorized share capital of the Acquiror is composed of an unlimited number of common shares (“Acquiror Common Shares”), of which 100 Acquiror Common Shares are issued and outstanding as of the date hereof, all of which are owned beneficially and of record by the Acquiror Parent (as defined herein);

WHEREAS the authorized share capital of the Company consists of an unlimited number of common shares (“Company Common Shares”), of which 272,035,485 Company Common Shares are issued and outstanding as of the date hereof;

WHEREAS the Acquiror and the Company have agreed to amalgamate and continue as one corporation pursuant to the Business Corporations Act (Ontario) on the terms and subject to the conditions set forth herein;

WHEREAS this Agreement is entered into between the Acquiror and the Company pursuant to the terms and conditions of an acquisition agreement dated August 14, 2020 among the Acquiror, the Acquiror Parent and the Company (the “Acquisition Agreement”);

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1                           Defined Terms

In this Agreement the following terms shall have the following meanings (and grammatical variations shall have the respective corresponding meanings):

“Acquiror” has the meaning ascribed thereto in the recitals hereof;

“Acquiror Common Shares” has the meaning ascribed thereto in the recitals hereof;

“Acquiror Parent” means Lord of Seven Hills Holdings FZE, a corporation existing under the laws of Fujairah Free Zone Authority, Fujairah, United Arab Emirates;

“Acquisition Agreement” has the meaning ascribed thereto in the recitals hereof;

“Aggregate Paid-up Share Capital” means the aggregate of the amounts of the “paid-up capital” (as determined for purposes of the Income Tax Act (Canada)) immediately prior to the Effective Time of the (a) Acquiror Common Shares, and (b) Company Common Shares (other than Company Shares held by Dissenting Shareholders and the Acquiror);

“Agreement” means this amalgamation agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Amalco” has the meaning ascribed thereto in Section 2.1;

“Amalco Common Shares” means the common shares in the capital of Amalco described in the Amalco Share Conditions;

“Amalco Redeemable Preferred Shares” means the redeemable preferred shares in the share capital of Amalco described in the Amalco Share Conditions;

“Amalco Share Conditions” means the rights, privileges, conditions and restrictions of the Amalco Shares as set forth in Schedule A attached hereto;

“Amalco Shares” means the Amalco Common Shares and the Amalco Redeemable Preferred Shares;

“Amalgamating Corporations” means, collectively, the Company and the Acquiror;

“Amalgamation” means the amalgamation of the Company and the Acquiror pursuant to Section 174 of the OBCA, on the terms and subject to the conditions set forth in this Agreement;

“Amalgamation Resolution” means the special resolution of the holders of Company Common Shares in respect of the Amalgamation to be considered at the Company Meeting, to be substantially in the form and content of Schedule B attached to this Agreement;

“Articles of Amalgamation” means the articles of amalgamation giving effect to the Amalgamation required to be sent to the Director pursuant to Subsection 178 of the OBCA;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the city of Toronto, Ontario, Canada;

“Certificate of Amalgamation” means the certificate of amalgamation issued by the Director pursuant to Section 178(4) of the OBCA attesting to the Amalgamation;

“Company” has the meaning ascribed thereto in the recitals hereof;

“Company Common Shares” has the meaning ascribed thereto in the recitals hereof;

“Company Meeting” means the annual and special meeting of holders of Company Common Shares to be called and held in accordance with the Acquisition Agreement and the by-laws of the Company to consider, among other things, the Amalgamation Resolution, including any adjournment or postponement of such special meeting in accordance with the terms of the Acquisition Agreement;

“Consideration” means, other than in respect of the Common Shares held by the Acquiror Parent, the consideration payable by Amalco for the redemption of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation, which shall be $0.15 per Amalco Redeemable Preferred Share, payable entirely in cash;

“Depositary” means TSX Trust Company;

“Director” has the meaning ascribed thereto under the OBCA;

“Dissenting Shareholder” means a registered holder of Company Common Shares who, in connection with the Amalgamation Resolution, has exercised the right to dissent pursuant to Section 185 of the OBCA in strict compliance with the provisions thereof and thereby becomes entitled to be paid the fair value of their Company Common Shares, and who has not withdrawn their notice of dissent or otherwise taken any of the actions described in Section 185 of the OBCA;

“Effective Date” has the meaning ascribed thereto in Section 7.2;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date;

“Governmental Entity” means (i) any international, supranational, multinational, national, governmental, federal, provincial, state, territorial, municipal, local or other government, quasi-governmental, governmental or public department, administrative, judicial or regulatory authority, agency, board, bureau, commission, court or tribunal, arbitral body, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department, agency, subdivision or authority of any of the foregoing, including Securities Authorities; (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court; and (iii) any stock exchange, including the TSX Venture Exchange;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

“OBCA” means the Business Corporations Act (Ontario);

“Parties” means, collectively, the Acquiror and the Company, and “Party” means either of them;

“Person” includes an individual, firm, limited or general partnership, limited liability company, unlimited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, corporation, company, unincorporated organization, trustee, estate, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Redemption Time” has the meaning ascribed thereto in Schedule A; and

“Securities Authorities” means the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a province or territory of Canada.

1.2                           Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)                               references to “herein”, “hereby”, “hereof”, and similar expressions are references to this Agreement and not to any particular Section of or Exhibit to this Agreement;

(b)                              references to an “Article”, “Section”, or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Exhibit to this Agreement (unless otherwise specified);

(c)                             words importing the singular shall include the plural and vice-versa, and words importing gender shall include all genders;

(d)                           the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)                               if the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(f)                                unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(g)                              references to any legislation or to any provision of any legislation shall include any legislative provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto, in each case as the same may have been or may hereafter be amended or re-enacted from time to time;

(h)                            wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively; and

(i)                                 words and phrases used but not defined in this Agreement and defined in the OBCA shall have the same meaning in this Agreement as in the OBCA.

1.3                           Currency

Except where indicated otherwise, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.4                           Schedules

The following Schedules are attached to this Agreement and are incorporated by reference into this Agreement and form an integral part hereof:

Schedule A      Description of Share Capital

Schedule B      Amalgamation Resolution

ARTICLE 2

AGREEMENT TO AMALGAMATE

2.1                           Agreement to Amalgamate

The Acquiror and the Company hereby agree to amalgamate as of the Effective Time and continue as one corporation (hereinafter referred to as “Amalco”) pursuant to Section 174 of the OBCA, on the terms and subject to the conditions set forth in this Agreement.

ARTICLE 3

AMALCO

3.1                           Name

The name of Amalco shall be “Fura Gems Inc.”.

3.2                           Registered Office

The registered office of Amalco shall be located at Wildeboer Dellelce Place, 365 Bay Street, Suite 800, Toronto, Ontario M5H 2V1, unless changed in accordance with the OBCA.

3.3                           Authorized Share Capital

Amalco shall be authorized to issue an unlimited number of Amalco Common Shares and an unlimited number of Amalco Redeemable Preferred Shares, of which the respective rights, privileges, conditions and restrictions are set out in Schedule A attached hereto.

3.4                           Private Issuer Restrictions

The transfer of securities of Amalco shall be restricted in that no securityholder shall be entitled to transfer any such security or securities without either: (a) the approval of the directors of Amalco expressed by a resolution passed by a majority of the directors at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors, or (b) the approval of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by all of the holders of such shares.

3.5                           Number of Directors

The board of directors of Amalco shall consist of a minimum of one and a maximum of ten directors.

3.6                           Initial Directors

The initial board directors of Amalco shall consist of the following persons, who shall hold office until the first annual meeting of shareholders of Amalco or until their successors are elected or appointed:

Name	Canadian Resident

Michael Kuan	No

Abhijit Chakraborty	No

[•]	Yes

3.7                           Restrictions on Business Activity

There shall be no restrictions on the business which Amalco is authorized to carry on.

3.8                           By-Laws

The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of the Acquiror in effect prior to the Effective Time on the Effective Date.

3.9                           Appointment of Officers

The board of directors of Amalco shall appoint the officers thereof, if any.

3.10                   Fiscal Year

The fiscal year end of Amalco, until changed by the directors of Amalco, shall be the same as the fiscal year ends of each of the Amalgamating Corporations, being December 31.

ARTICLE 4

EFFECTS OF AMALGAMATION

4.1       Share Exchange or Cancellation

At the Effective Time, shares in the capital of each of the Amalgamating Corporations as constituted prior to the filing of the Articles of Amalgamation shall be exchanged or cancelled as follows:

(a)                              each issued and outstanding Company Common Share, other than those held by Dissenting Shareholders and the Acquiror, shall be exchanged for one fully paid and non-assessable Amalco Redeemable Preferred Share;

(b)                              all issued and outstanding Company Common Shares that are held by the Acquiror shall be cancelled, without any repayment of capital in respect thereof, and such shares shall not be converted into shares of Amalco;

(c)                               each issued and outstanding Acquiror Common Share shall be exchanged for one fully paid and non-assessable Amalco Common Share;

(d)                              each issued and outstanding Company Common Share held by each Dissenting Shareholder, if any, shall be cancelled and become an entitlement to be paid the fair value of such Company Common Share in accordance with Section 185 of the OBCA;

(e)                               no fraction of an Amalco Redeemable Preferred Share or Amalco Common Share will be issued upon the Amalgamation contemplated hereby; instead, the number of Amalco Redeemable Preferred Shares and Amalco Common Shares so issuable, shall be rounded down to the nearest whole number of Amalco Redeemable Preferred Shares and Amalco Common Shares, as applicable, without payment of additional consideration in respect of such fraction.

4.2       U.S. Restrictions on Amalco Redeemable Preferred Shares

The Amalco Redeemable Preferred Shares issued pursuant to Section 4.1(b) will be “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act of 1933, as amended) to the same extent and proportion that the Company Common Shares were “restricted securities” prior to the Effective Date.

4.3       Stated Capital Accounts of Amalco

The amounts of the stated capital accounts maintained by Amalco in respect of the Amalco Shares shall be determined as follows:

(a)                               for each Amalco Redeemable Preferred Share, an amount equal to its Redemption Amount (as such term is defined in the Amalco Share Conditions) shall be added to the stated capital account maintained by Amalco in respect of such Amalco Redeemable Preferred Shares; and

(b)                              an amount equal to the Aggregate Paid-up Share Capital minus the amount added to the stated capital account of the Amalco Preferred Shares in Section 4.3(a) shall be added to the stated capital account maintained by Amalco in respect of the Amalco Common Shares.

4.4                            Effect of Amalgamation

(a)                               The Amalgamating Corporations shall be amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement.

(b)                              The Amalgamating Corporations shall cease to exist as entities separate from Amalco.

(c)                               Amalco shall possess all the property, rights, privileges and franchises and shall be subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the Amalgamating Corporations.

(d)                              A conviction against, or ruling, order or judgment in favour or against an Amalgamating Corporation may be enforced by or against Amalco.

(e)                               The Articles of Amalgamation shall be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of Amalco.

(f)                                Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Amalgamation has become effective and no action or proceeding by or against any of the Amalgamating Corporations shall abate or be affected by the Amalgamation.

4.5                            Filing of the Articles of Amalgamation

Subject to Section 8.2, if this Agreement is adopted by the respective shareholders of each Amalgamating Corporation as required by the OBCA, the Amalgamating Corporations agree that they will jointly and together file with the Director the Articles of Amalgamation and all related documents required to be filed pursuant to the OBCA.

4.6       Share Certificates

No certificates shall be issued in respect of the Amalco Redeemable Preferred Shares to be issued pursuant to the Amalgamation. Instead, ownership of such Amalco Redeemable Preferred Shares during the period from the Effective Time until the Redemption Time, and the entitlement to receive the Consideration in respect of each such Amalco Redeemable Preferred Share following the Redemption Time, shall be evidenced by the certificates representing Company Common Shares held by the holders of Company Common Shares (other than certificates representing Company Common Shares held by the Acquiror and Dissenting Shareholders) immediately prior to the Effective Time.

At the Effective Time, share certificates evidencing Company Common Shares shall cease to represent any claim upon or interest in the Company, other than the right of the holder to receive the consideration provided for in Section 4.1(a), Section 4.1(b) or Section 4.1(d), as applicable, in each case in accordance with Section 4.7 and Section 4.8.

4.7       Proscription Period

At the Effective Time, each holder of Company Common Shares will be removed from the Company’s central securities register. From and after the Effective Time, Company Common Share certificate(s) held by a former holder thereof will represent only:

(a)                             in the case of holders of Company Common Shares (other than the Acquiror and Dissenting Shareholders), following the Effective Time and until the Redemption Time, the right to receive one Amalco Redeemable Preferred Share for each such Company Common Share held by such holder, and, following the Redemption Time, the right to receive the Consideration (without interest) for each such Amalco Redeemable Preferred Share (less any amounts required to be deducted and withheld from such consideration in accordance with any applicable law); and

(b)                              in the case of a Dissenting Shareholder, the right to receive the fair value for such Company Common Shares held by such holder, pursuant to Section 185 of the OBCA (less any amounts required to be deducted and withheld from such consideration in accordance with any applicable law).

Any certificate which immediately prior to the Effective Time represented issued and outstanding Company Common Shares which has not been properly surrendered to Amalco (in the case of Company Common Shares held by the Acquiror or a Dissenting Shareholder) or the Depositary (in the case of Company Common Shares held by holders of Company Common Shares other than the Acquiror and Dissenting Shareholders) prior to the sixth anniversary of the Effective Date will cease to represent any claim against, or interest of any kind or nature in, the Company or Amalco, and any person who surrenders share certificate(s) on or after the sixth anniversary of the Effective Date will not be entitled to any consideration or other compensation.

If the aggregate Consideration payable upon the redemption of the Amalco Redeemable Preferred Shares issued pursuant to the Amalgamation has not been fully claimed and paid within six years of the Effective Date, any remaining amount, including without limitation all interest thereon, will be returned to and become the property of Amalco or its successor.

4.8       Withholding Taxes

Each of the Company and the Acquiror acknowledges and agrees that the Company, the Acquiror, Amalco and the Depositary shall be entitled to deduct and withhold from any consideration or other payments payable or otherwise deliverable to any Person hereunder or under the Amalgamation, including for the avoidance of doubt, the Consideration upon the redemption of the Amalco Redeemable Preferred Shares for cash at the Redemption Time, such amounts as the Company, the Acquiror, Amalco or the Depositary determine, or reasonably believe, are required to be deducted and withheld therefrom under any provision of any applicable laws or the interpretation or administration thereof in respect of taxes. To the extent that such amounts are so deducted, withheld and remitted to the relevant Governmental Entity, such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 5

DISSENT RIGHTS

Each of the Amalgamating Corporations hereby acknowledges that, pursuant to Section 185 of the OBCA, holders of shares of either of the Amalgamating Corporations may dissent by sending a written objection to the applicable Amalgamating Corporation at or before any meeting of shareholders at which a special resolution to approve the Amalgamation is to be voted and by complying with the other requirements set forth in Section 185 of the OBCA. In addition to any other right the shareholder may have, but subject to Section 185(30) of the OBCA, a shareholder who complies with Section 185 of the OBCA shall be entitled, when the Amalgamation becomes effective, to be paid by Amalco the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the special resolution was adopted.

ARTICLE 6

APPROVAL AND COMING INTO FORCE

6.1       Approval and Coming into Force

This Agreement will come into force and effect following the requisite approval of the Amalgamation by at least (i) two-thirds of the votes cast on the Amalgamation Resolution by the shareholders of the Company present in person or represented by proxy; (ii) a majority of the votes cast on the Amalgamation Resolution by the shareholders of the Company (other than votes attached to Common Shares required to be excluded from the “minority approval” requirement under MI 61-101); and (iii) two-thirds of the votes cast on a resolution approving the Amalgamation by the shareholders of Acquiror.

ARTICLE 7

EFFECTIVE DATE AND TIME

7.1       Filing of Articles of Amalgamation

After this Agreement shall have come into force in accordance with Section 6.1, an authorized director or officer of each of the Acquiror and the Company shall, subject to the terms and conditions of the Acquisition Agreement (including the satisfaction of all of the conditions set out in Article 6 of the Acquisition Agreement or waiver in writing of such conditions by the party for whose benefit the conditions are made), sign the Articles of Amalgamation and proceed to file such Articles of Amalgamation with the Director , together with all related documents as may be required in order for the Amalgamation to become effective in accordance with the OBCA.

7.2       Effective Date and Time

The Amalgamation shall become effective at the Effective Time on the date shown on the Certificate of Amalgamation (the “Effective Date”), which date shall be determined in accordance with Section 2.4 of the Acquisition Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1       Amendment

Subject to applicable law, this Agreement may, at any time and from time to time before the Effective Time, be amended by mutual written agreement of the Parties without further notice to or authorization on the part of the holders of Company Common Shares or Acquiror Common Shares, provided that such amendment does not: (i) invalidate any required approval of the Amalgamation by the holders of Company Common Shares or Acquiror Common Shares; or (ii) after the holding of the Company Meeting, result in an adverse change in the quantum or form of consideration payable to the holders of Company Common Shares pursuant to the Amalgamation.

8.2       Termination

Without prejudice to any other rights or recourses of the Parties, this Agreement shall automatically terminate, without notice, immediately upon the termination of the Acquisition Agreement in accordance with its terms, and be of no further force or effect.

ARTICLE 9

GENERAL PROVISIONS

9.1       Entire Agreement

This Agreement and the Acquisition Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder.

9.2       Successors and Assigns

This Agreement becomes effective only when executed by the Company and the Acquiror. After that time, it will be binding upon and enure to the benefit of the Company and the Acquiror and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party.

9.3       Further Assurances

Each of the Parties to this Agreement agrees to execute and deliver such further instruments and to do such further acts and things as may be necessary or appropriate to carry out the terms of this Agreement.

9.4       Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Amalgamation and waives any defences to the maintenance of an action in the courts of the Province of Ontario.

9.5       Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF the Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

2771063 ONTARIO INC.

Per:

FURA GEMS INC.

Per:

SCHEDULE A

DESCRIPTION OF SHARE CAPITAL

Fura Gems Inc. (“Amalco”), which is the corporation resulting from the amalgamation (the “Amalgamation”) under the Business Corporations Act (Ontario) (the “OBCA”) of 2771063 Ontario Inc. (the “Acquiror”) and Fura Gems Inc. (the “Company”), shall be authorized to issue an unlimited number of common shares (the “Common Shares”) and an unlimited number of redeemable preferred shares (the “Redeemable Preferred Shares”).

1.   COMMON SHARES

Subject to the rights, privileges, conditions and restrictions attached to the other classes of shares, the Common Shares shall carry the following rights:

1.1.                        Voting right. Each Common Share shall entitle the holder thereof to one vote at all meetings of the shareholders of Amalco (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the OBCA).

1.2.                        Dividend. The holders of the Common Shares shall be entitled to receive non-cumulative dividends, as and when declared by the board of directors, subject to the rights, privileges, restrictions and conditions attaching to the Redeemable Preferred Shares and to any other class of shares ranking prior to the Common Shares. Any dividends paid on the Common Shares, when paid in money, shall be payable only in the lawful currency of Canada.

1.3.                        Remaining property. In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or other distribution of assets of Amalco among shareholders for the purpose of winding-up its affairs, subject to the rights, privileges, restrictions and conditions attaching to the Redeemable Preferred Shares and to any other class of shares ranking prior to the Common Shares, the holders of the Common Shares shall be entitled to share the remaining property of Amalco.

2.            REDEEMABLE PREFERRED SHARES

The Redeemable Preferred Shares shall carry the following rights, privileges, restrictions and conditions:

2.1.                        Voting right. Subject to the provisions of the OBCA and the provisions herein, the Redeemable Preferred Shares shall not entitle the holder thereof to attend any meetings of shareholders of Amalco or to receive any notice thereof, and shall not, as such, entitle the holder thereof to have any voting rights.

2.2.                        Redemption. Subject to the provisions of the OBCA, Amalco shall, immediately after the issuance of the Redeemable Preferred Shares pursuant to the Amalgamation (the “Redemption Time”), redeem the Redeemable Preferred Shares and pay the Redemption Amount (as hereinafter defined) in respect of each Redeemable Preferred Share, as follows:

(a)                         Notice. Except as hereinafter provided, no notice of redemption or other act or formality on the part of Amalco shall be required to call the Redeemable Preferred Shares for redemption.

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(b)                        Delivery of Aggregate Redemption Amount. On or before the Redemption Time, the Acquiror or the Acquiror Parent shall deliver or cause to be delivered to the Depositary (as such term is defined in the acquisition agreement dated August 14, 2020 among the Acquiror, Lord of Seven Hills Holdings FZE and the Company (the “Acquisition Agreement”)) at its principal office in the City of Toronto, the Consideration (as such term is defined in the Acquisition Agreement) in respect of each Redeemable Preferred Share to be redeemed (the “Redemption Amount”). Delivery to and receipt by the Depositary of an amount sufficient to pay the Redemption Amount in respect of all Redeemable Preferred Shares outstanding as of the Redemption Time (the “Aggregate Redemption Amount”) in such a manner shall constitute a full and complete discharge of Amalco’s obligation to deliver the Redemption Amount to the holders of Redeemable Preferred Shares.

(c)                         Entitlement to Redemption Amount. At the Redemption Time, the Redeemable Preferred Shares shall be redeemed and the holders of such Redeemable Preferred Shares shall be entitled to receive the Redemption Amount in respect of each Redeemable Preferred Share held by such holders.

(d)                        Payment of Aggregate Redemption Amount. From and after the Redemption Time, the Depositary shall pay and deliver or cause to be paid and delivered to the order of the holders of Redeemable Preferred Shares the Redemption Amount in respect of each Redeemable Preferred Share held by such holders by way of cheque, on presentation and surrender at the principal office of the Depositary in the City of Toronto of the certificate representing the common shares of the Company which were exchanged for Redeemable Preferred Shares pursuant to the Amalgamation and the holder’s letter of transmittal and election form or such other documents as Amalco or the Depositary may, in its discretion, consider acceptable. Under no circumstances will interest on the Redemption Amount be payable by Amalco or the Depositary whether as a result of any delay in paying the Redemption Amount or otherwise.

(e)                         Rights of Shareholders. From and after the Redemption Time, the holders of Redeemable Preferred Shares shall not be entitled to exercise any of the rights of shareholders in respect thereof except to receive from the Depositary the Redemption Amount in respect of each Redeemable Preferred Share held by such holders, unless payment of the Aggregate Redemption Amount to the Depositary has not been made in accordance with Subsection (b) above, in which case the rights of such holders will remain unaffected.

(f)                          Discharge of Obligations. Immediately after the Amalgamation, but subject to the delivery to and receipt by the Depositary of the Aggregate Redemption Amount in accordance with Subsection (b) above, each Redeemable Preferred Share shall irrevocably be redeemed and cancelled, Amalco shall be fully and completely discharged from its obligations with respect to the payment of the Aggregate Redemption Amount to such holders of Redeemable Preferred Shares, and the rights of such holders shall be limited to receiving from the Depositary the Redemption Amount payable to them on presentation and surrender of the said certificates held by them or other documents as specified above. Subject to the requirements of applicable law with respect to unclaimed property, if the Aggregate Redemption Amount has not been fully claimed in accordance with the provisions hereof within six years of the Redemption Time, the unclaimed portion of the Aggregate Redemption Amount shall be forfeited to Amalco.

A-3

(g)                       Lost certificates. In the event any certificate which, immediately prior to the Amalgamation, represented one or more common shares of the Company which were exchanged for one or more Redeemable Preferred Shares pursuant to the Amalgamation and redeemed immediately thereafter pursuant to this Section 2.2 shall have been lost, stolen or destroyed, the Depositary shall, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, issue in exchange for such lost, stolen or destroyed certificate, a cheque, for the Redemption Amount deliverable in accordance with such holder’s letter of transmittal and election form. When authorizing such issuance or payment in exchange for the lost, stolen or destroyed certificate, the holder to whom a cheque is to be issued or delivered shall, as a condition precedent to the issuance or payment thereof, give a surety bond and indemnity satisfactory to Amalco and the Depositary in connection with any claim that may be made against Amalco with respect to the certificate alleged to have been lost, stolen or destroyed.

2.3.                        Remaining property. In the event of the liquidation, dissolution or winding-up of Amalco, whether voluntary or involuntary, or other distribution of the property or assets of Amalco among shareholders for the purpose of winding-up its affairs, and subject to the extinguishment of the rights of holders of Redeemable Preferred Shares upon payment of the Redemption Amount in respect of each Redeemable Preferred Share held by such holders, the holders of the Redeemable Preferred Shares shall be entitled to receive, and Amalco shall pay to such holders, in preference and priority to any distribution of any property or assets of Amalco to the holders of the Common Shares or any other shares ranking junior to the Redeemable Preferred Shares, an amount equal to the Redemption Amount in respect of each Redeemable Preferred Share held by them respectively and no more. After payment to the holders of Redeemable Preferred Shares of the amounts so payable to them as hereinbefore provided, such holders shall not be entitled to share in any further distribution of the property and assets of Amalco.

2.4.                        Specified Amount. The Consideration, the amount of which will be specified by a resolution of the board of directors of the Company prior to the issuance of Redeemable Preferred Shares, shall be the amount specified in respect of each Redeemable Preferred Share for purposes of subsection 191(4) of the Income Tax Act (Canada).

2.5.                        Class Vote. The Redeemable Preferred Shares shall not be convertible, no share having the same rank as or a higher rank than the Redeemable Preferred Shares may be created and the provisions relating to the Redeemable Preferred Shares or relating to other classes of shares may not be modified so as to confer on such other classes of shares rights or privileges that are equal to or greater than those attached to the Redeemable Preferred Shares, unless such conversion, creation or modification has been approved by written resolution signed by all holders of Redeemable Preferred Shares, or by the vote of not less than two-thirds of the Redeemable Preferred Shares represented by the holders thereof who are present or represented at a special meeting of such holders convened for such purpose.

SCHEDULE B

AMALGAMATION RESOLUTION

RESOLVED THAT:

1.                                   the amalgamation (the “Amalgamation”) of 2771063 Ontario Inc. (the “Acquiror”) and Fura Gems Inc. (the “Company”) in accordance with the terms of the acquisition agreement dated August 14, 2020 among the Acquiror, Lord of Seven Hills Holdings FZE and the Company (the “Acquisition Agreement”) and upon the terms and conditions set forth in the amalgamation agreement dated [•], 2020 between the Acquiror and the Company (the “Amalgamation Agreement”), attached as Schedule A to the Acquisition Agreement, all as described and set forth in the management information circular of the Company dated [•], 2020, be and it is hereby approved;

2.                                    the Amalgamation Agreement is hereby approved and ratified and the Company is authorized to perform its obligations thereunder;

3.                                    any one or more officers or directors of the Company are hereby authorized and directed for and on behalf of the Company to execute and send to the Director appointed under the Business Corporations Act (Ontario) the articles of amalgamation and such other documents as are necessary or desirable to effect the Amalgamation;

4.                                    any one or more officers or directors of the Company are hereby authorized and directed to execute and deliver for and in the name of and on behalf of the Company all such other certificates, instruments, agreements, documents, authorizations, directions, and notices and to take such further actions, as, in such person’s opinion, may be necessary or desirable to carry out the purposes and intent of this resolution, such determination to be conclusively evidenced by the execution and delivery of such certificate, authorization, document, agreement, instrument, direction or notice or the doing of any such act or thing;

5.                                    notwithstanding any approval of the shareholders of the Company as provided herein, the Board of Directors of the Company may, in its sole discretion, revoke this special resolution and abandon the Amalgamation before it is acted upon without further approval of the shareholders; and

6.                                    notwithstanding that this resolution has been passed by the holders of common shares of the Company (“Common Shares”), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of holders of Common Shares: (i) to amend or modify the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement ; and (ii) subject to the terms of the Amalgamation Agreement, not to proceed with the Amalgamation.

SCHEDULE B

REPRESENTATIONS AND WARRANTIES OF FURA

1.                                    Organization and Qualification. Fura and each of the Fura Subsidiaries is a corporation or other entity duly incorporated, formed or organized, as applicable, validly existing and in good standing (or equivalent) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted. Fura and each of the Fura Subsidiaries is duly qualified, registered, licensed or otherwise authorized to carry on business and has complied, in all material respects, with all such qualifications and licenses and is in good standing in each jurisdiction in which the character of its assets and properties, whether owned, leased, licensed or otherwise held, or the nature of its activities make such qualification, registration, licensing or other authorization necessary, and has all Authorizations required to own, lease and operate its properties and assets and to conduct its business as now owned, leased, operated and conducted. Each of Fura and the Fura Subsidiaries is in compliance, and has complied, in all material respects, with all Laws applicable to the operation of its business.

2.                                    Corporate Authorization. Fura has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by Fura of its obligations under this Agreement and the completion of the Amalgamation and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Fura and no other corporate proceedings on the part of Fura are necessary to authorize this Agreement or the completion of the Amalgamation and the other transactions contemplated hereby and thereby other than approval by the Shareholders.

3.                                    Execution and Binding Obligation. This Agreement has been duly executed and delivered by Fura, and constitutes a legal, valid and binding agreement of Fura enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.                                    Governmental Authorization. The execution, delivery and performance by Fura of its obligations under this Agreement and the completion of the Amalgamation and the other transactions contemplated hereby and thereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by Fura or by any of the Fura Subsidiaries other than: (a) filings under the OBCA, (b) the Required Regulatory Approvals and (c) filings with the Securities Authorities or the TSXV.

5.                                    Competition Act (Canada). Neither the aggregate value of the assets in Canada nor the gross revenues from sales in or from Canada generated by such assets exceeds the threshold established at section 110(4.1) of the Competition Act, each determined as of the time and in the manner prescribed in accordance with the regulations made under section 124 of the Competition Act.

6.                                    Non-Contravention. The execution, delivery and performance by Fura of its obligations under this Agreement and the completion of the Amalgamation and the other transactions contemplated hereby and thereby do not and will not (or would not with the giving of notice, the lapse of time or both):

(a)                               contravene, conflict with, or result in any violation or breach of the Fura Governing Documents or the organizational documents of any of the Fura Subsidiaries;

(b)                              contravene, conflict with or result in a violation or breach of any Law applicable to Fura or any of the Fura Subsidiaries, or any of their respective properties or assets;

(c)                               except as disclosed in Section  6(c) of the Disclosure Letter, allow any person to exercise any rights, require any consent or notice under or other action by any person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Fura or any of the Fura Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract or any material Authorization to which Fura or any of the Fura Subsidiaries is a party or by which Fura or any of the Fura Subsidiaries is bound; or

(d)                              result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Fura or the Fura Subsidiaries.

7.                                    Capitalization.

(a)                               The authorized capital of Fura consists of an unlimited number of Common Shares. As at the date hereof, (i) 272,035,485 Common Shares are issued and outstanding; and (ii) an aggregate of 9,070,881 Common Shares are issuable pursuant to the exercise of Options; and (iii) 145,192 Common Shares are issuable pursuant to the exercise of Warrants. As at the Effective Date, the only issued and outstanding Common Shares shall be the 272,035,485 Common Shares and any Common Shares issued as a result of the exercise of the Options and Warrants. Except for the Options and Warrants referred to in this Section  7(a), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Fura to issue or sell any shares or other securities of its own issue or any other obligations of any kind convertible into or exchangeable or exercisable for any shares or other securities of Fura.

(b)                              All outstanding Common Shares and the Common Shares issuable on the exercise of Options and Warrants have been duly authorized. The outstanding Common Shares are, and the Common Shares issuable upon the exercise of Options and Warrants when issued will be, validly issued and outstanding as fully paid and non-assessable shares of Fura, except as disclosed in the Fura Public Documents.

(c)                               Section  7(c) of the Disclosure Letter sets forth a true and complete list of all holders of Options, the number of Options held by each such person and the exercise price, date of grant, vesting schedule and expiry date of each such Option. Fura has provided to the Acquiror a true and complete copy of the Option Plan.

(d)                              Section  7(d) of the Disclosure Letter sets forth a true and complete list of all holders of Warrants, the number of Warrants held by each such person and the exercise price, date of grant and expiry date of each such Warrant.

(e)                              There are no issued, outstanding or authorized notes, bonds, debentures or other evidences of Indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any person, directly or indirectly, the right to vote with holders of Common Shares on any matter except as required by Law.

8.                                    Subsidiaries.

(a)                               The following information with respect to each Subsidiary of Fura is accurately set out in Section  8(a) of the Disclosure Letter: (i) its name; (ii) its issued and authorized capital; (iii) the percentage of equity owned directly or indirectly by Fura, (iv) the name of and the percentage owned by registered holders of capital stock or other equity interests; and (v) its jurisdiction of incorporation, organization, formation, or governance.

(b)                              Except as disclosed in Section  8(b) of the Disclosure Letter, Fura is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of the Fura Subsidiaries, free and clear of all Encumbrances, all such shares or other equity interests so owned by Fura have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests: (i) have been issued in violation of any Law or any pre-emptive or similar rights; or (ii) are subject to pre-emptive rights, rights of first refusal or similar rights created by statute, such Fura Subsidiary’s organizational documents or any agreement binding upon Fura or any of the Fura Subsidiaries. Except for the shares or other equity interests owned by Fura or by any of the Fura Subsidiaries, directly or indirectly, in any Fura Subsidiary, neither Fura nor any of the Fura Subsidiaries is the registered or beneficial owner of any equity interest of any kind in, voting debt of, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other person.

9.                                    Shareholders’ and Similar Agreements. Except as set out in Section  9 of the Disclosure Letter, neither Fura nor any of the Fura Subsidiaries is subject to, or affected by, any unanimous shareholders agreement and is not a party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership, registration, transfer or voting of any of the securities of Fura or of any of the Fura Subsidiaries or pursuant to which any person other than Fura or any of the Fura Subsidiaries may have any right or claim in connection with any existing or past equity interest in Fura or in any of the Fura Subsidiaries.

10.                            Securities Law Matters.

(a)                               Fura is a “reporting issuer” or equivalent thereof and not on the list of reporting issuers in default under applicable Securities Laws in British Columbia, Alberta and Ontario and is not in default of any material requirements of any Securities Laws or the policies of the TSXV. No delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of Fura, no inquiry or investigation of any Securities Authority, is pending, in effect or ongoing or threatened. The Common Shares are listed on the TSXV and trading of the Common Shares is not as at the date hereof halted or suspended. Fura does not have any securities listed for trading on any securities exchange other than the TSXV, the over-the-counter markets in the United States and the Frankfurt Stock Exchange. None of Fura’s Subsidiaries is subject to any continuous disclosure requirements under any securities laws in any jurisdiction in which such Fura Subsidiary is formed or otherwise organized or operates that are of the nature of or substantially equivalent to the continuous disclosure requirements of the Securities Authorities.

(b)                              The Fura Public Documents were filed in all material respects with the requirements of applicable Securities Laws and, where applicable, the policies of the TSXV and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation. Fura has, since January 1, 2017, complied and is in compliance with applicable Securities Laws and policies of the TSXV in all material respects. Fura has not filed any confidential material change report with the Securities Authorities which at the date hereof remains confidential. There are no outstanding or unresolved comments in comment letters that Fura has received from any Securities Authority with respect to any of Fura Public Documents and, to the knowledge of Fura, neither Fura nor any of the Fura Public Documents are subject of an ongoing audit, review, comment or investigation by any Securities Authority or, in the case of Fura, the TSXV.

(c)                               Fura is not subject to any cease trade or other order of the TSXV or any Securities Authority, and, to the knowledge of Fura, no investigation or other proceedings involving Fura that may operate to prevent or restrict trading of any securities of Fura are currently in progress or pending before the TSXV, or any Securities Authority.

11.                            Financial Statements.

(a)                               The Financial Statements: (i) were prepared in accordance with IFRS, (ii) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated statements of financial position, consolidated statements of loss and comprehensive loss and consolidated statements of cash flows of Fura and the Fura Subsidiaries as of the dates set out in such statements and the consolidated statements financial position, consolidated statements of loss and comprehensive loss and consolidated statements of cash flows of Fura and the Fura Subsidiaries as at the dates and for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements) and (iii) reflect appropriate reserves in respect of contingent liabilities, if any. Fura does not intend to make any material correction or restatement of, nor, to the knowledge of Fura, is there any basis for any material correction or restatement of, any aspect of any of the financial statements referred to in this Paragraph  11. There has been no material change in Fura’s accounting policies since December 31, 2019. There are no, nor are there any commitments to become a party to, any off-balance sheet transactions of Fura or of any of the Fura Subsidiaries with unconsolidated entities or other persons.

(b)                              The financial books, records and accounts of Fura and each of the Fura Subsidiaries: (i) have been maintained, in all material respects, in accordance with IFRS, except where local accounting standards are required; (ii) to the knowledge of Fura, are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of Fura and the Fura Subsidiaries; and (iv) accurately and fairly reflect the basis of Fura’s financial statements for periods beginning on or after December 31, 2019.

12.                            Disclosure Controls and Internal Control over Financial Reporting.

(a)                               Fura has established and maintains a system of disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by Fura in its annual filings, interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Fura in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to Fura’s management, as applicable, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)                              Fura has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)                               To the knowledge of Fura, there is no material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Fura. To the knowledge of Fura, none of Fura, any of the Fura Subsidiaries, or any of their respective directors, officers, auditors, accountants or representatives has received or otherwise obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that Fura or any of the Fura Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

13.                            Auditors. The auditors of Fura are independent of Fura in accordance with the ethical requirements that are relevant to their audit of the consolidated financial statements in Canada and there is not now, and, to the knowledge of Fura, there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of Fura.

14.                            No Undisclosed Liabilities. There are no material liabilities or obligations of Fura or of any of the Fura Subsidiaries of any type whatsoever, whether accrued, contingent or absolute, other than liabilities or obligations: (a) reflected or reserved against in the Financial Statements (including any notes or schedules thereto and related management’s discussions and analysis); (b) disclosed in the Fura Public Documents; (c) incurred in the ordinary course of business since January 1, 2020 (d) incurred in connection with this Agreement (including Transaction Costs).

15.                            Long-Term and Derivative Transactions. Neither Fura nor any of the Fura Subsidiaries have any obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, foreign exchange hedging transactions, cap transactions, floor transactions, collar transactions, interest or currency swap transactions, cross-currency rate swap transactions or currency options or production sales transactions, any fuel or commodity hedging transaction or any other kind of swap or derivative transaction or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

16.                            Related Party Transactions. Except as disclosed in the Fura Public Documents, neither Fura nor any of the Fura Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, Fura, any of the Fura Subsidiaries or any of their respective Affiliates (except for amounts due in the ordinary course as salaries, bonuses, director’s fees, under Employee Plans or amounts owing under any contracting agreement with any such independent contractor or the reimbursement of ordinary course expenses). There are no Contracts (other than employment arrangements or independent contractor arrangements) with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of Fura, any of the Fura Subsidiaries or any of their respective affiliates.

17.                            No “Collateral Benefit”. To the knowledge of Fura, no related party (within the meaning of MI 61-101) of Fura together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

18.                            Compliance with Laws. Fura and each of the Fura Subsidiaries is, and, to the knowledge of Fura, since January 1, 2017 has been, in material compliance with all applicable Laws, and neither Fura nor any of the Fura Subsidiaries is, to the knowledge of Fura, under any investigation with respect to, has been charged or to the knowledge of Fura threatened to be charged with, or has received notice of, any violation or potential violation of any Law or a disqualification by a Governmental Entity except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

19.                            Authorizations and Licenses.

(a)                               Except as disclosed in Section 19(a) of the Disclosure Letter, Fura and each of the Fura Subsidiaries own, possess or have obtained all Authorizations that are required by Law in connection with the operation of the business of Fura and each of the Fura Subsidiaries as presently conducted, or in connection with the ownership, operation or use of Fura Real Property.

(b)                              Fura or the Fura Subsidiaries, as applicable, (i) lawfully hold, own or use, and have complied in all material respects with, all Authorizations that are required by Law in connection with the operation of the business of Fura and each of the Fura Subsidiaries as presently conducted, (ii) each such Authorization is valid and in full force and effect, and is renewable by its terms or in the ordinary course; (iii) to the knowledge of Fura, there are no facts, events or circumstances that may reasonably be expected to result in a failure to obtain or failure to be in compliance with all Authorizations as are necessary to conduct the business of Fura or the Fura Subsidiaries; and (iv) to the knowledge of Fura, no event has occurred which, with the giving of notice, lapse of time or both, would constitute a material default under, or in respect of, any Authorization.

(c)                               To the knowledge of Fura, no action, investigation or proceeding is pending in respect of or regarding any such Authorization and none of Fura or any of the Fura Subsidiaries has received notice, whether written or oral, of revocation, non-renewal or amendments of any such Authorization, or of the intention of any person to revoke, refuse to renew or amend any such Authorization.

(d)                              Neither Fura nor any of the Fura Subsidiaries has given an undertaking or written assurance (whether legally binding or not) to any Governmental Entity (including any competition authority) under any anti-trust or similar legislation in any jurisdiction which remains current at the date of this Agreement.

20.                            Material Contracts.

(a)                               Except as disclosed in Section 20(a) of the Disclosure Letter, there are no Contracts material to Fura or any Fura Subsidiary or material to the conduct of the business of Fura or any Fura Subsidiary (the “Material Contracts”) and, without limiting the foregoing, such list of Material Contracts includes any Contract to which Fura or any Fura Subsidiary is a party to, or by which any of its properties or assets are bound, that:

(i)                                  if terminated, would reasonably be expected to have a Material Adverse Effect;

(ii)                              that relates to any streaming rights, royalty interests or other similar rights or interests in any of Fura or the Fura Subsidiaries;

(iii)                          is a contract for the purchase of materials, supplies, equipment or services involving more than $150,000 in respect of any such contract per annum (other than routine inventory replenishment in the ordinary course of business or any agreement with respect to employment by Fura or a Fura Subsidiary);

(iv)                          is a Contract evidencing Indebtedness of Fura or a Fura Subsidiary, including a credit facility, bond, promissory note or indenture, or a Contract pursuant to which Fura or a Fura Subsidiary has granted a security interest, charge or other encumbrance over material assets;

(v)                              is a Contract for the distribution of products or supplies that includes an exclusivity or non-competition provision;

(vi)                          is a contract or group of related contracts that involves payment to or by Fura or a Fura Subsidiary of more than $150,000 per annum (other than any agreement with respect to employment by Fura or any Fura Subsidiary);

(vii)                      relates to the borrowing of money, the provision of financial assistance or a leasing transaction of a type required to be capitalized in accordance with IFRS;

(viii)                  is an agreement of guarantee, support, indemnification, assumption or endorsement of the obligations, liabilities or Indebtedness of, or any agreement to provide financial assistance of any kind to, any other person other than a Fura Subsidiary (other than an agreement with respect to employment or an agreement providing for indemnification of any current or former director or officer of Fura or any Fura Subsidiary);

(ix)                          relates to any material acquisition or disposition of any assets by Fura or a Fura Subsidiary, other than in the ordinary course of business;

(x)                              restricts, or which may in the future restrict, the incurrence of Indebtedness by Fura or any of the Fura Subsidiaries (including by requiring the granting of an equal and rateable Encumbrance), the incurrence of any Encumbrances on any properties or assets of Fura or any of the Fura Subsidiaries, or the payment of dividends or other distributions by Fura or any of the Fura Subsidiaries;

(xi)                          relates to or provides for the establishment, investment in, organization, formation, or governance of any joint venture, limited liability company or partnership with any other person;

(xii)                      creates an exclusive dealing arrangement or right of first offer or refusal that is material to Fura and the Fura Subsidiaries taken as a whole, to the benefit of a third party, other than joint operating agreements, bidding agreements and other industry standard agreements entered into in the ordinary course;

(xiii)                  provides for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $150,000;

(xiv)                  limits or restricts, or may in the future limit or restrict, the ability of Fura or any Subsidiary to acquire any property, to engage in any line of business or to carry on business in any geographic area, or the scope of persons to whom Fura or any of the Fura Subsidiaries may sell products or deliver services;

(xv)                      constitutes a hedge contract, futures contract, swap contract, option contract or similar derivative Contract;

(xvi)                  is an agreement with any Governmental Entity;

(xvii)              has a remaining term to maturity of more than twelve (12) months and cannot be terminated earlier without penalty upon notice from Fura or a Fura Subsidiary;

(xviii)          is  entered  into  with  a  director,  officer  or  shareholder  of  Fura  or  any  Fura Subsidiary or with a party which does not deal at arm’s length with Fura or any Fura Subsidiary for the purposes of the Tax Act (other than an agreement with respect to employment or an agreement providing for indemnification of any current or former director or officer of Fura or any Fura Subsidiary); or

(xix)                  that constitutes an amendment, supplement, renewal or modification in respect of any of the foregoing.

(b)                              All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Fura or any Fura Subsidiary in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity).

(c)                               Each of Fura and the Fura Subsidiaries has performed in all material respects all of the obligations required to be performed by it and is entitled to all of the benefits under each

Material Contract to which it is a party or by which it is bound. Neither Fura nor any Fura Subsidiary or, to the knowledge of Fura, any counterparty, is in material default or breach of any Material Contract to which Fura or any Fura Subsidiary is a party and, to the knowledge of Fura, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach.

(d)                              No consent, approval or notice is required from, or required to be given to, any person under any Material Contract in order that such Contract will continue in full force and effect following consummation of the Amalgamation and the other transactions contemplated hereunder.

(e)                               A true and complete copy of each Material Contract has been provided by Fura to Acquiror.

21.                            Intellectual Property.

(a)                               Fura or one of the Fura Subsidiaries: own all right, title and interest in and to, or have validly licensed (and are not in material breach of such licenses), all Intellectual Property that is material to the business, as presently conducted, of Fura and the Fura Subsidiaries and all rights of Fura and the Fura Subsidiaries in and to such Intellectual Property are unexpired and, to the knowledge of Fura, valid and enforceable.

(b)                              The Intellectual Property that is owned or licensed by Fura or one of the Fura Subsidiaries is sufficient, in all material respects, for conducting the business, as presently conducted, of Fura and the Fura Subsidiaries.

(c)                               To the knowledge of Fura, the conduct of the business of Fura and the Fura Subsidiaries (including pursuant to the transactions contemplated by this Agreement) and the use by Fura and the Fura Subsidiaries of any of the Intellectual Property owned by them did not and do not breach, violate, infringe or interfere with any Intellectual Property or other rights of any other person.

(d)                              To the knowledge of Fura, no third party is breaching, violating, infringing upon or interfering with the Intellectual Property owned by or licensed to Fura or any of the Fura Subsidiaries.

(e)                               Fura and the Fura Subsidiaries own or have validly licensed or leased (and are not in material breach of such licenses or leases) all IT Assets (including Software) that are material to the conduct of the business, as presently conducted, of Fura and the Fura Subsidiaries. Neither Fura nor any of the Fura Subsidiaries has licensed others to use any material Intellectual Property or IT Assets, other than on a non-exclusive basis and in the ordinary course.

22.                            Data Privacy and Cybersecurity. Fura and the Fura Subsidiaries have established and implemented policies, programs, and procedures that are commercially reasonable to protect the confidentiality, integrity, and/or availability of the trade secrets and other information in their possession, custody, or control, and of their Software, IT Assets, products and services customary for similar companies. Upon the closing of the Amalgamation, and to the knowledge of Fura, Fura and the Fura Subsidiaries will continue to have the right to use personal information on the same basis that Fura and the Fura Subsidiaries were entitled to use such information immediately prior to such closing. To the knowledge of Fura, (i) there has been no loss, damage, or unauthorized access, disclosure, transfer or use of any personal information, trade secret, or otherwise protected business information in the possession, custody, or control of Fura or any Fura Subsidiary, or maintained or processed on any of their behalf and (ii) there have been no material outages or breaches of, and to their knowledge there are no bugs, defects, backdoors, or malicious code in, any Software, IT Assets, product, or service owned, sold, licensed or used by Fura or any Fura Subsidiary except as would not be reasonably expected to have a Material Adverse Effect. Neither Fura nor any of the Fura Subsidiaries has notified in writing, or been required to notify in writing, any person of any personal data or network security-related incident, nor has Fura or any of the Fura Subsidiaries received any written notice of any claims, investigations, or alleged violations of Law with respect to data security, personal data rights or privacy.

23.                            U.S. Securities Compliance. Fura is a Foreign Private Issuer. Fura has no class of securities registered or required to be registered under the U.S. Exchange Act, is not required to file reports under the U.S. Exchange Act, and Fura is not registered or required to register as an

“investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended. Fura shall comply with all applicable requirements to be complied with on the part of Fura in Rule 802 under the U.S. Securities Act.

24.                            Interest in Real Property and Mineral Rights. Section  24 of the Disclosure Letter sets forth an accurate description of all real property owned by Fura or any of the Fura Subsidiaries

(collectively, the “Fura Real Property”) and all material mineral interests and rights (including any mineral claims, mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Laws or otherwise) of Fura and the Fura Subsidiaries (collectively, the “Fura Mineral Rights”).

(a)                               Other than Fura Real Property and Fura Mineral Rights set out in the Disclosure Letter, none of Fura or any of the Fura Subsidiaries owns or has any interest in any material real property or any material mineral interests and rights.

(b)                              There are no Contracts to sell, transfer or otherwise dispose of any of the Fura Real Property, or to purchase or acquire any real properties other than the Fura Real Property.

(c)                               Fura or one of the Fura Subsidiaries is the sole legal registered and recorded owners and beneficial owner, or the licensee or lessee, of all right, title and interest in and to Fura Real Property and Fura Mineral Rights, free and clear of any Encumbrances, other than the Permitted Encumbrances, with good and marketable title thereto.

(d)                              All of Fura Mineral Rights have been duly, validly and timely registered, located and recorded and otherwise granted in compliance in all material respects with applicable Laws and are comprised of valid and subsisting Fura Mineral Rights.

(e)                               Except as disclosed in Section 24(e) of the Disclosure Letter, Fura Mineral Rights are valid and in good standing under applicable Laws and, to the knowledge of Fura, all work required to be performed and filed in respect of Fura Real Property and Fura Mineral Rights has been performed and filed, all Taxes, rentals, fees, expenditures and other payments required to be made in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(f)        All reports and other documentation required by applicable Law to be filed by any of Fura or any of the Fura Subsidiaries in connection with Fura Real Property and Fura Mineral Rights have been duly and timely filed, in all material respects, and contained all required material information at such time.

(g)        There is no material adverse claim against or challenge to the title to or ownership of Fura Real Property or any of Fura Mineral Rights.

(h)        Fura or any Subsidiary has the exclusive right to deal with Fura Real Property and Fura Mineral Rights.

(i)         Other than for Taxes not yet due or payable and interests of Governmental Entities, no person other than Fura and the Fura Subsidiaries has any interest in Fura Real Property or any of Fura Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(j)         Except as disclosed in Section  24(l) of the Disclosure Letter, there are no back-in rights, earn-in rights, purchase options, rights of first refusal or similar provisions or rights which would affect the interest of Fura or any of the Fura Subsidiaries in Fura Real Property or any of Fura Mineral Rights.

(k)        There are no material restrictions on the ability of Fura or any of the Fura Subsidiaries to use, transfer or exploit Fura Real Property or any of Fura Mineral Rights, except pursuant to the applicable Laws and terms and conditions of Fura Mineral Rights.

(l)         None of Fura or any of the Fura Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Fura or any of the Fura Subsidiaries in any of Fura Real Property or any of Fura Mineral Rights.

(m)       No Fura Real Property or Fura Mineral Rights are subject to any expropriation proceeding by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Fura, is there any intent or proposal to give any such notice or to commence any such proceeding.

(n)        Except as disclosed in Section  24(n) of the Disclosure Letter or as disclosed in the Fura Public Documents, Fura and the Fura Subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences operations from landowners or Governmental Entities permitting the use of land by Fura and the Fura Subsidiaries, and other interests that are required to exploit Fura Mineral Rights based on current operations and, to the knowledge of Fura, no third party or group holds any such rights that would be required by Fura to develop Fura Real Property or any of Fura Mineral Rights.

(o)        Except as disclosed in Section 24(o) of the Disclosure Letter, all agreements required to be entered into or secured in respect of Fura Real Property or as required by Fura Mineral Rights have been duly, validly and timely entered into or secured by Fura or a Subsidiary, including but not limited to all required agreements with the real property owners and persons who have lawful possession of the real property.

(p)       All mines located in or on Fura Real Property, or lands pooled or unitized or otherwise used in connection therewith, which have been abandoned by Fura or any of the Fura Subsidiaries have been abandoned in all material respects in accordance with good mining practices and in compliance in all material respects with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Fura as of the date hereof have been accurately set forth in Fura Public Documents without omission of information necessary to make the disclosure not misleading.

25.       Mineral Reserves and Resources. The mineral resources for Fura Real Property and Fura Mineral Rights in which Fura or any of the Fura Subsidiaries holds an interest, as set forth in Fura Public Documents, were prepared in all material respects in accordance with sound mining, engineering, geosciences and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of NI 43-101. There has been no material reduction in the mineral resource estimates of Fura or any of the Fura Subsidiaries, or any of their material joint ventures, taken as a whole, from the amounts set forth in Fura Public Documents.

26.       NI 43-101 Technical Reports. Fura has filed all technical reports required by NI 43-101 to be filed with the Securities Authorities and all such technical reports have been prepared and disclosed in accordance with the requirements of, and in compliance with, in all material respects, NI 43-101, including Form 43-101F1. There has been no change of which Fura is aware that would require the filing of a new technical report under NI 43-101. All of the material assumptions contained in the current technical reports were reasonable and appropriate as at the effective dates of the technical reports. The current technical reports were each prepared by, or under the supervision of, a qualified person within the meaning of NI 43-101.

27.       Work Programs. Except as disclosed in Section  27 of the Disclosure Letter, Fura has not entered into any joint venture, work program or made any other commitment or undertaking of any nature for which Fura will be required to pay greater than $150,000 in the aggregate over the next six months.

28.       Operational Matters. Any and all operations of Fura and the Fura Subsidiaries and, to the knowledge of Fura, any and all operations by third parties on behalf of Fura, on or in respect of Fura Properties, have been conducted in compliance with acceptable international mining industry practices and applicable Laws.

29.       Title and Rights re: Other Assets. Fura and the Fura Subsidiaries, as applicable, have good and valid title to all material properties and assets (in addition to Fura Real Property and Fura Mineral Rights) reflected in Fura’s audited consolidated financial statements as at and for the fiscal year ended December 31, 2019 or valid leasehold or licence interests in all material properties and assets not reflected in such financial statements but used by Fura or any of the Fura Subsidiaries, free and clear of all material Encumbrances, other than the Permitted Encumbrances, and there are no back-in rights, earn-in rights, purchase options, rights to first refusal or similar provisions or rights which would affect the interest of Fura or any of the Fura Subsidiaries in any of the foregoing material properties and assets. No person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Fura or any of the Fura Subsidiaries of any of the material assets of Fura or any of the Fura Subsidiaries other than with Fura or as described or contemplated in this

Agreement.

30.       Exploration Information. Fura has provided the Acquiror Parent with access to all exploration information and data relating to Fura Properties (to the extent such information and data is material), and which is owned by, or within the possession or control of, Fura or any of the Fura Subsidiaries, including, without limitation and in each case to the extent material, all geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all technical reports, feasibility studies and other similar reports and studies concerning Fura Mineral Rights or Fura Properties which are owned by, or within the possession or control of, Fura, or any of the Fura Subsidiaries and, to the knowledge of Fura, Fura has the sole right to use all such information, data reports and studies.

31.       Litigation. Except as set out in Section  31 of the Disclosure Letter, there are no claims, actions, suits, arbitrations, inquiries, or proceedings pending, or, to the knowledge of Fura threatened, against Fura or any of the Fura Subsidiaries, or, affecting any of their respective properties or assets, nor, to the knowledge of Fura, are there any events or circumstances which would reasonably be expected to give rise to any such claim, action, suit, arbitration, inquiry or proceeding. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Fura, threatened against or relating to Fura or any of the Fura Subsidiaries. Neither Fura nor any of the Fura Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree.

32.       Environmental Matters.

(a)        Fura and each of the Fura Subsidiaries is, and since January 1, 2017 has been, in compliance, in all material respects, with all Environmental Laws;

(b)        the operation of the businesses of Fura and the Fura Subsidiaries, the property and assets owned or used by Fura and the Fura Subsidiaries and the use, maintenance and operation thereof have been and are in compliance, in all material respects, with all Environmental Laws;

(c)        none of Fura or any of the Fura Subsidiaries have released, and, to the knowledge of Fura, no other person has released, any Hazardous Substances in violation of Environmental Laws on, at, in, under or from any real property currently owned or leased by Fura or the Fura Subsidiaries or, to the knowledge of Fura, real property previously owned or leased by Fura or any of the Fura Subsidiaries;

(d)        there are no pending claims or, to the knowledge of Fura, threatened claims, against Fura or any of the Fura Subsidiaries, arising out of any Environmental Laws;

(e)        Fura is not aware of, nor has it received: (i) any order or directive from a Governmental Entity which relates to environmental matters that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Fura; or (ii) any written regulatory demand or notice with respect to the material breach of any Environmental Law applicable to Fura or any of the Fura Subsidiaries or Fura Assets;

(f)        Fura and the Fura Subsidiaries are in possession of, and in compliance with, all material Authorizations required by Environmental Laws to own, lease and operate Fura Assets and to conduct their respective businesses, as now conducted;

(g)        Fura has provided to the Acquiror Parent copies of all material environmental reports relating to the currently and formerly owned and leased real property that are within the possession or control of Fura or any of the Fura Subsidiaries;

(h)        to Fura’s knowledge, the lands covered by the properties in which Fura or the Fura Subsidiaries has an interest or right are as of the date hereof free and clear of any Hazardous Substances, pollution, or other adverse environmental conditions which may give rise to any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursement or expenses of any kind or of any nature whatsoever that are asserted against Fura and/or the Fura Subsidiaries or any other party alleging liability of any kind or of any nature whatsoever arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Substances existing or arising on, beneath or above the properties and/or emanating or migrating and/or threatening to emanate or migrate from the properties to off-site properties; (ii) physical disturbance of the environment; and (iii) the violation or alleged violation of all applicable Laws aimed at reclamation or restoration of the properties; abatement of pollution; protection of the environment or protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural and historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable Laws;

(i)         each of Fura and the Fura Subsidiaries has complied with all reporting and monitoring requirements under all Environmental Laws except as would not reasonably be expected to have a Material Adverse Effect;

(j)         except as disclosed in Section  32(j) of the Disclosure Letter, each of Fura and the Fura Subsidiaries has obtained all Environmental Permits necessary to conduct its business and to own, use and operate its properties and assets, and each Environmental Permit is valid, subsisting and in good standing and neither Fura nor any Fura Subsidiary is in material default or breach of any Environmental Permit and no proceeding has been threatened, or to the best knowledge of Fura, is pending to revoke or limit any Environmental Permit;

(k)        neither Fura nor any Fura Subsidiary has ever been convicted of an offence for non-compliance with any Environmental Laws or Environmental Permits or been fined or otherwise sentenced or settled such prosecution short of conviction;

(l)         neither Fura nor any Fura Subsidiary has received any notice of any non-compliance with any Environmental Laws or Environmental Permits;

(m)       as of the date hereof, there are no past unresolved, pending or, to Fura’s knowledge, threatened claims, complaints, notices or requests for information with respect to any alleged material violation of any law, statute, order, regulation, ordinance or decree and no conditions exist at, on or under its properties which, with the passage of time, or the giving of notice or both, would give rise to liability under any law, statute, order, regulation, ordinance or decree that, individually or in the aggregate, has or may reasonably be expected to have any adverse effect with respect to Fura or a Fura Subsidiary;

(n)        each of Fura and the Fura Subsidiaries has, at all times, used, generated, treated, manufactured, processed, handled, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance in all material respects with all Environmental Laws and Environmental Permits;

(o)        neither Fura nor any Fura Subsidiary is, and, to the knowledge of Fura, there is no reasonable basis upon which Fura or any of the Fura Subsidiaries could become, responsible for any material clean-up or corrective action under any Environmental Laws; and

(p)        to the knowledge of Fura, there are no environmental audits, evaluations, assessments, studies or tests relating to the properties except for ongoing assessments conducted by or on behalf of Fura and/or the Fura Subsidiaries in the ordinary course.

33.       Employees.

(a)        All written employment agreements of senior management have been provided to the Acquiror Parent and such agreements are listed in Section 33(a) of the Disclosure Letter.

(b)        Section  33(b) of the Disclosure Letter identifies a complete list of the following information in respect of Fura Employees:

(i)         employee number;

(ii)        whether they are employed by Fura or a Fura Subsidiary (and if employed by a Fura Subsidiary, the specific Fura Subsidiary with which they are employed);

(iii)       position/title, classification or job band;

(iv)       employment status (e.g. full-time, part-time, temporary, casual, seasonal, co-op student, non-union, unionized (and if unionized, the specific Collective Agreement which governs their employment));

(v)        total annual remuneration, including a breakdown of hourly rate of pay or salary and applicable Employee Plans;

(vi)       regular or standard hours of work per day and per week;

(vii)      annual vacation entitlement and number of vacation days accrued and unused; and

(viii)     original hire date or, for unionized employees, seniority date.

(c)        Fura  and  the  Fura  Subsidiaries  are  in  material  compliance  with  all  terms  and conditions of all Laws respecting employment, including pay equity, employment equity, employment standards, labour, human rights, privacy, workers’ compensation and occupational health and safety, and there are no material pending or outstanding contractual, statutory, civil law and/or common law claims, demands, actions, applications, proceedings or orders, or to Fura’s knowledge, complaints or investigations, under any such Law and to the knowledge of Fura there is no basis for such claims.

(d)        All amounts due or accrued for all salary, wages, bonuses, commissions and benefits under Employee Plans, Taxes, deductions and remittances and/or other similar accruals have either been paid or properly accrued and are accurately reflected in the books and/or records of Fura or the applicable Fura Subsidiary.

(e)        Except as disclosed in Section 33(e) of the Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of Fura or any of the Fura Subsidiaries to severance pay, any material increase in severance pay or any change of control payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause Fura or any of the Fura Subsidiaries to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time.

(f)        To the knowledge of Fura, neither Fura nor any of the Fura Subsidiaries is subject to any material claim for wrongful dismissal, constructive dismissal or any other material claim, complaint or litigation relating to employment, discrimination or termination of employment of any current or former Company Employee or relating to any failure to hire a candidate for employment.

(g)        Fura and the Fura Subsidiaries are each properly registered with the applicable workplace safety and insurance board or workers’ compensation board, as applicable. To the knowledge of Fura, there are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation or plan.

(h)        There are no material  charges  pending  with respect  to Fura  or  any of  the Fura Subsidiaries under applicable occupational health and safety legislation (“OHSL”). To the knowledge of Fura, Fura and each of the Fura Subsidiaries have complied in all material respects with the material terms and conditions of OHSL, as well as any orders issued under OHSL and there are no appeals of any material orders under OHSL currently outstanding.

34.       Labour and Employment.

(a)        Except as disclosed in Section 34(a) of the Disclosure Letter, neither Fura nor any of the Fura Subsidiaries is a party to or otherwise bound by any Collective Agreements or engaged in any negotiations with respect to any collective bargaining or union agreement and no trade union, council of trade union, employee bargaining agency, works council or affiliated bargaining agent:

(i)         holds bargaining rights with respect to any Employees or any other person(s) who perform work or services in connection with Fura and/or any of the Fura Subsidiaries by way of statute, certification, interim certification, voluntary recognition, designation or successor rights; or

(ii)        has applied to be certified as the bargaining agent of any Employees or any other person(s) who perform work or services in connection with Fura and/or any of the Fura Subsidiaries.

(b)        There are no actual or, to the knowledge of Fura, threatened or pending application for certification or bargaining rights or letter of understanding, with respect to any current or former Employee.

(c)        Except as disclosed in Section 34(c) of the Disclosure Letter, there is no labour strike, dispute, lock-out, work slowdown or stoppage, picketing, boycotts or similar activities, pending or involving or, to the knowledge of Fura, threatened against Fura or any of the Fura Subsidiaries, and no such event has occurred within the last two years.

(d)        There are no pending or, to the knowledge of Fura, threatened applications by any trade union to have Fura or any of the Fura Subsidiaries declared a related, successor, and/or common employer pursuant to applicable Law in any jurisdiction in which Fura or any of the Fura Subsidiaries carries on business.

(e)        Neither Fura nor any of the Fura Subsidiaries has engaged in any unfair labour practice and there are no actual, threatened or pending unfair labour practice complaints, charges or similar disputes or proceedings pertaining to Fura or any of the Fura Subsidiaries.

35.       Employee Plans.

(a)        Except as disclosed in Section  35 of the Disclosure Letter,

(i)      there are no Employee Plans except for the Option Plan; and

(ii)     except as required by Law, no Employee Plan provides for retiree or post-employment medical, disability, life insurance or other welfare benefits to any person, and none of Fura or any of the Fura Subsidiaries has any obligation to provide such benefits.

36.       Insurance.

(a)        Fura and each of the Fura Subsidiaries is and has been continuously insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of Fura, the Fura Subsidiaries and their respective assets.

(b)        Each insurance policy currently in effect that insures the physical properties, business, operations and assets of Fura and the Fura Subsidiaries, is valid and binding and in full force and effect and there is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed. There is no material claim pending under any insurance policy of Fura or of any of the Fura Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All proceedings covered by any insurance policy of Fura or of any of the Fura Subsidiaries, have been properly reported to and accepted by the applicable insurer.

37.       Taxes.

(a)        Fura and each of the Fura Subsidiaries has duly and timely filed all Tax Returns required to be filed by them prior to the date hereof and all such Tax Returns are complete and correct in all material respects.

(b)        Fura and each of the Fura Subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by them on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published consolidated financial statements of Fura in accordance with IFRS. Fura and the Fura Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of Fura for any Taxes of Fura and each of the Fura Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course.

(c)        No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of Fura or any of the Fura Subsidiaries, and neither Fura, nor any of the Fura Subsidiaries, is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or threatened in writing against Fura or any of the Fura Subsidiaries, or any of their respective assets.

(d)        No claim has been made by any Governmental Entity in a jurisdiction where Fura and any of the Fura Subsidiaries does not file Tax Returns that Fura, or any of the Fura Subsidiaries, is or may be subject to Tax by that jurisdiction and none of Fura nor any of the Fura Subsidiaries carries on business in a jurisdiction in which it does not file a Tax Return in respect of income.

(e)        There are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes upon any of the assets of Fura or any of the Fura Subsidiaries.

(f)        Each of Fura and the Fura Subsidiaries has withheld, deducted or collected all material amounts required to be withheld, deducted or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so, and complied in all material respects with all applicable Laws relating to reporting of such Taxes.

(g)        There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from Fura or any of the Fura Subsidiaries, for any taxable period and no request for any such waiver or extension is currently pending.

(h)        Fura and each of the Fura Subsidiaries has provided to the Acquiror Parent true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions completed, for which the applicable statutory periods of limitations have not expired.

(i)         None of Fura or any of the Fura Subsidiaries is a party to or bound by (A) any agreement with a taxing Governmental Entity or (B) any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than a customary commercial agreement not primarily related to Taxes), or (C) any agreement (other than a customary commercial agreement not primarily related to Taxes) under which Fura or any of the Fura Subsidiaries could be (1) liable for any material Taxes or other claims of any party or (2) required to make payments with respect to any Tax benefits (whether actual Tax benefits or deemed Tax benefits) or Tax assets, including transaction tax benefits arising from a prior transaction.

(j)         There are no facts, circumstances or events that exist or have existed which have resulted or may result in the application of any debt forgiveness, debt parking or property seizure provisions, including the application of sections 17, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, to Fura or any of the Fura Subsidiaries under any Law relating to Taxes.

(k)        Fura and each of the Fura Subsidiaries has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(l)         None of Fura nor any of the Fura Subsidiaries has any liability for Taxes of any other person including, for greater certainty, under sections 159 or 160 of the Tax Act (or any similar provisions of federal, state, local or foreign law).

38.       Bankruptcy and Insolvency. None of Fura or any of the Fura Subsidiaries has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has any petition for a receiving order been presented in respect of it. None of Fura or any of the Fura Subsidiaries has initiated any Legal Proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution and, to the knowledge of Fura, no such Legal Proceedings have been threatened by any other person. No receiver has been appointed in respect of Fura or any of the Fura Subsidiaries or any of their respective property or assets and no execution or distress has been levied upon any of their respective property or assets and, to the knowledge of Fura, no such Legal Proceedings have been threatened by any other person.

39.       Opinion of Financial Advisor. The Board has received the Fairness Opinion and such Fairness Opinion has not been withdrawn or modified as of the date of this Agreement.

40.                            Brokers. Except for the engagement letter between Fura and the Financial Advisor and the fees payable under or in connection with such engagement, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of Fura or any of the Fura Subsidiaries or is entitled to any fee, commission or other payment from Fura or any of the Fura Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement. In Section 40 of the Disclosure Letter, Fura has disclosed to the Acquiror Parent all fees, commissions or other payments that may be payable to the Financial Advisor in connection with this Agreement or any other transaction contemplated by this Agreement.

41.                            Board Approval. The Board after consultation with the financial and legal advisors, has unanimously: (i) determined that the Consideration to be received by Fura Shareholders (other than the Acquiror Parent) pursuant to the Amalgamation is fair to such holders and that the Amalgamation is in the best interests of Fura; (ii) resolved to unanimously recommend that Fura Shareholders vote in favour of the Amalgamation Resolution; and (iii) authorized the entering into of this Agreement and the performance by Fura of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

42.                            Anti-Bribery and Corruption. None of Fura nor any of the Fura Subsidiaries, nor to the knowledge of Fura, any of their respective directors, officers or employees nor, to the knowledge of Fura, any of their respective agents or representatives, have directly or indirectly, (i) offered, promised, made or authorized, or agreed to offer, promise, make or authorize, any contribution, expense, payment or gift of funds, property or anything else of value to or for the use or benefit of any Government Official for the purpose of securing action or inaction or a decision of a Governmental Entity or a Government Official, influence over such action, inaction or decision, or any improper advantage; or (ii) taken any action which is or would be otherwise inconsistent with or prohibited by any Anti-Corruption Law applicable to Fura or any of the Fura Subsidiaries. The operations of Fura and the Fura Subsidiaries have been conducted at all times in compliance with all applicable Anti-Corruption Laws and over the past six years there has been no suit, action, litigation or proceeding, or to the knowledge of Fura, investigation or inquiry, by or before any Governmental Entity, customer, business partner or any arbitrator or any internal investigation involving Fura or any of the Fura Subsidiaries or, to the knowledge of Fura, any of their directors, officers, employees, agents or representatives with respect to applicable Anti-Corruption Laws, and, to the knowledge of Fura, there are no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding and none are pending or have been threatened. Fura and the Fura Subsidiaries are not ineligible nor considered by any Governmental Entity to be ineligible, to tender for any contract or business with, or be awarded any contract or business by, such Governmental Entity, or to tender for or perform any sub-contracting work under a contract with such Governmental Entity.

43.                            Economic Sanctions and Export Controls. Each of Fura, the Fura Subsidiaries, and to Fura’s knowledge, their respective directors and officers, and, to the knowledge of Fura, the employees, agents and representatives of Fura and the Fura Subsidiaries are, and, to the knowledge of Fura, for the past six years have been, in compliance with all applicable Trade Control Laws. Each of Fura and the Fura Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with such legislation, including those for the detection, prevention and reporting of violations. The operations of each of Fura and the Fura Subsidiaries have been conducted at all times in compliance with Trade Control

Laws and over the past six years there has been no suit, action, litigation or proceeding, or to the knowledge of Fura, investigation, inquiry, by or before any Governmental Entity, customer, business partner or any arbitrator or any internal investigation involving each of Fura or any of the Fura Subsidiaries or, to the knowledge of Fura, any of their respective directors, officers, employees, agents or representatives with respect to applicable Trade Control Laws, and, to the knowledge of Fura, there are no circumstances likely to lead or give rise to any such suit, action, investigation, inquiry, litigation or proceeding and none are pending or have been threatened.

44.                        Absence of Certain Changes or Events. Except as disclosed in the Fura Public Documents, since December 31, 2019:

(a)                               Fura and each of the Fura Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice;

(b)                              there has not been any acquisition or sale by Fura or any Fura Subsidiary of any interest in any material property or assets;

(c)                               Fura has not declared or paid any dividends or made any other distributions on any of the Common Shares;

(d)                              Fura has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Common Shares;

(e)                               neither Fura nor any Fura Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except in the ordinary course of business consistent with past practice;

(f)                                there has not been any incurrence, assumption or guarantee by Fura or any Fura Subsidiary of any debt for borrowed money, any creation or assumption by Fura or any Fura Subsidiary of any Encumbrance (other than Permitted Encumbrances);

(g)                               neither Fura nor any Fura Subsidiary has made any material loan, advance or capital contribution to, or investment in, any other person;

(h)                              neither Fura nor any Fura Subsidiary has entered into, created, declared, adopted, amended, varied, modified or taken any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust fund, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, except for employees (other than officers) in the ordinary course of business consistent with past practice;

(i)                                  Fura has not effected any change in its accounting methods, principles or practices; and

(j)                                  no Material Adverse Effect has occurred.

45.                        Minute Books. The corporate records and minute books of each of Fura and the Fura Subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects. Without limiting the foregoing, the minute books include all of the resolutions of the shareholders and board of directors of the relevant entities, together with the shareholder registers, where applicable.

46.                        Leased Property and Fura Real Property

(a)                               Section 46 of the Disclosure Letter describes all leases, subleases, agreements to lease and tenancy agreements (“Leases”) under which any of Fura or the Fura Subsidiaries leases or subleases any real property other than Fura Mining Rights (the “Leased Premises”), as lessee or sublessee (for the purposes of this Section 46, the “Lessee”). The Leases are in full force and effect and the Lessee under each Lease is exclusively entitled to all rights and benefits as Lessee under such Lease, and no Lessee has sublet, assigned, licensed or otherwise conveyed any rights in any of the Leased Premises or in any of the Leases to any other person. A true and complete copy of each Lease has been provided by Fura to Acquiror.

(b)                              All rental and other payments and other obligations required to be paid and performed by the Lessee pursuant to each of the Leases have been duly paid and performed. The Lessee is not in default of any of its obligations under any of the Leases and, to the knowledge of Fura, there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default by the Lessee under any of the Leases. To the knowledge of Fura, none of the landlords or other parties to the Leases are in default of any of their obligations under any of the Leases. To the knowledge of Fura, no waiver, indulgence or postponement of the Lessee’s obligations under any of the Leases has been granted by the landlord thereunder. None of the terms and conditions of any of the Leases will be materially affected by, nor will any of the Leases be in default as a result of, the completion of the Amalgamation or the other transactions contemplated hereunder.

(c)                               To the knowledge of Fura, the use by Fura and the Fura Subsidiaries, as applicable, of each of the Fura Real Property and Leased Premises is not in breach of any Laws, in any material respect, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements, affecting such Fura Real Property or Leased Premises. To the knowledge of Fura, and save and except for any encroachments of a non-material nature or that do not adversely affect the current use of the Fura Real Property and Leased Premises, all buildings, structures and improvements situated on any of the Fura Real Property, and those situated on any of the Leased Premises, are located wholly within the boundaries of such Fura Real Property or Leased Premises, as applicable, and comply with all Laws, covenants, restrictions, rights and easements affecting the same. None of Fura or any Fura Subsidiary has been provided with notice of any outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to any of the Fura Real Property or Leased Premises. No part of any of the Fura Real Property or Leased Premises has been condemned, taken or expropriated by any Governmental Entity, nor has any notice or proceeding in respect thereof been given, commenced or threatened. Each of the Fura Real Property and Leased Premises has adequate rights of access to and from public streets or highways for the normal operations of the respective businesses of Fura and the Fura Subsidiaries and, to the knowledge of Fura, there is no fact or circumstance which could result in the termination or restriction of such access. To the knowledge of Fura, there is no defect or condition affecting any of the Fura Real Property or Leased Premises (or the soil or subsoil thereof) which would impair the current use of such Fura Real Property or Leased Premises.

(d)                              No amounts including, without limitation, municipal property Taxes, local improvement Taxes, levies or assessments, are owing by Fura or any Fura Subsidiary in respect of any of the Fura Real Property or the Leased Premises to any Governmental Entity or public utility, other than current accounts which are not in arrears. To the knowledge of Fura, there are no outstanding appeals on assessments which have been issued by any Governmental Entity or by Fura or any Fura Subsidiary concerning any realty, business or other Taxes with respect to any of the Fura Real Property or Leased Premises. To the knowledge of Fura, all amounts for labour or materials supplied to or on behalf of Fura or any Fura Subsidiary relating to the construction, alteration or repair of or on any of the Fura Real Property or Leased Premises have been paid in full and no one has filed or has a right to file any construction, builders’, mechanics’ or similar liens.

(e)                               To the knowledge of Fura, the buildings and structures comprising the Fura Real Property and the Leased Premises are free of any material structural defect.

47.                        Equipment. The mining related equipment and machinery owned or used by Fura and the Fura Subsidiaries in connection with the business of Fura and the Fura Subsidiaries have been maintained in accordance with normal industry practice and are in good operating condition and repair for their age (taking account of their nature, current usage, normal wear and tear and continued repair and replacement in accordance with past practice).

48.                        Customer and Supplier Relationships. Since December 31, 2019, there has not been, and neither Fura nor any Fura Subsidiary has received any notice of any change in relations with any customer or supplier of Fura or any Fura Subsidiary which, individually or in the aggregate, represented more than 10% of the consolidated revenues or supply costs of Fura in the year ended December 31, 2019.

49.                        Required Contractual Consents. There are no Required Contractual Consents required to be obtained by Fura in respect of this Agreement and the transactions contemplated hereby or the Amalgamation.

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARENT AND THE

ACQUIROR

1.                                    Organization and Qualification. Each of the Acquiror Parent and the Acquiror is a corporation existing under the laws of Fujairah Free Zone Authority, Fujairah, United Arab Emirates, in the case of the Acquiror Parent, and the Province of Ontario, in the case of the Acquiror, and each has all necessary corporate power, authority and capacity to own its property and assets and carry on its business as currently conducted.

2.                                    Authority Relative to this Agreement.

(a)                               Each of the Acquiror Parent and the Acquiror has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Acquiror Parent, and the Acquiror, and the consummation by the Acquiror of the Amalgamation and the other transactions contemplated hereunder have been duly authorized by the board of directors of each of the Acquiror Parent and the Acquiror and no other corporate proceedings on its part are necessary to authorize this Agreement or the Amalgamation or the completion by the Acquiror of the transactions contemplated hereby.

(b)                              This Agreement has been duly executed and delivered by each of the Acquiror Parent and the Acquiror and constitutes a legal, valid and binding obligation of each of the Acquiror Parent and the Acquiror, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(c)                               The authorization of this Agreement, the execution and delivery by each of the Acquiror Parent and the Acquiror of this Agreement and the performance by each of the Acquiror Parent and the Acquiror of its obligations under this Agreement and the consummation of the Amalgamation do not and will not result in a violation or breach of or constitute a default under (with or without notice or the passage of time), or require an Authorization to be obtained under, any provision of:

(a)                               the articles, by-laws or other constating documents of the Acquiror Parent or the Acquiror;

(b)                              any applicable Laws;

(c)                               any Contract or Authorization to which the Acquiror Parent or the Acquiror is party or by which it is bound; or

(d)                              any judgment, decree, order or award of any Governmental Entity or arbitrator.

3.                                    Required Approvals. No licence, permit, certificate, consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained by the Acquiror Parent or the Acquiror in connection with the execution and delivery by the Acquiror Parent and the Acquiror of this Agreement, the consummation of the Amalgamation and the other transactions contemplated hereunder, other than:

(a)                               the Required Regulatory Approvals relating to the Acquiror Parent and the Acquiror; and

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(b)                              any other authorizations, licences, permits, certificates, registrations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Amalgamation.

4.                                    Sufficient Funds. The Acquiror Parent has the financial resources to fund the Consideration and the Acquiror and the Acquiror will have, no later than one Business Day before the Effective Date, immediately available funds on hand that will be sufficient to pay in full the aggregate Consideration payable in cash upon the terms contemplated by the Amalgamation Agreement.

5.                                    Ownership of Common Shares. As of the date hereof, the Acquiror Parent has beneficial ownership of, or control or direction over, directly or indirectly, 140,048,752 Common Shares.

6.                                    Litigation. There is no suit, action or proceeding pending against or, to the knowledge of Acquiror Parent or the Acquiror, threatened against or affecting the Acquiror Parent or the Acquiror, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Amalgamation or any of the other transactions contemplated by this Agreement.

7.                                    Other Agreements. Neither the Acquiror Parent, the Acquiror nor any of their affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, disposing of or otherwise in respect of any of the Common Shares, other than the Support Agreements.

8.                                    No Agreement with Shareholders. Neither the Acquiror Parent, the Acquiror nor any of their affiliates has entered into any agreements with Shareholders in respect of the Amalgamation, other than the Support Agreements and the rollover agreement entered into with the Acquiror Parent.

9.                                    U.S. Securities Laws. The Acquiror and Acquiror Parent shall comply with the requirements in Rule 802(a)(2) under the U.S. Securities Act. Neither Acquiror nor Acquiror Parent is an “investment company” registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

10.                            WTO Investor. The Acquiror Parent is a “WTO investor” within the meaning of the Investment Canada Act.

SCHEDULE “F”

DISSENT RIGHTS

The following is a summary of the procedure set out in Section 185 of OBCA to be followed by a registered Shareholder who intends to dissent from the Amalgamation Resolution approving the Amalgamation described in the accompanying management information circular and who wishes to require the Corporation to acquire its Common Shares and pay it the fair value thereof, determined as of the close of business on the day before the Amalgamation Resolution is adopted.

Section 185 provides that a Shareholder may only exercise the right to dissent with respect to all the Common Shares held by it on behalf of any one beneficial owner and registered in the Shareholder’s name. One consequence of this provision is that a Shareholder may only exercise the right to dissent under section 185 in respect of Common Shares which are registered in that Shareholder’s name. In many cases, Common Shares beneficially owned by a person (a “Non-Registered Shareholder”) are registered either: (i) in the name of an intermediary that the Non-Registered Shareholder deals with in respect of the Common Shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans, and their nominees); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) of which the intermediary is a participant. Accordingly, a Non-Registered Shareholder will not be entitled to exercise the right to dissent under section 185 directly (unless the Common Shares are re-registered in the Non-Registered Shareholder’s name). A Non-Registered Shareholder who wishes to exercise the right to dissent should immediately contact the intermediary who the Non-Registered Shareholder deals with in respect of the Common Shares and either: (i) instruct the intermediary to exercise the right to dissent on the Non-Registered Shareholder’s behalf (which, if the Common Shares are registered in the name of CDS or other clearing agency, would require that the Common Shares first be re-registered in the name of the intermediary); or (ii) instruct the intermediary to re-register the Common Shares in the name of the Non-Registered Shareholder, in which case the Non-Registered Shareholder would have to exercise the right to dissent directly.

A registered Shareholder who wishes to invoke the provisions of section 185 of the OBCA must send to the Corporation a written objection to the Amalgamation Resolution (the “Notice of Dissent”) at or before the time fixed for the Meeting. The sending of a Notice of Dissent does not deprive a registered Shareholder of its right to vote on the Amalgamation Resolution but a vote either in person or by proxy against the Amalgamation Resolution does not constitute a Notice of Dissent. A vote in favour of the Amalgamation Resolution will deprive the registered Shareholder of further rights under section 185 of the OBCA.

Within 10 days after the adoption of the Amalgamation Resolution by the Shareholders, the Corporation is required to notify in writing each registered Shareholder who has filed a Notice of Dissent and has not voted for the Amalgamation Resolution or withdrawn its objection (a “Dissenting Shareholder”) that the Amalgamation Resolution has been adopted. A Dissenting Shareholder shall, within 20 days after it receives notice of adoption of the Amalgamation Resolution or, if it does not receive such notice, within 20 days after it learns that the Amalgamation Resolution has been adopted, send to the Corporation a written notice (the “Demand for Payment”) containing its name and address, the number and class of shares in respect of which it dissents, and a demand for payment of the fair value of such shares. Not later than the 30th day after sending its Demand for Payment, the Dissenting Shareholder shall send the certificates representing the Common Shares in respect of which it dissents to the Corporation or its transfer agent. The Corporation or the transfer agent shall endorse on such share certificates notice that the holder thereof is a Dissenting Shareholder under section 185 of the OBCA and shall forthwith return the share certificates to the Dissenting Shareholder.

If a Dissenting Shareholder fails to send the Notice of Dissent, the Demand for Payment or its share certificates, it may lose its right to make a claim under section 185 of the OBCA.

After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a holder of the Common Shares in respect of which it has dissented other than the right to be paid the fair value of such Common Shares as determined under section 185 of the OBCA, unless: (i) the Dissenting Shareholder withdraws its Demand for Payment before the Corporation makes a written offer to pay (the “Offer to Pay”); (ii) the Corporation fails to make an Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws its Demand for

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Payment; or (iii) the directors of the Corporation terminate the Amalgamation Agreement, in all of which cases the Dissenting Shareholder’s rights as a Shareholder would be reinstated as of the date that the Dissenting Shareholder sent the Demand for Payment.

Not later than seven days after the later of the effective date of the Amalgamation or the day the Corporation receives the Demand for Payment, the Corporation shall send to each Dissenting Shareholder who has sent a Demand for Payment, an Offer to Pay for the Common Shares of the Dissenting Shareholder in respect of which it has dissented in an amount considered by the directors of the Corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined, or if applicable, a notification that the Corporation is unable lawfully to pay Dissenting Shareholders for their Common Shares. Every Offer to Pay made to Dissenting Shareholders for Common Shares shall be on the same terms. The amount specified in an Offer to Pay which has been accepted by a Dissenting Shareholder shall be paid by the Corporation within 10 days after it has been accepted, but an Offer to Pay lapses if the Corporation has not received an acceptance thereof within 30 days after the Offer to Pay has been made.

If an Offer to Pay is not made by the Corporation or if a Dissenting Shareholder fails to accept an Offer to Pay, the Corporation may, within 50 days after the effective date of the Amalgamation or within such further period as a court may allow, apply to the court to fix a fair value for the Common Shares of any Dissenting Shareholder. If the Corporation fails to so apply to the court, a Dissenting Shareholder may apply to the court for the same purpose within a further period of 20 days or within such further period as the court may allow. A Dissenting Shareholder is not required to give security for costs in any application to the court. An application to the court by either the Corporation or the Dissenting Shareholder must be to the Superior Court of Justice in the province of Ontario.

Before making application to the court, or not later than seven days after receiving notice of an application to the court, the Corporation shall give to each Dissenting Shareholder who has sent to the Corporation a Demand for Payment and has not accepted an Offer to Pay, notice of the date, place and consequences of the application and of the Dissenting Shareholder’s right to appear and be heard in person or by counsel. A similar notice shall be given to each Dissenting Shareholder who, after the date of the first mentioned notice and before termination of the proceedings commenced by the application, sends the Corporation a Demand for Payment and does not accept an Offer to Pay (if such offer is made), such notice to be sent within 3 days thereafter. All such Dissenting Shareholders shall be joined as parties to any such application to the court to fix a fair value and shall be bound by the decision rendered by the court in the proceedings commenced by such application. The court is authorized to determine whether any other person is a Dissenting Shareholder who should be joined as a party to such application.

The court shall fix a fair value for the Common Shares of all Dissenting Shareholders and may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the effective date of the Amalgamation until the date of payment of the amount ordered by the court. The fair value fixed by the court may be more or less than the amount specified in an Offer to Pay. The final order of the court in the proceedings commenced by an application by the Corporation or a Dissenting Shareholder shall be rendered against the Corporation and in favour of each Dissenting Shareholder who sends the Corporation a Demand for Payment and has not accepted an Offer to Pay.

The Corporation shall not make a payment to a Dissenting Shareholder if there are reasonable grounds for believing that, the Corporation is or, after the payment, would be unable to pay its liabilities as they become due, or the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities. Where this is the case, the Corporation shall, within 10 days after the pronouncement of a final court order against the Corporation and in favour of the Dissenting Shareholders, notify each Dissenting Shareholder that it is unable lawfully to pay Dissenting Shareholders for their Common Shares.

The above is only a summary of the rights of dissent provisions of the OBCA, which are technical and complex. The full text is attached as Schedule “G” to this Circular. It is suggested that a Shareholder wishing to exercise a right to dissent should seek legal advice, as failure to comply strictly with the provisions of the OBCA may result in the loss or unavailability of the right to dissent.

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SCHEDULE “G”

SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Rights of dissenting shareholders

185 (1)         Subject to Subsection (3) and to Sections 186 and 248, if a corporation resolves to,

(a)                                 amend its articles under Section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)                                 amend its articles under Section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)                                  amalgamate with another corporation under Sections 175 and 176;

(d)                                 be continued under the laws of another jurisdiction under Section 181; or

Note: On a day to be named by proclamation of the Lieutenant Governor, Subsection 185 (1) of the Act is amended by striking out “or” at the end of clause (d) and by adding the following clauses: (See: 2017, c. 20, Sched. 6, s. 24)

(d.1)                      be continued under the Co-operative Corporations Act under Section 181.1;

(d.2)                      be continued under the Not-for-Profit Corporations Act, 2010 under Section 181.2; or

(e)                                  sell, lease or exchange all or substantially all its property under Subsection 184 (3),a holder of shares of any class or series entitled to vote on the resolution may dissent.

Idem

(2)                                 If a corporation resolves to amend its articles in a manner referred to in Subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under Section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a)                                 clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b)                                 Subsections 170 (5) or (6).

One class of shares

(2.1)                       The right to dissent described in Subsection (2) applies even if there is only one class of shares. 2006, c. 34, Sched. B, s. 35.

Exception

(3)                                 A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this Section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a)                                 amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by Section 277; or

(b)                                 deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

Shareholder’s right to be paid fair value

(4)                                 In addition to any other right the shareholder may have, but subject to Subsection (30), a shareholder who complies with this Section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

No partial dissent

(5)                                 A dissenting shareholder may only claim under this Section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(6)                                 A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in Subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.

Idem

(7)                                 The execution or exercise of a proxy does not constitute a written objection for purposes of Subsection (6).

Notice of adoption of resolution

(8)                                 The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in Subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

Idem

(9)                                 A notice sent under Subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

Demand for payment of fair value

(10)                          A dissenting shareholder entitled to receive notice under Subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a)                                 the shareholder’s name and address;

(b)                                 the number and class of shares in respect of which the shareholder dissents; and

(c)                                  a demand for payment of the fair value of such shares.

Certificates to be sent in

(11)                          Not later than the thirtieth day after the sending of a notice under Subsection (10), a dissenting shareholder shall send the certificates, if any, representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Idem

(12)                          A dissenting shareholder who fails to comply with Subsections (6), (10) and (11) has no right to make a claim under this section.

Endorsement on certificate

(13)                          A corporation or its transfer agent shall endorse on any share certificate received under Subsection (11) a notice that the holder is a dissenting shareholder under this Section and shall return forthwith the share certificates to the dissenting shareholder.

Rights of dissenting shareholder

(14)                          On sending a notice under Subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under Section except where,

(a)                                 the dissenting shareholder withdraws notice before the corporation makes an offer under Subsection (15);

(b)                                 the corporation fails to make an offer in accordance with Subsection (15) and the dissenting shareholder withdraws notice; or

(c)                                  the directors revoke a resolution to amend the articles under Subsection 168(3), terminate an amalgamation agreement under Subsection 176(5) or an application for continuance under Subsection 181 (5), or abandon a sale, lease or exchange under Subsection 184(8), in which case the dissenting shareholder’s rights are reinstated as of the date the dissenting shareholder sent the notice referred to in Subsection (10).

Same

(14.1)                A dissenting shareholder whose rights are reinstated under Subsection (14) is entitled, upon presentation and surrender to the corporation or its transfer agent of any share certificate that has been endorsed in accordance with Subsection (13),

(a)                                 to be issued, without payment of any fee, a new certificate representing the same number, class and series of shares as the certificate so surrendered; or

(b)                                 if a resolution is passed by the directors under Subsection 54(2) with respect to that class and series of shares,

(i)                                     to be issued the same number, class and series of uncertificated shares as represented by the certificate so surrendered, and

(ii)                                  to be sent the notice referred to in Subsection 54(3). 2011, c. 1, Sched. 2, s. 1 (11).

Same

(14.2)                A dissenting shareholder whose rights are reinstated under Subsection (14) and who held uncertificated shares at the time of sending a notice to the corporation under Subsection (10) is entitled,

(a)                                 to be issued the same number, class and series of uncertificated shares as those held by the dissenting shareholder at the time of sending the notice under Subsection (10); and

(b)                                 to be sent the notice referred to in Subsection 54(3). 2011, c. 1, Sched. 2, s. 1 (11).

Offer to pay

(15)                          A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in Subsection (10), send to each dissenting shareholder who has sent such notice,

(a)                                 a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b)                                 if Subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(16)                          Every offer made under Subsection (15) for shares of the same class or series shall be on the same terms.

Idem

(17)                          Subject to Subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under Subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Application to court to fix fair value

(18)                          Where a corporation fails to make an offer under Subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Idem

(19)                          If a corporation fails to apply to the court under Subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

Idem

(20)                          A dissenting shareholder is not required to give security for costs in an application made under Subsections (18) or (19).

Costs

(21)                          If a corporation fails to comply with Subsection (15), then the costs of a shareholder application under Subsection (19) are to be borne by the corporation unless the court otherwise orders.

Notice to shareholders

(22)                          Before making application to the court under Subsection (18) or not later than seven days after receiving notice of an application to the court under Subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a)                                 has sent to the corporation the notice referred to in Subsection (10); and

(b)                                 has not accepted an offer made by the corporation under Subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

Parties joined

(23)                          All dissenting shareholders who satisfy the conditions set out in clauses (22) (a) and (b) shall be deemed to be joined as parties to an application under Subsections (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

Idem

(24)                          Upon an application to the court under Subsections (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

Appraisers

(25)                          The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(26)                          The final order of the court in the proceedings commenced by an application under Subsections (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

Interest

(27)                          The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Where corporation unable to pay

(28)                          Where Subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under Subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(29)                          Where Subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under Subsection (28), may,

(a)                                 withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b)                                 retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Idem

(30)                          A corporation shall not make a payment to a dissenting shareholder under this Section if there are reasonable grounds for believing that,

(a)                                 the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b)                                 the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Court order

(31)                          Upon application by a corporation that proposes to take any of the actions referred to in Subsections (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under Subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission. 1994, c. 27, s. 71 (24).

Commission may appear

(32)                          The Commission may appoint counsel to assist the court upon the hearing of an application under Subsection (31), if the corporation is an offering corporation. 1994, c. 27, s. 71 (24).

SCHEDULE “H”

FAIRNESS OPINION

(see attached)

STRICTLY PRIVATE AND CONFIDENTIAL

July 24, 2020

Fura Gems Inc.

800, 65 Queen Street West

Toronto, Ontario

M5H 2M5

Attention: Special Committee of the Board of Directors of Fura Gems Inc.

Re: Written Fairness Opinion

Eight Capital (“Eight Capital”, “we”, or “us”) understands that Fura Gems Inc. (“Fura” or the “ Company”) intends to enter into an acquisition agreement (the “Acquisitition Agreement”) with Lord of Seven Hills Holdings FZE (“L7H”) and a wholly-owned subsidiary of L7H (“Acquiror”), pursuant to which Acquiror will amalgamate with Fura and each issued and outstanding share of Fura that L7H, the Acquiror or their affiliates or associates it does not own (the “Fura Shares”), will be exchanged for one redeemable preferred share of the amalgamated corporation which will be immediately redeemed (the “Transaction”). As consideration for the redemption of the redeemable preferred shares shareholders will receive C$0.15 cash in exchange for each redeemable preferred share (the “Consideration”).

We understand that the Transaction will be conditional upon the satisfaction of certain customary conditions, including: (i) receipt of stock exchange and all regulatory approvals; (ii) receipt of all required shareholder approvals; (iii) all covenants of Fura and L7H shall have been performed on or before closing the Transaction; (iv) the representations and warranties of Fura and L7H shall be true and correct; and (v) a material adverse effect shall not have occurred with respect to Fura or L7H.

Engagement of Eight Capital

By letter agreement dated June 26, 2020 (the “Engagement Agreement”), the Company retained Eight Capital to, among other things, provide an opinion to the special committee formed by the board of directors of Fura to consider the Transaction (the “Special Committee”) concerning the fairness, from a financial point of view, of the consideration to be paid by L7H pursuant to the Transaction to Fura shareholders (other than L7H) (the “Opinion”). In that regard, Eight Capital provided a verbal fairness opinion to the Special Committee on July 24, 2020 (the “Verbal Opinion”, confirming the fairness, from a financial point of view, of the consideration to be paid by L7H pursuant to the Transaction to Fura shareholders.

Under the terms of the Engagement Agreement, Eight Capital will be paid a fee for rendering this Opinion, no portion of which is conditional upon this Opinion being favourable. Eight Capital is also entitled to reimbursement for reasonable out-of-pocket expenses incurred by Eight Capital in carrying out its obligations under the Engagement Agreement, whether or not the Transaction is completed. Fura has also agreed to indemnify Eight Capital in respect of certain liabilities that might arise out of our engagement.

Pursuant to the terms of the Engagement Agreement, all written and oral opinions, advice, analysis and materials provided by Eight Capital in connection with our engagement thereunder, including the contents of any oral or written presentations, are intended solely for the benefit of Fura and for internal use only in considering the Transaction and no such opinion, advice or material will be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner of for any purpose, without Eight Capital’s prior written consent in each specific instance.

Relationship with Interested Parties

None of Eight Capital’s associates or affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of Fura, L7H or any of their respective associates or affiliates.

As of the date hereof, Eight Capital and its affiliates own or control (i) less than 1.0% of the common shares of Fura; and (ii) less than 1.0% of the common shares of L7H.

Neither Eight Capital nor any of its associates or affiliates have provided any financial advisory services or participated in any financings involving Fura, L7H or any of their respective associates or affiliates within the past twenty-four months.

Eight Capital may, in the future, in the ordinary course of business, perform financial advisory or investment banking services for Fura, L7H or any of their respective associates or affiliates (the “Transaction Parties”). Eight Capital acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may, in the ordinary course of its business, have had and may in the future have positions in the securities of the Transaction parties and, from time to time, may have executed or may execute transactions on behalf of the Transaction parties or clients for which it received or may receive compensation. As an investment dealer, Eight Capital conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Transaction parties or the Transaction. The rendering of this Opinion will not in any way affect Eight Capital’s ability to continue to conduct such activities.

Credentials of Eight Capital

Eight Capital is one of Canada’s leading independent full-service investment dealers with operations in mergers and acquisitions, corporate finance, equity sales and trading and investment research and a member of the Investment Industry Regulatory Organization of Canada and the Canadian Investor Protection Fund. The Opinion expressed herein is the opinion of Eight Capital, the form and content of which have been approved for release by a committee of its executives, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

The assessment of fairness, from a financial point of view, must be determined in the context of the Transaction. In connection with rendering our Opinion, we have reviewed or carried out (as applicable), considered and relied upon, among other things, the following:

a)	Latest Draft Acquisition Agreement (July 20, 2020) (including a draft form of amalgamation agreement attached thereto as a schedule)
b)	Support Agreements dated July 9, 2020
c)

Consolidated annual financial statements and management’s discussion and analysis of Fura for the fiscal year ended December 31, 2019, December 31, 2018 and December 31, 2017 together with the notes thereto and the auditors’ reports thereon;

d)	Consolidated interim financial statements and management’s discussion and analysis of Fura for the three months period ended March 31, 2020, September 30, 2019, June 30, 2019 and March 31, 2019
e)	NI 43-101 technical report on the “Gemstone Potential of the Montepuez-Ancube Districts” with an effective date of February 20, 2020 prepared by Valls Geoconsultants
f)	NI 43-101 technical report on the “Coscuez Emerald Mine” with an effective date of January 23, 2019 prepared by Watts, Griffis and McOuat
g)	Financial model provided by Management dated July 17, 2020
h)

Public filings submitted by Fura to securities commissions or similar regulatory authorities in Canada, which are available on SEDAR, including audited annual financial statements, management information circulars, prospectuses, material change reports, press releases and interim financial statements;

i)

Certain other internal financial, operational, corporate and other information prepared or provided by the management of Fura, including a certificate of the Chief Executive Officer and the Chief Financial Officer of Fura dated the date hereof;

j)

Discussions with senior management of Fura, members of the Special Committee, counsel to the Special Committee, and counsel to Fura with respect to the information referred to herein and other issues considered by Eight Capital to be relevant;

k)

Certain public information relating to the business, financial and operating performance and equity trading history of Fura and other selected public companies, to the extent considered by Eight Capital to be relevant;

l)	Public information with respect to certain change of control transactions considered by Eight Capital to be relevant;
m)	Selected investment research reports published by equity research analysts and industry sources regarding Fura;
n)	Such other economic, financial market, industry and corporate information, investigations and analyses as Eight Capital considered necessary and appropriate in the circumstances.

We have not, to the best of our knowledge, been denied access by Fura to any information which we requested. Eight Capital has assumed the completeness, accuracy and fair representation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, including information relating to Fura and L7H, or provided to us as would be typical for this type of engagement. Eight Capital has not attempted to verify the accuracy or completeness of any such information, data, advice, opinions and representations.

Assumptions and Limitations

We have not been asked to prepare and have not prepared a formal valuation or appraisal of Fura or any of its affiliates or of any of the assets, liabilities or securities of Fura or any of its affiliates, and our Opinion should not be construed as such. In addition, this Opinion is not, and should not be construed as, advice as to the price at which common shares of Fura may trade or be valued at any future date.

With Fura’s approval, we have relied upon and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Fura and its respective affiliates or otherwise obtained pursuant to our engagement and our Opinion is conditional upon such completeness, accuracy and fair presentation. Subject to the exercise of professional judgement and except as expressly described herein, we have not been requested to, or attempted to verify independently the completeness, accuracy or fairness of presentation of any of such information. We have not conducted or provided any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of Fura or any of its affiliates under any provincial or federal laws relating to bankruptcy, insolvency or similar matters. Without limiting the foregoing, we have not separately met with the independent auditor of Fura in connection with preparing our Opinion and with Fura’s permission we have assumed the accuracy and fair presentation, and relied upon, Fura’s audited financial statements and the reports of auditors thereon, and the interim unaudited financial statements of Fura.

With respect to historical financial data, operating and financial forecasts and budgets and other forward-looking information provided to us concerning Fura described under the section “Scope of Review” and relied upon in our analysis, we have assumed that they have been reasonably prepared on a basis reflecting the most reasonable assumptions, estimates and judgments of management of Fura, having regard to its business, plans, financial conditions and future prospects.

In providing our Opinion, we have also assumed that: (i) Each of Fura and L7H will comply in all material respects with the terms of the Acquisition Agreement; (ii) any governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be waived or satisfied without any adverse effect on Fura, L7H or the Transaction; and (iii) the Transaction will be completed substantially in accordance with its terms as set forth in the Acquisition Agreement and without any adverse waiver or amendment of any material term or condition thereof and all applicable laws.

Except as expressly noted above and under the section “Scope of Review”, we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Fura and its affiliates.

Fura has represented to us, in a certificate of the Chief Executive Officer and the Chief Financial Officer of Fura dated the date hereof, among other things, that the information (financial or otherwise), data, documents and other materials of whatsoever nature or kind provided to us by or on behalf of Fura regarding Fura and its subsidiaries and their respective assets, including, without limitation, the written information and discussions concerning Fura referred to above under the section “Scope of Review” (collectively, the “Information”), are true, complete and correct at the date the Information was provided to us and that, since the date on which the Information was provided to us, there has been no material change, financial or otherwise.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of Eight Capital’s opinion for Fura’s purposes.

In rendering our Opinion, Eight Capital expresses no view as to the likelihood that the conditions to the Transaction will be satisfied or waived.

Our Opinion is limited to the fairness, as of the date hereof, of the Consideration, from a financial point of view, to the shareholders of Fura assuming such consideration was paid on the date hereof, and we express no opinion as to any decision which Fura, the Board or the Special Committee may make regarding the Transaction.

Our Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Fura, as they are reflected in the Information or otherwise obtained by us from public sources including the materials noted above under the section “Scope of Review”, and as they were represented to us in our discussions with management of Fura and its affiliates and advisors.

Our Opinion has been provided to the Special Committee of the Board of Directors for its exclusive use only in considering the Transaction and may not be relied upon by any other person, used for any other purpose or published or disclosed to any other person without the prior written consent of Eight Capital. Under the terms of its engagement, Eight Capital has consented to the inclusion of the text and description of the Opinion in any management proxy circular or other disclosure document (each a “Disclosure Document”) that is required to be filed with any of the provincial securities commissions and required to be mailed to Fura shareholders in connection with the Transaction provided that such Disclosure Document is provided to Eight Capital and the disclosure therein relating to Eight Capital and the Opinion is approved by us. Our Opinion is not intended to be and does not constitute a recommendation to the Special Committee or to any Fura shareholder, security holder or creditor. Our Opinion does not address the relative merits of the Transaction compared to any other business strategies or transactions that might be available to Fura.

Eight Capital believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying our Opinion. The preparation of a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry this out could lead to undue emphasis on any particular factor or analysis.

Our Opinion is given as of the date hereof and we disclaim any undertaking or obligation to advise any person of any change in any matter or fact affecting our Opinion that may come or be brought to our attention after the date hereof. Our Opinion is conditional on all of the above-noted assumptions being correct. Without limiting the foregoing, in the event there is any material change in any fact or matter affecting our Opinion after the date hereof, we reserve the right to change or withdraw our Opinion.

Approach to Fairness

In considering the fairness of the consideration to be paid pursuant to the Transaction, from a financial point of view, to the Fura shareholders, Eight Capital principally considered and relied upon the following approaches: (i) a net asset value (“NAV”) analysis of Fura; (ii) a comparison of selected financial multiples of comparable trading public companies and the implied value for Fura; and (iii) an analysis of historical trading.

Opinion

Based upon and subject to the foregoing, and such other matters as we consider relevant, Eight Capital is of the opinion that, as of the date hereof, the Consideration to be paid pursuant to the Transaction is fair, from a financial point of view, to Fura shareholders (other than L7H, Acquiror and their affiliates or associates).

Yours very truly,

(signed) “Eight Capital”

If you have any questions or require any

assistance in executing your proxy,

please contact D.F. King Canada at:

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